    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              ABBOTT LABORATORIES

             (Exact name of Registrant as specified in its charter)

           ILLINOIS                          2834                  36-0698440
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                              ABBOTT LABORATORIES
                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-6400
                                 (847) 937-6100

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                JOSE M. DE LASA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-6400
                                 (847) 937-6100

           (Name, address, including, zip code and telephone number, including area code, of agent for service)

                           --------------------------

                                    Copy to:

                CHARLES W. MULANEY, JR.                                   CHRISTOPHER D. MITCHELL
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)                   WILSON SONSINI GOODRICH & ROSATI
                 333 WEST WACKER DRIVE                                       650 PAGE MILL ROAD
                       SUITE 2300                                       PALO ALTO, CALIFORNIA 94304
                CHICAGO, ILLINOIS 60606                                        (650) 493-9300
                     (312) 407-0700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
    SECURITIES TO BE REGISTERED(1)          REGISTERED           SHARE(2)            PRICE(2)             FEE(3)
Common Shares, without par value......  17,889,168 Shares        $41.825           $747,990,837          $207,942

(1) This Registration Statement relates to the common shares of Abbott Laboratories to be issued in exchange for the outstanding shares of common stock and options of Perclose, Inc. pursuant to the merger described in the proxy statement/prospectus included herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of the Abbott common shares to be received in the exchange using the average of the low and high sales prices of Abbott common shares as reported on the New York Stock Exchange Composite Tape on August 19, 1999.

(3) Pursuant to Rule 457(b), $135,254.37 of the registration fee that was previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on August 6, 1999 has been credited against the registration fee payable in connection with this filing. An additional fee of $72,687.63 is payable in connection with this filing.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 PERCLOSE, INC.
                                PROXY STATEMENT
                            ------------------------

                              ABBOTT LABORATORIES
                                   PROSPECTUS
                    UP TO 17,889,168 SHARES OF COMMON STOCK

Dear Perclose Stockholder:

    You are cordially invited to attend our special meeting of stockholders on October 8, 1999. At the special meeting, we will ask you to vote on the merger of a wholly-owned subsidiary of Abbott Laboratories, with and into Perclose. As a result of the merger, Perclose will become a wholly-owned subsidiary of Abbott.

    In the merger, for each share of Perclose common stock you own, you will be entitled to receive a number of shares of Abbott common stock determined by dividing (1) $54.00 by (2) the average closing price per share of Abbott common stock for the twenty full trading days preceding the date of the last full trading day before the special meeting of stockholders; provided that in no event will Abbott issue less than 1.10 shares or more than 1.35 shares of Abbott common stock for each share of Perclose common stock. Abbott common stock is listed on the New York Stock Exchange under the trading symbol "ABT," and on August 24, 1999, Abbott common stock closed at $44 3/16 per share. You will receive cash for any fractional shares of Abbott common stock which you would otherwise receive in the merger.

    We cannot complete the merger unless the holders of a majority of the outstanding shares of Perclose common stock vote to adopt the merger agreement. Only stockholders who hold shares of Perclose common stock at the close of business on August 16, 1999 will be entitled to vote at the special meeting.

    YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" COMMENCING ON PAGE 13 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

    AFTER CAREFUL CONSIDERATION, PERCLOSE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    Thank you for your support.

Sincerely,

               [SIG]                           [SIG]

John B. Simpson, M.D.                          Henry A. Plain, Jr.
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              YOUR VOTE IS IMPORTANT.
          PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE ABBOTT COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The proxy statement/prospectus is dated [ - ], 1999 and is first being mailed to stockholders on or about [ - ], 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Abbott and Perclose from documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Abbott Laboratories                  Perclose, Inc.
100 Abbott Park Road                 400 Saginaw Drive
Abbott Park, Illinois 60064-6400     Redwood City, California 94063
Attention: Shareholder Services      Attention: Investor Relations
Telephone: (847) 937-6100            Telephone: (650) 473-3100

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 30, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF THE PERCLOSE STOCKHOLDERS.

                See "Where You Can Find More Information" (page 54).

                                 PERCLOSE, INC.
                               400 SAGINAW DRIVE
                         REDWOOD CITY, CALIFORNIA 94063

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 8, 1999

                             ---------------------

To the Stockholders of Perclose, Inc.:

    We will hold a special meeting of the stockholders of Perclose, Inc. on Friday, October 8, 1999, at 8:00 a.m., local time, at our executive offices, 400 Saginaw Drive, Redwood City, California 94063, for the following purpose:

        To consider and vote upon a proposal to adopt the merger agreement among Abbott Laboratories, AL Acquisition Corp., a wholly-owned subsidiary of Abbott, and Perclose. Under the merger agreement, Perclose will become a wholly-owned subsidiary of Abbott, and each outstanding share of Perclose common stock will be converted into the right to receive shares of Abbott common stock on the terms more fully described in this proxy statement/prospectus.

    We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it.

    Only holders of record of shares of Perclose common stock at the close of business on August 16, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

    We cannot complete the merger unless the holders of a majority of the outstanding shares of Perclose common stock vote to adopt the merger agreement. Holders of Perclose common stock have no appraisal rights under Delaware law in connection with the merger.

    FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX 1.

    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you do not vote by proxy or in person at the special meeting, it will have the same effect as a vote against the merger agreement.

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                          By Order of the Board of Directors,

                                          J. Casey McGlynn
                                          SECRETARY

Redwood City, California

[  -  ], 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................         iii
  Summary..................................................................................................           1
  General..................................................................................................           1
  The Special Meeting......................................................................................           2
  The Merger...............................................................................................           3
  The Companies............................................................................................           6
  Selected Historical Financial Information of Abbott......................................................           9
  Selected Historical Financial Information of Perclose....................................................          10
  Pro Forma Financial Information of Abbott................................................................          11
RISK FACTORS RELATING TO THE MERGER........................................................................          13
  You May Receive Shares of Abbott Common Stock Having a Value of Less than $54.00 Per Share...............          13
  Conflicts of Interest of Perclose's Directors and Officers...............................................          13
  The Price of Abbott Common Stock May Be Affected by Factors Different From Those Affecting the Price of
    Perclose Common Stock..................................................................................          14
  Failure to Qualify for Pooling of Interests Accounting Treatment May Impact Reported Operating Results...          14
THE SPECIAL MEETING........................................................................................          14
  Date; Time and Place.....................................................................................          14
  Purpose of Special Meeting...............................................................................          14
  Record Date; Stock Entitled to Vote; Quorum..............................................................          14
  Vote Required............................................................................................          15
  Voting by Perclose Directors and Executive Officers......................................................          15
  Voting of Proxies........................................................................................          15
  Revocability of Proxies..................................................................................          15
  Solicitation of Proxies..................................................................................          16
THE MERGER.................................................................................................          17
  Background to the Merger.................................................................................          17
  Reasons for the Merger and Board of Directors' Recommendation............................................          19
  Opinion of U.S. Bancorp Piper Jaffray Inc................................................................          20
  Interests of Perclose Directors and Management in the Merger.............................................          26
  Expected Accounting Treatment............................................................................          27
  Form of the Merger.......................................................................................          27
  Merger Consideration.....................................................................................          28
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.........................          28
  Effective Time of the Merger.............................................................................          29
  Stock Exchange Listing of Abbott Common Stock............................................................          29
  Delisting and Deregistration of Perclose Common Stock....................................................          29
  Material United States Federal Income Tax Consequences of the Merger.....................................          29
  Regulatory Matters.......................................................................................          31
  Resale of Abbott Common Stock............................................................................          31
  Appraisal Rights.........................................................................................          32
  Effect on Awards Outstanding under Perclose Stock Plans..................................................          32
THE COMPANIES..............................................................................................          33
  Perclose, Inc............................................................................................          33
  Abbott Laboratories......................................................................................          33
THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT............................          34
  The Merger Agreement.....................................................................................          34

                                                                                                                PAGE
                                                                                                                -----
  The Stock Option Agreement...............................................................................          40
  The Stockholders Agreement...............................................................................          40
COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................          41
COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF ABBOTT AND COMMON STOCKHOLDERS OF PERCLOSE..................          41
  Capitalization...........................................................................................          42
  Voting Rights............................................................................................          42
  Board of Directors.......................................................................................          42
  Number, Election, Vacancy and Removal of Directors.......................................................          42
  Amendments to Certificates of Incorporation..............................................................          43
  Amendments to Bylaws.....................................................................................          44
  Stockholder Action.......................................................................................          44
  Special Stockholder Meetings.............................................................................          44
  Advance Notice Provisions for Stockholder Proposals Other Than Election of Directors.....................          45
  Advance Notice Provisions for Stockholder Nominations of Directors.......................................          45
  Limitation of Personal Liability of Directors............................................................          47
  Indemnification of Directors and Officers................................................................          47
  Dividends................................................................................................          48
  Business Combinations....................................................................................          48
  Merger or Sale of Assets.................................................................................          49
  Dissenters or Appraisal Rights...........................................................................          49
  Rights Plan..............................................................................................          50
OWNERSHIP OF PERCLOSE COMMON STOCK.........................................................................          52
LEGAL MATTERS..............................................................................................          54
EXPERTS....................................................................................................          54
STOCKHOLDER PROPOSALS......................................................................................          54
WHERE YOU CAN FIND MORE INFORMATION........................................................................          54
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................................................          56

Annexes
    Annex 1 Agreement and Plan of Merger
    Annex 2 Stock Option Agreement
    Annex 3 Stockholders Agreement
    Annex 4 Opinion of U.S. Bancorp Piper Jaffray Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE ABBOTT AND PERCLOSE PROPOSING TO MERGE?

A: This is a unique opportunity for Perclose to join Abbott, one of the world's leading health care companies, and for Perclose stockholders to become Abbott shareholders. We anticipate that the merger will create significant growth and business expansion opportunities for Perclose which are greater than those that would be available to Perclose as an independent company.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. If you abstain from voting or do not vote, it will have the same effect as a vote against adoption of the merger agreement. The special meeting will take place on October 8, 1999. You may attend the special meeting and vote your shares in person. Even if you plan to attend the special meeting, we recommend that you complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Vice President of Finance and Administration and Chief Financial Officer of Perclose at the address set forth below. Third, you can attend the special meeting and vote in person. If you hold your shares through a broker or bank, you should follow the instructions provided by that firm to revoke your proxy.

Q: IF MY PERCLOSE SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your Perclose shares on your behalf unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you want to revoke your proxy or you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                                 Kenneth Ludlum
                   Vice President and Chief Financial Officer
                                 Perclose, Inc.
                               400 Saginaw Drive
                         Redwood City, California 94063
                           Telephone: (650) 473-3100

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 54. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                                    GENERAL

WHAT PERCLOSE STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 28)

    In the merger, holders of Perclose common stock will receive between 1.10 and 1.35 shares of Abbott common stock for each share of Perclose common stock. The exact number will be determined by dividing (1) $54.00 by (2) the average closing price per share of Abbott common stock on the New York Stock Exchange for the twenty full trading days preceding the date of the last full trading day before the special meeting. If, however, the average closing price per share of Abbott common stock is greater than $49.00, then the exchange ratio remains fixed at 1.10 and the value of the shares of Abbott common stock you receive may exceed $54.00 per share of Perclose common stock. If the average closing price per share of Abbott common stock is less than $40.00, then the exchange ratio remains fixed at 1.35 and the value of the shares of Abbott common stock you receive may be less than $54.00 per share of Perclose common stock. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

    The exchange ratio will be determined before the date of the special meeting to approve the merger.

BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (page 20)

    The Perclose board of directors believes that the terms of the merger agreement and the merger are fair to and in the best interests of Perclose and its stockholders and unanimously recommends that the stockholders vote "FOR" the adoption of the merger agreement.

    To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 13 and 17.

OPINION OF FINANCIAL ADVISOR (page 20)

    Perclose's financial advisor, U.S. Bancorp Piper Jaffray Inc., has given a written opinion, dated July 8, 1999, to the Perclose board as to the fairness, from a financial point of view, of the consideration to be received by the holders of Perclose common stock, other than Abbott and its affiliates, in the merger. The full text of this opinion is attached to this document as Annex 4. You should read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray in providing its opinion. THE OPINION OF U.S. BANCORP PIPER JAFFRAY IS DIRECTED TO THE PERCLOSE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

INTERESTS OF PERCLOSE DIRECTORS AND MANAGEMENT IN THE MERGER (page 26)

    In considering the recommendation of the board of directors of Perclose with respect to the merger, Perclose stockholders should be aware of, and should carefully consider that, the Perclose board of directors and certain members of Perclose's management may have interests in the merger that are in addition to their interests as stockholders of Perclose generally and which may create potential conflicts of interest. The following summarizes potential conflicts of interest with respect to the merger:

    - Kenneth Ludlum, Perclose's Vice President of Finance and Administration and Chief Financial Officer, has an employment agreement with Perclose that provides that all of Mr. Ludlum's unvested options will become fully vested upon the closing of the merger. In addition, if Mr. Ludlum's employment is terminated within 12 months of the closing of the merger, he will be entitled to receive 12 months severance pay if his termination is involuntary and six months severance pay if his termination is voluntary;

    - As of August 16, 1999, directors and executive officers of Perclose owned
      (1) 2,161,013 shares of Perclose common stock and (2) unexercised options to purchase 787,830 shares of Perclose common stock. For a description of how stock options will be treated in the merger, see "The Merger--Effect on Awards Outstanding under Perclose Stock Plans;" and

    - Abbott has agreed to fulfill and honor in all respects the obligations of Perclose pursuant to indemnification agreements currently in effect between Perclose and its directors and executive officers.

    The board of directors of Perclose was aware of these interests and considered them, among other matters, in approving the merger.

APPRAISAL RIGHTS (page 32)

    Perclose stockholders have no appraisal rights in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (page 29)

    The merger is intended to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that Perclose receive an opinion from Wilson Sonsini Goodrich & Rosati and that Abbott receive an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois), in each case stating that the merger will qualify for United States federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a tax-free reorganization within the meaning of the Internal Revenue Code, holders of Perclose common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Perclose common stock for Abbott common stock in the merger, except for cash received instead of fractional shares of Abbott common stock. The tax basis of the shares of Abbott common stock you receive generally will be equal to the tax basis of the Perclose common stock you surrender, and the holding period of your shares of Abbott common stock generally will include the holding period of the Perclose common stock.

    TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                         THE SPECIAL MEETING (page 14)

    The special meeting of Perclose stockholders will be held at our executive offices, 400 Saginaw Drive, Redwood City, California 94063, at 8:00 a.m., local time, on October 8, 1999. At the special meeting, stockholders will be asked to consider and vote upon: (1) the adoption of the merger agreement; and (2) such other business as may properly come before the special meeting or the adjournment or postponement thereof.

RECORD DATE; VOTING POWER

    Perclose stockholders are entitled to vote at the special meeting if they owned shares of Perclose common stock as of the close of business on August 16, 1999, the record date.

    On the record date, there were 11,197,814 shares of Perclose common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Perclose common stock that they owned on the record date.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Perclose common stock outstanding on the record date is required to adopt the merger agreement. If a Perclose stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against adoption of the merger agreement.

VOTING BY PERCLOSE DIRECTORS AND EXECUTIVE OFFICERS

    On the record date, directors and executive officers of Perclose and their affiliates owned and were entitled to vote 2,161,013 shares of Perclose common stock, or approximately 19.3% of the shares of Perclose common stock outstanding on the record date. Pursuant to the stockholders agreement, the directors and executive officers of Perclose have agreed to vote the Perclose common stock owned by them "FOR" adoption of the merger agreement.

                              THE MERGER (page 17)

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX 1 TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER. THE FOLLOWING SUMMARIZES SOME OF THE MATERIAL TERMS OF THE MERGER AGREEMENT.

CONDITIONS TO THE MERGER (page 34)

    Abbott and Perclose will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

    - the adoption of the merger agreement by the holders of a majority of all outstanding shares of Perclose common stock;

    - approval of the shares of Abbott common stock issuable to Perclose stockholders for listing on the New York Stock Exchange;

    - the representations and warranties of each of Abbott and Perclose must be true and correct in all material respects and each must satisfy its respective covenants contained in the merger agreement in all material respects;

    - the expiration or termination of the waiting period required under the Hart-Scott-Rodino Act;

    - the expiration of any applicable period for action under the German antitrust laws;

    - the absence of any legal restraints or prohibitions which prevent the completion of the merger;

    - the absence of any governmental litigation;

    - Abbott must receive a signed letter from each director and executive officer of Perclose agreeing to certain transfer restrictions on the transfer or sale of the shares of Abbott common stock he or she will receive as a result of the merger;

    - the absence of any material adverse change in the other party from July 8, 1999, until the date on which the merger is to be completed or, if one has occurred, it has been cured;

    - Abbott and Perclose each must receive letters, respectively, from Arthur Andersen LLP and Ernst & Young LLP regarding those firms' concurrence with Abbott management's and Perclose management's conclusions, respectively, that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement; and

    - Skadden, Arps, Slate, Meagher & Flom (Illinois) must deliver an opinion to Abbott, and Wilson Sonsini Goodrich & Rosati must deliver an opinion to Perclose, in each case stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

TERMINATION OF THE MERGER AGREEMENT (page 37)

    Abbott and Perclose may jointly agree to terminate the merger agreement at any time without completing the merger.

    Either Abbott or Perclose may terminate the merger agreement if:

    - Abbott and Perclose do not complete the merger by December 31, 1999;

    - the Perclose stockholders do not approve the merger;

    - a governmental authority or other legal action permanently prohibits the completion of the merger;

    - the Perclose board of directors receives an unsolicited proposal by a third party to acquire Perclose on terms determined by the Perclose board of directors to be more favorable to its stockholders than the terms of the merger with Abbott, and the board in good faith determines, after consultation with its legal advisors, that failure to accept that superior proposal would create a substantial risk of liability for breach of its fiduciary duties to its stockholders, and Perclose (1) notifies Abbott of such proposal and (2) pays the termination fee described below; or

    - the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 45 days of receipt of written notice.

    Abbott can terminate the merger agreement if:

    - the Perclose board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reconfirm its recommendation upon request by Abbott; or

    - Perclose breaches the stock option agreement in any material respect.

TERMINATION FEES (page 37)

    Perclose must pay Abbott a termination fee of $20 million in connection with the merger if:

    - (1) Perclose receives a takeover proposal or a takeover proposal otherwise is publicly announced and the Perclose stockholders fail to approve the merger agreement or (2) the Perclose board of directors withdraws or adversely modifies its recommendation;

    - Perclose terminates the merger agreement because a superior proposal has been received and entered into, and (1) Perclose has provided notice of that proposal to Abbott and (2) the Perclose board of directors has determined that failure to accept that superior proposal would create a substantial risk of liability for breach of its fiduciary duty to its stockholders;

    - Perclose intentionally or in bad faith materially breaches any of its covenants or agreements;

    - Perclose refuses to permit Abbott to exercise the option provided for in the stock option agreement; or

    - Perclose is acquired by another entity or enters into an acquisition agreement with another entity within twelve months of a termination of the merger agreement for any other reason, except a willful and material breach by Abbott of the merger agreement.

STOCK OPTION AGREEMENT (page 40)

    Perclose entered into a stock option agreement with Abbott which grants Abbott the option to buy up to 2,223,818 shares of Perclose common stock, representing approximately 19.9% of the shares of Perclose common stock outstanding on July 8, 1999, or approximately 16.6% after issuance of the shares of Perclose common stock subject to the option. The exercise price of the option is $54.00 per share. The option may discourage third parties who are interested in acquiring a significant stake in Perclose and is intended by Abbott to increase the likelihood that the merger will be completed.

    The option is not currently exercisable, and Abbott may only exercise the option if the merger agreement is terminated in circumstances similar to those upon which the termination fee is payable. If the merger agreement is terminated under circumstances upon which the termination fee is not payable, the option will terminate and may not be exercised by Abbott.

    The stock option agreement is attached as Annex 2 to this proxy statement/prospectus. We encourage you to read the stock option agreement in its entirety.

STOCKHOLDERS AGREEMENT (page 40)

    As a condition to entering into the merger agreement, Abbott required all of the executive officers and directors of Perclose to enter into a stockholders agreement pursuant to which they agreed to vote all of their Perclose shares "FOR" adoption of the merger agreement. The Perclose stockholders who entered into the stockholders agreement collectively held approximately 19.3% of the outstanding Perclose common stock as of the record date.

    The stockholders agreement is attached as Annex 3 to this proxy statement/prospectus. We encourage you to read the stockholders agreement in its entirety.

REGULATORY MATTERS (page 31)

    United States antitrust laws prohibit Abbott and Perclose from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Abbott and Perclose each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on July 26, 1999. The Federal Trade Commission granted Abbott and Perclose early termination of the waiting period on August 16, 1999.

    The German Act Against Restraints of Competition prohibits Abbott and Perclose from completing the merger until the Federal Cartel Office has been notified of the transaction and the Cartel Office has cleared the transaction. Abbott and Perclose jointly filed the notification with the Cartel Office on August 6, 1999.

EXPECTED ACCOUNTING TREATMENT (page 27)

    Abbott and Perclose expect the merger to qualify as a pooling of interests, which means that Abbott and Perclose will be treated as if they had always been combined for accounting and financial reporting purposes.

EXPENSES (page 38)

    Abbott and Perclose will share equally
the costs of printing and mailing this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part. Except for those printing and mailing costs, Abbott and Perclose will each pay its own expenses in connection with the merger.

                            THE COMPANIES (page 33)

PERCLOSE, INC.
400 Saginaw Drive
Redwood City, California 94063
(650) 473-3100

    Perclose, founded in 1992, designs, manufactures and markets less invasive medical devices that automate the surgical closure or connection of blood vessels. The Company's first product family, the Prostar-Registered Trademark- and Techstar-Registered Trademark- products, which are marketed in major countries worldwide, surgically close the arterial access site in the femoral artery after catheterizaton procedures such as angioplasty, stenting, atherectomy and diagnostic angiography. A second group of products, The Heartflo-TM- System, is under development and is designed to automate the surgical connection of blood vessels in conventional and minimally invasive coronary artery bypass surgery.

ABBOTT LABORATORIES
100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(847) 937-6100

    Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    On June 21, 1999, Abbott announced that it had signed a definitive agreement to acquire ALZA Corporation.

    AL Acquisition Corp. is a newly incorporated Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of AL Acquisition Corp. is owned directly by Abbott.

MARKET PRICE AND DIVIDEND INFORMATION (page 41)

    Shares of Abbott common stock are listed on the New York Stock Exchange. Shares of Perclose common stock are listed on The Nasdaq National Market. The following table presents:

    - the last reported sale price of one share of Abbott common stock; and

    - the last reported sale price of one share of Perclose common stock;

and, in each case, as if the merger had been completed on July 7, 1999, the last full trading day before the public announcement of the merger, and on August 24, 1999, the last day for which that information could be calculated prior to the date of this proxy statement/prospectus.

                              ABBOTT         PERCLOSE
DATE                       COMMON STOCK    COMMON STOCK
-------------------------  -------------   -------------
July 7, 1999.............      $43 9/16        $48
August 24, 1999..........      $44 3/16        $51 5/16

    If the merger had closed on July 7, 1999, you would have received shares of Abbott common stock having a value of $54.00 for each share of Perclose common stock you own.

COMPARATIVE PER SHARE INFORMATION

    We have summarized below the following per share information:

    - for Abbott on an historical consolidated basis;

    - for Abbott and Perclose on a pro forma basis (excluding Abbott's proposed merger with ALZA Corporation);

    - for Abbott, Perclose and ALZA on a pro forma basis; and

    - for Perclose on an historical and pro forma equivalent basis.

If consummated, the ALZA merger is expected to be accounted for as a pooling of interests. Abbott's fiscal year ends on December 31, and Perclose's fiscal year ends on the last Friday in March. For ease of presentation, Perclose's fiscal year end information is shown as ending on March 31 of each year. The historical and unaudited pro forma financial information for the periods presented include Perclose's financial information conformed to Abbott's fiscal years.

    The unaudited "pro forma," the unaudited "pro forma equivalent--Perclose" and the unaudited "pro forma equivalent--Perclose and ALZA" information assumes that the merger of Perclose and Abbott and the merger of Abbott and ALZA were each accounted for as pooling of interests and had each occurred at the beginning of the earliest period presented.

    The unaudited "pro forma equivalent--Perclose" and the unaudited "pro forma--Perclose and ALZA" information was calculated by multiplying the corresponding pro forma combined information by the exchange ratio of 1.2857. The actual exchange ratio will range between 1.10 and 1.35. For more information regarding the determination of the actual exchange ratio, see "The Merger--Merger Consideration" on page 28. This information shows how each share of Perclose common stock would have participated in net earnings, cash dividends and book value of Abbott if the merger had been completed at the beginning of the earliest period presented. These amounts do not, however, necessarily reflect future per share levels of net earnings, cash dividends or book value of Abbott. The following unaudited comparative and unaudited pro forma per share data is derived from the consolidated financial statements of Abbott, the consolidated historical financial statements of Perclose and the unaudited pro forma financial statements of Abbott, Perclose and ALZA.

    STOCKHOLDERS SHOULD READ THE INFORMATION IN THIS SECTION ALONG WITH ABBOTT'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND PERCLOSE'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE DOCUMENTS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 54.

                                                                     SIX MONTHS         YEAR ENDED DECEMBER 31,
                                                                       ENDED        -------------------------------
                                                                   JUNE 30, 1999    1998      1997          1996
                                                                   --------------   -----  ----------     ---------
ABBOTT:
  Income per share from continuing operations:
    Basic:
      Historical.................................................      $0.86        $1.53  $     1.36       $  1.20
      Pro forma for Perclose.....................................       0.86         1.52        1.34          1.19
      Pro forma for Perclose and ALZA............................       0.82(1)      1.47        1.08(2)       1.16
    Diluted:
      Historical.................................................       0.85         1.51        1.34          1.19
      Pro forma for Perclose.....................................       0.84         1.50        1.32          1.18
      Pro forma for Perclose and ALZA............................       0.80(1)      1.44        1.06(2)       1.14
    Book value per share:
      Historical.................................................       4.23         3.77        3.27          3.11
      Pro forma for Perclose.....................................       4.23         3.76        3.27          3.11
      Pro forma for Perclose and ALZA............................       4.28         3.81        3.26          3.29
    Cash dividends declared per share:
      Historical.................................................       0.34         0.60        0.54          0.48
      Pro forma for Perclose.....................................       0.34         0.60        0.54          0.48
      Pro forma for Perclose and ALZA............................       0.34         0.60        0.54          0.48
PERCLOSE:
  Income (loss) per share from continuing operations:
    Basic:
      Historical.................................................      $0.52        $0.10  $    (1.59)      $ (0.86)
      Pro forma equivalent.......................................       1.10         1.95        1.72          1.53
      Pro forma equivalent and ALZA..............................       1.05(1)      1.90        1.39(2)       1.49
    Diluted:
      Historical.................................................       0.47         0.10       (1.59)        (0.86)
      Pro forma equivalent.......................................       1.09         1.92        1.70          1.51
      Pro forma equivalent and ALZA..............................       1.03(1)      1.86        1.36(2)       1.46
    Book value per share:
      Historical.................................................       4.42         3.69        3.53          3.38
      Pro forma equivalent.......................................       5.43         4.84        4.20          4.00
      Pro forma equivalent and ALZA..............................       5.50         4.90        4.19          4.23
    Cash dividends declared per share:
      Historical.................................................         --           --          --            --
      Pro forma equivalent.......................................       0.44         0.77        0.69          0.62
      Pro forma equivalent and ALZA..............................       0.44         0.77        0.69          0.62

------------------------

(1) Includes a charge of $32.6 million related to ALZA's acquisition of SEQUUS Pharmaceuticals, Inc., less a tax benefit of $7.8 million. Before such charge, basic and diluted pro forma income per Abbott share from continuing operations would have been $0.83 and $0.81.

(2) Reflects a total of $368.7 million (or $0.22 per pro forma Abbott share, diluted) of charges, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation Class A common stock, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to a work force reduction, less a tax benefit of $8.1 million. Before such charges, pro forma diluted income per Abbott share from continuing operations would have been $1.28.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ABBOTT

    Abbott is providing the following information to aid you in your analysis of the financial aspects of the merger. Abbott derived this information from audited financial statements for 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1998 and 1999. In the opinion of Abbott, the unaudited financial statements for the six months ended June 30, 1998 and 1999 reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year.

    THIS INFORMATION IS ONLY A SUMMARY, AND YOU SHOULD READ IT IN CONJUNCTION WITH ABBOTT'S HISTORICAL FINANCIAL STATEMENTS AND RELATED NOTES AND THE SECTION TITLED "FINANCIAL REVIEW" CONTAINED IN ABBOTT'S ANNUAL REPORTS, QUARTERLY REPORTS AND OTHER INFORMATION ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 54.

                                                                      ABBOTT
                                  -------------------------------------------------------------------------------
                                       SIX MONTHS
                                         ENDED
                                        JUNE 30,                         YEAR ENDED DECEMBER 31,
                                  --------------------  ---------------------------------------------------------
                                    1999       1998        1998        1997        1996        1995       1994
                                  ---------  ---------  ----------  ----------  ----------  ----------  ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Net sales.......................  $ 6,542.2  $ 6,111.7  $ 12,477.8  $ 11,883.5  $ 11,013.5  $ 10,012.2  $ 9,156.0
Net earnings....................    1,309.2    1,175.2     2,333.2     2,094.5     1,882.0     1,688.7    1,516.7
Earnings per share--diluted.....       0.85       0.76        1.51        1.34        1.19        1.05       0.92
Weighted average shares and
  assumed conversions--
  diluted.......................    1,541.8    1,547.6     1,545.7     1,561.5     1,580.6     1,607.3    1,639.8

                                                                               DECEMBER 31,
                                              JUNE 30,   --------------------------------------------------------
                                                1999        1998        1997        1996       1995       1994
                                             ----------  ----------  ----------  ----------  ---------  ---------
                                                                        (IN MILLIONS)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Working capital............................  $  1,376.8  $    591.0  $      3.7  $    137.2  $   436.4  $   400.5
Total assets...............................    13,145.1    13,216.2    12,061.1    11,125.6    9,412.6    8,523.7
Total long-term debt.......................     1,337.6     1,339.7       938.0       932.9      435.2      287.1
Total shareholders' investment.............     6,439.3     5,713.7     4,998.7     4,820.2    4,396.8    4,049.4

SELECTED HISTORICAL FINANCIAL INFORMATION OF PERCLOSE

    Perclose is providing the following information to aid you in your analysis of the financial aspects of the merger. Perclose derived this information from audited financial statements for each of the five fiscal years in the period ended March 31, 1999 and from unaudited financial statements for the three months ended June 30, 1998 and 1999. In the opinion of Perclose, the unaudited financial statements for the three months ended June 30, 1998 and 1999 reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the three months ended June 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year.

    THIS INFORMATION IS ONLY A SUMMARY, AND YOU SHOULD READ IT IN CONJUNCTION WITH PERCLOSE'S HISTORICAL FINANCIAL STATEMENTS (AND RELATED NOTES) AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINED IN PERCLOSE'S ANNUAL REPORTS, QUARTERLY REPORTS AND OTHER INFORMATION ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 54.

                                                                                   PERCLOSE
                                               ---------------------------------------------------------------------------------
                                               THREE MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED MARCH 31,
                                               -------------------   -----------------------------------------------------------
                                                 1999       1998       1999       1998        1997        1996          1995
                                               --------   --------   --------   ---------   ---------   ---------   ------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales....................................    $ 16.0     $  8.4     $ 43.3     $  10.6     $   4.5     $   2.5     $  0.2
Net earnings (loss)..........................       2.9        0.3        5.5       (13.8)       (9.7)       (8.1)      (7.0)
Earnings (loss) per share--diluted...........      0.24       0.02       0.47       (1.38)      (1.02)      (1.76)     (1.56)(1)
Weighted average shares and assumed
  conversions--diluted.......................      12.3       11.4       11.7        10.0         9.5         4.6        4.5(1)

                                                                                                  MARCH 31,
                                                                JUNE 30,    -----------------------------------------------------
                                                                  1999        1999       1998       1997       1996       1995
                                                               -----------  ---------  ---------  ---------  ---------  ---------
                                                                                         (IN MILLIONS)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................................   $    40.6   $    36.5  $    33.8  $    27.3  $    37.7  $     8.0
Total assets.................................................        54.4        49.6       40.5       32.5       40.9       10.9
Total long-term debt.........................................          --          --         --        0.2        0.5        0.6
Total shareholders' investment...............................        49.4        44.9       36.9       29.4       38.5        9.0

------------------------

(1) Pro forma loss per share is presented for 1995, reflecting the assumed conversion of convertible preferred stock that automatically converted into common stock in Perclose's initial public offering.

PRO FORMA FINANCIAL INFORMATION OF ABBOTT

    The following describes the pro forma effect of the Perclose merger and the combined effect of the Perclose merger and ALZA merger on (1) Abbott's unaudited income statements for the six months ended June 30, 1998 and 1999 and the audited income statements for the years ended December 31, 1996, 1997 and 1998 and (2) its unaudited balance sheet as of June 30, 1999 and the audited balance sheets as of December 31, 1996, 1997 and 1998, based on the historical consolidated financial statements of Abbott and the unaudited pro forma financial information for the periods presented, including Perclose's financial information conformed to Abbott's fiscal year end.

    The pro forma financial information and the accompanying notes should be read in conjunction with the historical financial information and related notes of Abbott and Perclose, incorporated by reference in this proxy statement/prospectus.

    The pro forma consolidated financial information is provided for informational purposes only and does not purport to represent what Abbott's financial position and results of operations would actually have been had the transactions and other pro forma adjustments in fact occurred at the dates indicated.

    The unaudited pro forma consolidated statement of operations data and consolidated balance sheet information of Abbott illustrate the estimated effects of the Perclose merger and the ALZA merger as if each transaction had occurred at the beginning of the periods presented and end of the periods presented, respectively.

    The managements of Abbott and Perclose have concluded that this merger qualifies as a pooling of interests business combination for accounting purposes. Management of Abbott has determined that the ALZA merger will also qualify as a pooling of interests business combination for accounting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Abbott, Perclose and ALZA will be carried forward to the operations of the combined company at their historical recorded amounts. Results of operations of the combined company will include income of each company for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the unaudited pro forma financial statement information of Abbott, Perclose and ALZA to conform the accounting policies of the combined company as the nature and amounts of those adjustments are not expected to be significant.

    Some of the conditions to be met for pooling of interests accounting cannot be fully assessed until the passage of specified periods of time after the effective time of the merger, as certain of the conditions for pooling of interests accounting address transactions occurring within these specified periods of time. Certain events, including certain transactions in Abbott common stock, Perclose common stock or ALZA common stock by affiliates, could prevent either merger from ultimately qualifying as a pooling of interests for accounting purposes.

                                                                              ABBOTT LABORATORIES
                                                    -----------------------------------------------------------------------
                                                         SIX MONTHS ENDED
                                                             JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------   -----------------------------------------
                                                        1999            1998         1998           1997            1996
                                                    ------------     ----------   -----------   -------------     ---------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:(1)
Net sales.........................................  $    6,572.5     $  6,125.9   $  12,512.7   $    11,889.3     $11,018.0
Net earnings......................................       1,314.9        1,173.9       2,334.3         2,079.1       1,873.8
Earnings per share--diluted.......................          0.84           0.75          1.50            1.32          1.18
Weighted average shares and assumed
  conversions--diluted............................       1,557.3        1,562.0       1,560.2         1,574.4       1,593.4

                                                                                       DECEMBER 31,
                                                               JUNE 30,    -------------------------------------
                                                                 1999         1998         1997         1996
                                                              -----------  -----------  -----------  -----------
                                                                                (IN MILLIONS)
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:(1)
Working capital.............................................  $   1,417.4  $     623.8  $      38.3  $     167.8
Total assets................................................     13,199.5     13,259.9     12,101.9     11,161.1
Total long-term debt........................................      1,337.6      1,339.7        938.0        933.1
Total shareholders' investment..............................      6,488.7      5,753.6      5,036.4      4,852.4

                                                                              ABBOTT LABORATORIES
                                                    -----------------------------------------------------------------------
                                                         SIX MONTHS ENDED
                                                             JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------   -----------------------------------------
                                                        1999            1998         1998           1997            1996
                                                    ------------     ----------   -----------   -------------     ---------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:(2)
Net sales.........................................  $    6,953.2     $  6,427.7   $  13,159.6   $    12,393.7     $11,464.1
Net earnings......................................       1,352.8(3)     1,229.8       2,442.6         1,803.9(4)    1,955.9
Earnings per share--diluted.......................          0.80(3)        0.72          1.44            1.06(4)       1.14
Weighted average shares and assumed
  conversions--diluted............................       1,710.8        1,715.8       1,712.2         1,724.1       1,740.8

                                                                                       DECEMBER 31,
                                                               JUNE 30,    -------------------------------------
                                                                 1999         1998         1997         1996
                                                              -----------  -----------  -----------  -----------
                                                                                (IN MILLIONS)
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:(2)
Working capital.............................................  $   1,745.4  $     920.9  $     315.2  $     701.2
Total assets................................................     14,929.4     14,926.5     13,552.6     12,859.7
Total long-term debt........................................      2,311.0      2,305.8      1,870.2      1,826.3
Total shareholders' investment..............................      7,085.8      6,285.5      5,402.7      5,523.3

--------------------------

(1) Pro forma for Abbott and Perclose.

(2) Pro forma for Abbott, Perclose and ALZA.

(3) Includes a charge of $32.6 related to ALZA's acquisition of SEQUUS Pharmaceuticals, Inc., less a tax benefit of $7.8. Before such charge, pro forma net earnings and pro forma diluted income per Abbott share from continuing operations would have been $1,377.6 and $0.81.

(4) Reflects a total of $368.7 (or $0.22 per pro forma Abbott share, diluted) of charges, including a $247.0 charge and $8.0 of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation Class A common stock, $108.5 for acquired in-process research and development, an asset write-down of $11.5 and costs of $1.8 related to a work force reduction, less a tax benefit of $8.1. Before such charges, pro forma net earnings and pro forma diluted income per Abbott share from continuing operations would have been $2,172.6 and $1.28.

                      RISK FACTORS RELATING TO THE MERGER

    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO ADOPT THE MERGER AGREEMENT.

YOU MAY RECEIVE SHARES OF ABBOTT COMMON STOCK HAVING A VALUE OF LESS THAN $54.00
  PER SHARE.

    Under the merger agreement, each share of Perclose common stock will be converted into the right to receive that number of shares of Abbott common stock equal to $54.00 divided by the average closing price of one share of Abbott common stock for the twenty full trading days preceding the date of the last full trading day prior to the special meeting. This exchange ratio will not, however, exceed 1.35 shares of Abbott common stock. If the average closing price of Abbott common stock is below $40.00 per share, stockholders of Perclose may receive consideration having a value of less than $54.00 per share.

    The prices of Abbott common stock and Perclose common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting as well as from the average closing price of Abbott common stock. These prices may vary because of changes in the business, operations or prospects of Abbott or Perclose, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. We urge Perclose stockholders to obtain current market quotations for Abbott common stock and Perclose common stock.

CONFLICTS OF INTEREST OF PERCLOSE'S DIRECTORS AND OFFICERS.

    In considering the Perclose board of directors' recommendation to adopt and approve the merger, you should be aware that some officers and directors of Perclose may have conflicts of interest. Perclose's board believes that it has appropriately considered these potential conflicts of interest, together with other relevant factors, when recommending the merger to you. Such conflicts of interest include:

    - Kenneth Ludlum, Perclose's Vice President of Finance and Administration and Chief Financial Officer, has an employment agreement with Perclose that provides that all of Mr. Ludlum's unvested options will become fully vested upon the closing of the merger. In addition, if Mr. Ludlum's employment is terminated within 12 months of the closing of the merger, he will be entitled to receive 12 months severance pay if his termination is involuntary and six months severance pay if his termination is voluntary;

    - As of August 16, 1999, directors and executive officers of Perclose owned
      (1) 2,161,013 shares of Perclose common stock and (2) unexercised options to purchase 787,830 shares of Perclose common stock. For a description of how stock options will be treated in the merger, see "The Merger--Effect on Awards Outstanding under Perclose Stock Plans;" and

    - Abbott has agreed to fulfill and honor in all respects the obligations of Perclose pursuant to indemnification agreements currently in effect between Perclose and its directors and executive officers.

    Finally, under the terms of the merger agreement, Abbott has agreed to cause the surviving corporation to indemnify the directors and officers of Perclose after the effective time. Abbott will also maintain for six years after the effective date of the merger directors' and officers' liability insurance for those persons who are currently covered by Perclose's directors' and officers' liability insurance policy.

THE PRICE OF ABBOTT COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE
  AFFECTING THE PRICE OF PERCLOSE COMMON STOCK.

    Upon completion of the merger, holders of Perclose common stock will become holders of Abbott common stock. Abbott's business differs from that of Perclose since Abbott operates significant businesses outside of the medical devices industry and has a much larger international presence. Abbott's results of operations, as well as the price of Abbott common stock, may be affected by factors different from those affecting Perclose's results of operations and the price of Perclose common stock. See "Comparative Stock Prices and Dividends." For a discussion of Abbott's and Perclose's businesses and certain factors to consider in connection with their businesses, see Abbott's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Perclose's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, each of which is incorporated by reference in this proxy statement/prospectus.

FAILURE TO QUALIFY FOR POOLING OF INTERESTS ACCOUNTING TREATMENT MAY IMPACT
  REPORTED OPERATING RESULTS.

    If the Perclose merger or the ALZA merger fails to qualify for pooling of interests accounting treatment, the purchase method of accounting will apply to that merger. Under the purchase method, the estimated fair value of the Abbott common stock issued in the merger would be recorded as the cost of acquiring the business of Perclose or ALZA, as the case may be. Abbott would allocate that cost to the individual assets it acquired and the liabilities it assumed according to their respective fair values, with the excess of the estimated fair value of the Abbott common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period ranging from 10 to 20 years.

    Purchase accounting treatment could have a material adverse effect on the reported operating results of Abbott as compared to pooling of interests accounting treatment because of required charges to Abbott's earnings for in-process research and development and amortization of goodwill required by the purchase accounting treatment.

                              THE SPECIAL MEETING

    WE ARE FURNISHING THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS OF PERCLOSE AS PART OF THE SOLICITATION OF PROXIES BY THE PERCLOSE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING.

DATE; TIME AND PLACE

    We will hold the special meeting at our executive offices, 400 Saginaw Drive, Redwood City, California 94063, at 8:00 a.m., local time, on Friday, October 8, 1999.

PURPOSE OF SPECIAL MEETING

    At the special meeting, we are asking holders of Perclose common stock to adopt the merger agreement. The Perclose board of directors has determined that the merger is fair to, and in the best interests of, Perclose stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Perclose stockholders vote "FOR" adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Perclose stockholders are entitled to vote at the special meeting if they owned shares as of the close of business on August 16, 1999, the record date. On the record date, there were 11,197,814 shares of Perclose common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Perclose common stock that they owned on the record date. A quorum is present at the special meeting if a majority of the shares of Perclose common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Perclose common stock outstanding on the record date is required to adopt the merger agreement. IF A PERCLOSE STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

VOTING BY PERCLOSE DIRECTORS AND EXECUTIVE OFFICERS

    On the record date, directors and executive officers of Perclose and their affiliates owned and were entitled to vote 2,161,013 shares of Perclose common stock, or approximately 19.3% of the shares of Perclose common stock outstanding on the record date. Pursuant to the stockholders agreement, the directors and executive officers of Perclose have agreed to vote the Perclose common stock owned by them "FOR" adoption of the merger agreement.

VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

    Shares of Perclose common stock represented at the special meeting but not voting, including shares of Perclose common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Perclose stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as if that Perclose stockholder had voted against adoption of the merger agreement. Brokers who hold shares of Perclose common stock in street name for customers who are the beneficial owners of these shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against adoption of the merger agreement.

    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

    Perclose does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the Perclose board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment on such other matters.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. If you are not the owner of record but hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to vote at the special meeting. A stockholder may revoke a proxy at any time before its exercise by filing with the Vice President and Chief Financial Officer of Perclose a duly executed revocation of proxy, by submitting a duly executed proxy to the Vice President and Chief Financial Officer of Perclose bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy. If you hold your shares through a broker or bank, you should follow the instructions provided by that firm to revoke your proxy.

SOLICITATION OF PROXIES

    Perclose will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Perclose may solicit proxies from stockholders by telephone or other electronic means or in person. Perclose will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by these persons. Perclose will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

    Perclose may retain a proxy solicitation firm to assist in the solicitation of proxies. Perclose anticipates that if it retains a proxy solicitation firm, the fees payable to that firm will be approximately $50,000, plus reimbursement of certain out-of-pocket expenses. Perclose would indemnify that firm against any losses arising out of proxy soliciting services on behalf of Perclose.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Perclose common stock certificates will be mailed to Perclose stockholders as soon as practicable after completion of the merger.

                                   THE MERGER

    THE FOLLOWING DISCUSSION SUMMARIZES THE BACKGROUND OF THE MERGER AND THE MATERIAL TERMS OF THE MERGER. STOCKHOLDERS SHOULD READ CAREFULLY THE REMAINDER OF THIS PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX 1 TO THIS PROXY STATEMENT/PROSPECTUS.

BACKGROUND TO THE MERGER

    In October 1998, Tyco International, Ltd. announced that it was considering selling the marketing rights to a product that competes with Perclose's surgical closure products, the Angioseal device manufactured by Kensey-Nash Corporation. Perclose management viewed the availability of these marketing rights as an opportunity to inform major medical device and health care companies regarding Perclose's products and technology. As a result, Perclose requested that U.S. Bancorp Piper Jaffray, its financial advisor, contact various major medical device and health care companies, including Abbott, that represented potential purchasers of the Angioseal marketing rights. The purpose of these contacts was to provide these companies with current information regarding Perclose. Abbott's discussions with U.S. Bancorp Piper Jaffray were limited in nature.

    In mid-February 1999, Abbott contacted U.S. Bancorp Piper Jaffray to indicate its interest in the possibility of a strategic transaction with Perclose. In late March 1999, representatives of Abbott advised U.S. Bancorp Piper Jaffray that Abbott would be interested in having a preliminary management meeting with Perclose in order to consider the possibility of a strategic transaction with, or acquisition of, Perclose. Accordingly, on April 13, 1999, Abbott and Perclose executed a confidentiality agreement. On April 15, 1999, Dr. John Simpson, Chairman of the Perclose board of directors, Mr. Henry Plain, Perclose's President and Chief Executive Officer, and Mr. Kenneth Ludlum, Perclose's Vice President of Finance and Administration and Chief Financial Officer, met with Mr. Richard Gonzalez, Abbott's Senior Vice President, Hospital Products, and other representatives of Abbott, together with representatives of U.S. Bancorp Piper Jaffray. Perclose management presented information regarding Perclose and its business.

    On May 24, 1999, Dr. Simpson, Mr. Plain and other representatives of Perclose, together with representatives of U.S. Bancorp Piper Jaffray, met with Mr. Gonzalez and other representatives of Abbott's Hospital Products Division and representatives of Goldman Sachs, Abbott's financial advisor, and presented information regarding Perclose's current products, products under development, financial projections and business plans. At the conclusion of this meeting, Mr. Gonzalez advised Perclose management and U.S. Bancorp Piper Jaffray that Abbott would review and evaluate the information presented and would contact Perclose and U.S. Bancorp Piper Jaffray if it was interested in pursuing a transaction.

    On May 27, 1999, representatives of Abbott, through Goldman Sachs, advised U.S. Bancorp Piper Jaffray and Perclose that Abbott was interested in conducting a complete due diligence review in connection with a possible acquisition of Perclose by Abbott. At that time, representatives of Goldman Sachs advised representatives of U.S. Bancorp Piper Jaffray that Abbott would be willing to consider a price range greater than $50.00 for each outstanding share of Perclose common stock. Goldman Sachs also advised U.S. Bancorp Piper Jaffray that Abbott would require a period of approximately thirty days for due diligence and negotiation, during which Perclose would negotiate exclusively with Abbott regarding an acquisition of Perclose and would not consider proposals from other parties.

    On May 28, 1999, the Perclose board of directors met to consider the preliminary terms summarized by Goldman Sachs as well as Abbott's request for an exclusivity period. During this meeting, legal counsel to Perclose advised the Perclose board of the board's fiduciary obligations with respect to an agreement for a period of exclusive negotiation and the evaluation of a possible merger transaction. The Perclose board approved entering into an agreement with Abbott for an exclusive negotiation period. On May 29, 1999, representatives of Perclose, through U.S. Bancorp Piper Jaffray, advised Goldman Sachs and Abbott that the price range Perclose would require in a possible transaction was more than $50.00 for each Perclose share. On June 4, 1999, the agreement granting Abbott an exclusive 30-day negotiation period was executed, and Abbott's due diligence review began on June 7, 1999.

    On June 22, 1999, legal counsel to Perclose provided legal counsel to Abbott with an initial draft of a merger agreement that legal counsel to Abbott revised and returned on June 23rd. On June 24th and June 25th, representatives of Perclose, Abbott, U.S. Bancorp Piper Jaffray and Goldman Sachs met at the offices of Abbott's legal counsel to review various matters relating to the proposed transaction. During these meetings, legal counsel to Perclose and Abbott reviewed the revised draft merger agreement. Representatives of Goldman Sachs and U.S. Bancorp Piper Jaffray reviewed the financial terms of the transaction. During these meetings, Goldman Sachs advised U.S. Bancorp Piper Jaffray that two elements of any proposal Abbott might choose to make would be an agreement granting Abbott an option to purchase a number of shares equal to 19.9% of Perclose's outstanding common stock in the event certain triggering events occurred and a stockholders agreement pursuant to which the Perclose directors and executive officers would agree to vote all shares of Perclose common stock beneficially owned by them in favor of the merger agreement.

    On June 24, 1999, Mr. Plain and representatives of U.S. Bancorp Piper Jaffray met with Mr. Gary Coughlan, Abbott's Senior Vice President of Finance and Chief Financial Officer, Mr. Gonzalez, other representatives of Abbott and representatives of Goldman Sachs to conduct a financial due diligence of Abbott.

    On June 28, 1999, the Perclose board met by telephone conference. Representatives of U.S. Bancorp Piper Jaffray and legal counsel advised the Perclose board of the outcome of the meetings held at the end of the preceding week, the issues that remained open for negotiation and the likely structure of a possible transaction. During the week of June 28, 1999, legal counsel to Perclose and Abbott continued their negotiation of the merger agreement, the stockholders agreement and the stock option agreement, and representatives of Goldman Sachs and U.S. Bancorp Piper Jaffray continued their discussion of the possible financial terms of a potential transaction.

    Late on July 1, 1999, Mr. Gonzalez and Mr. Plain held a telephone discussion regarding the financial terms and other arrangements of the merger. During that conversation, Mr. Gonzalez advised Mr. Plain of Abbott's offer of $54.00 for each outstanding share of Perclose common stock.

    In the afternoon of July 2, 1999, Mr. Plain and Mr. Gonzalez held another telephone discussion during which Mr. Plain advised Mr. Gonzalez that Perclose management was prepared to accept Abbott's $54.00 offer, subject to the approval of Perclose's board of directors.

    Later on July 2, 1999, Perclose management advised Abbott management that it would likely be necessary to recall certain units of the Techstar-Registered Trademark- 6FXL device from the field as a result of an assessment of reported product problems. Perclose management reported its initial assessment of the likely scope of the recall, but indicated that additional review to be performed over the weekend of July 3-5 would provide more detailed information.

    On July 6, 1999, the Perclose board met to review the status of the merger discussions and the planned recall. Perclose management advised the Perclose board that Abbott intended to evaluate the possible recall and, subject to completion of this due diligence and satisfactory resolution of the situation, would then be in a position to consider the terms of a merger agreement. Perclose's legal counsel then gave a presentation regarding the fiduciary duties of the Perclose board in evaluating a possible merger. Legal counsel also reviewed the provisions of the draft merger agreement, stockholders agreement and stock option agreement. Finally, representatives of U.S. Bancorp Piper Jaffray delivered a presentation regarding the financial terms of a possible transaction.

    On July 6, 1999, the Abbott board of directors held a telephonic meeting at which the Abbott board considered the terms of a proposed merger. At this meeting, Abbott's legal counsel reviewed the provisions of the draft merger agreement, stockholders agreement and stock option agreement, and Mr. Coughlan reviewed the financial terms of the merger. Abbott's board of directors then authorized the execution and delivery of the merger agreement, the stockholders agreement and the stock option agreement, subject to completion of a due diligence investigation by Abbott relating to the recall of the Techstar-Registered Trademark- 6FXL device and satisfactory resolution of the issue as determined by Abbott management.

    On July 7, 1999, Abbott conducted a due diligence investigation relating to the recall of the Techstar-Registered Trademark- 6FXL device.

    On July 8, 1999, Abbott concluded its review of the recall situation and determined that Perclose could attain a satisfactory resolution of that situation and that it was prepared to execute the merger agreement. Representatives of Abbott then so informed Perclose management.

    Later on July 8, 1999, the Perclose board met by telephone conference with its legal and financial advisors. Mr. Plain advised the Perclose board that the recall due diligence review with representatives of Abbott had been satisfactorily completed and that Abbott was prepared to proceed with the transaction. Mr. Plain also advised the board of directors that, although the recall had not been formally initiated, rumors of a possible recall had reached the market resulting in an approximately $9.00 per share decline in the price of Perclose common stock during the first several hours of trading. Accordingly, management had requested of The Nasdaq National Market that trading in the stock be halted pending the anticipated execution of the merger agreement and related agreements and an announcement of the planned merger. Legal counsel to Perclose then reviewed the proposed definitive merger agreement, stockholders agreement and stock option agreement. The representatives of U.S. Bancorp Piper Jaffray provided an update to their presentation regarding the financial terms of the proposed merger and related financial analyses. U.S. Bancorp Piper Jaffray then rendered its opinion that, as of July 8, 1999, the consideration to be received in the proposed merger was fair, from a financial point of view, to the stockholders of Perclose.

    After additional discussion, the Perclose board unanimously approved the merger agreement and the related agreements with Abbott and unanimously resolved to recommend to the Perclose stockholders to approve and adopt the merger.

    The merger agreement, the stockholders agreement and the stock option agreement were executed by all parties during the afternoon of July 8, 1999, and a joint public announcement of the transaction was made.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

    REASONS FOR THE MERGER. The Perclose board of directors has unanimously determined that the terms of the merger agreement and the transactions provided for in the merger agreement are fair to, and in the best interests of, Perclose stockholders. Accordingly, the Perclose board has unanimously approved the merger agreement and unanimously recommends that the stockholders of Perclose vote "FOR" approval and adoption of the merger agreement. In reaching its determination, the Perclose board consulted with Perclose's management, its legal counsel and financial advisor, and gave significant consideration to a number of factors bearing on its decision. The Perclose board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the factors it considered in reaching its decision.

    The factors considered by the Perclose board of directors included:

    - Analyses of the financial performance and condition and the businesses and prospects of Abbott and Perclose. These analyses included a review of the recent and historic earnings and stock price performance of Perclose and Abbott. The Perclose board also considered the detailed financial analyses, pro forma and other information with respect to Abbott and Perclose presented by U.S. Bancorp Piper Jaffray as well as the Perclose board's own knowledge of

      Abbott, Perclose and their respective businesses. The Perclose board also considered the current economic, financial and business climate.

    - The effect on Perclose stockholders of Perclose continuing as a stand-alone entity compared to the effect of combining with Abbott, with respect to the financial condition and prospects of the two companies on a stand-alone basis and as a combined company. In particular, the Perclose board considered that Perclose competes in a single segment of the medical device market, arterial access site closure devices, and that the market price of Perclose common stock had experienced significant volatility.

    - The view of Perclose management that the medical device industry has experienced significant consolidation as participants have sought to broaden product lines, gain market share and increase international market penetration to enable combined product offerings and capitation arrangements with managed care organizations and health care provider organizations, which are increasingly taking actions that favor health care and medical device companies offering large and cost-effective product portfolios.

    - The relatively greater financial, manufacturing, personnel, sales and distribution resources of Abbott and the likelihood that these resources would allow Perclose to accelerate its long-term growth strategy, to facilitate the introduction of new products with a larger sales force, and to compete more effectively in its targeted markets.

    - The written opinion of U.S. Bancorp Piper Jaffray that, as of July 8, 1999, and based upon and subject to the various qualifications and assumptions described in their opinion, the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of Perclose. See "--Opinion of U.S. Bancorp Piper Jaffray Inc."

    - The exchange ratio and the other terms of the merger agreement. See "--Background to the Merger" and "--Merger Consideration."

    - The expectation that the merger will be a tax-free transaction to Perclose and its stockholders and will be accounted for as a pooling of interests transaction. See "--Material United States Federal Income Tax Consequences of the Merger" and "--Expected Accounting Treatment."

    RECOMMENDATION OF THE PERCLOSE BOARD OF DIRECTORS. After careful consideration, the Perclose board of directors has unanimously determined that the merger and the terms of the merger agreement are fair to, and in the best interests of, Perclose and its stockholders and has approved the merger agreement and the merger. The Perclose board of directors unanimously recommends that the stockholders of Perclose vote "FOR" the adoption of the merger agreement.

OPINION OF U.S. BANCORP PIPER JAFFRAY INC.

    Pursuant to an engagement letter dated March 17, 1999, Perclose retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Perclose stockholders in the merger.

    On July 8, 1999, U.S. Bancorp Piper Jaffray delivered to the Perclose board of directors its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the consideration proposed to be received by Perclose stockholders in the proposed merger with Abbott was fair, from a financial point of view, to those stockholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement/prospectus as Annex 4 and is incorporated into this proxy statement/prospectus by reference. Stockholders should read the opinion carefully in its entirety in conjunction with this proxy statement/prospectus and should carefully consider the assumptions made, matters considered and the limits of the review undertaken by U.S. Bancorp Piper Jaffray.

    While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Perclose stockholders in the proposed merger with Abbott, which was determined through negotiations between Perclose and Abbott. U.S. Bancorp Piper Jaffray's written opinion, which was delivered for use and considered by the board of directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by Perclose stockholders in the proposed transaction, does not address the value of a share of Perclose common stock or Abbott common stock, does not address Perclose's underlying business decision to participate in the merger and does not constitute a recommendation to any Perclose stockholder as to how a stockholder should vote with respect to the merger.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material relating to the financial and operating condition and prospects of Perclose and Abbott and material prepared in connection with the proposed merger. These materials were:

    - a draft of the merger agreement dated July 7, 1999;

    - publicly available financial, operating and business information related to Abbott and to Perclose;

    - publicly available market and securities data of Abbott and of selected public companies deemed comparable to Abbott;

    - publicly available market and securities data of Perclose and of selected public companies deemed comparable to Perclose;

    - analyst reports relating to each of Abbott and Perclose;

    - to the extent publicly available, financial information relating to selected merger transactions deemed comparable to the proposed merger; and

    - internal financial information of Perclose prepared for financial planning purposes and furnished by Perclose management.

    In addition, U.S. Bancorp Piper Jaffray had discussions with management of Perclose concerning the financial condition, current operating results and business outlook for Perclose on a stand-alone basis and as a combined company with Abbott. U.S. Bancorp Piper Jaffray also had discussions with management of Abbott concerning the financial condition, current operating results and business outlook for Abbott on a stand-alone basis and as a combined company with Perclose.

    In delivering its opinion to the Perclose board of directors on July 8, 1999, U.S. Bancorp Piper Jaffray presented to the board of directors various analyses and other information material to the opinion. The following is a summary of these analyses.

    IMPLIED CONSIDERATION. U.S. Bancorp Piper Jaffray calculated the implied value of the stock consideration to be received by the Perclose stockholders for the range of exchange ratios and share prices of Abbott common stock payable in the merger under the merger agreement, as shown in the following table. The exchange ratio will be based on the 20-day average closing stock price of Abbott common stock two days prior to consummation of the merger.

                                                                               PER SHARE
AVERAGE ABBOTT STOCK PRICE                              EXCHANGE RATIO       CONSIDERATION
-----------------------------------------------------  -----------------  --------------------
less than $40.00.....................................       1.3500          less than $54.00
$40.00 to $49.00.....................................    1.3500-1.1020           $54.00
more than $49.00.....................................       1.1020          more than $54.00

    Following the merger, current Perclose stockholders will own approximately 1% of the outstanding Abbott common stock, without giving effect to the proposed ALZA Corporation merger. At an implied merger consideration of $54.00 per share, the aggregate equity value of Perclose is approximately $680 million, based on
12.6 million outstanding shares of common stock on a fully diluted basis.

    PERCLOSE MARKET ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the stock trading history and published analyst estimates of Perclose common stock, as well as recent trading information.

    U.S. Bancorp Piper Jaffray performed stock price comparisons for Perclose common stock and Abbott common stock for the one-year period preceding July 7, 1999. The average stock price ratios for certain periods during that year were as follows:

TIME PERIOD                                                                              RATIO
-------------------------------------------------------------------------------------  ---------
One year.............................................................................      .6881
Six months...........................................................................      .8708
Three months.........................................................................      .8623
One month............................................................................     1.0474

    These historical stock price ratios can be compared to the implied exchange ratio in the merger of 1.2396 based on the price of Abbott common stock as of July 7, 1999.

    PERCLOSE COMPARABLE COMPANY ANALYSIS. U.S. Bancorp Piper Jaffray compared financial information and valuation data relating to Perclose to corresponding data and ratios from nine publicly traded companies deemed comparable to Perclose (Biomatrix, Boston Scientific, Guidant Corp., Medtronic, MiniMed, Osteotech, ResMed, Visx and Xomed Surgical).

    This analysis produced multiples of selected valuation data as follows:

                                                            PERCLOSE(1)              COMPARABLE COMPANIES
                                                            -----------  --------------------------------------------
                                                                            LOW       MEAN       MEDIAN       HIGH
                                                                         ---------  ---------  -----------  ---------
Company value to latest twelve months revenue.............       15.0x        5.1x      11.5x        8.6x       32.9x
Company value to estimated calendar year 1999
  revenue(2)..............................................       10.4x        4.0x       8.7x        6.8x       23.2x
Company value to estimated calendar year 2000
  revenue(2)..............................................        7.7x        3.1x       7.0x        6.1x       18.8x
Company value to latest twelve months operating income....      152.7x       18.3x      41.3x       33.3x       98.9x
Common stock value per share to latest twelve months net
  income per share........................................      180.0x       31.3x      65.2x       50.3x      155.8x
Common stock value per share to estimated calendar 1999
  net income per share(2).................................       68.4x       25.8x      49.5x       41.0x      111.3x
Common stock value per share to estimated calendar 2000
  net income per share(2).................................       43.5x       14.4x      37.1x       33.1x       74.9x

--------------------------

(1) Based on an implied merger consideration of $54.00.

(2) Estimated revenue and net income for Perclose and the comparable companies are based on analysts' estimates.

    COMPARABLE TRANSACTION ANALYSIS. U.S. Bancorp Piper Jaffray reviewed merger and acquisition transactions that it deemed comparable to the merger. Of the transactions meeting its criteria, two separate comparison groups were evaluated:

    - 25 transactions related to the cardiovascular market; and

    - 8 transactions involving high growth, high margin products with leading market positions, known as franchise medical technology transactions.

    U.S. Bancorp Piper Jaffray analyzed the cardiovascular group transactions and compared the resulting multiples of selected valuation data to multiples for Perclose derived from the implied consideration payable in the merger.

                                                            PERCLOSE(1)            COMPARABLE TRANSACTIONS
                                                            -----------  --------------------------------------------
                                                                            LOW       MEAN       MEDIAN       HIGH
                                                                         ---------  ---------  -----------  ---------
Company value to latest twelve months revenue.............       15.0x        1.5x       4.6x        3.5x       11.0x
Company value to latest twelve months operating income....      152.7x       16.2x      32.2x       32.2x       74.9x
Equity value to latest twelve months net income...........      194.0x       22.8x      56.4x       49.5x      131.1x

--------------------------

(1) Based on an implied merger consideration of $54.00.

    U.S. Bancorp Piper Jaffray analyzed the franchise medical technology group transactions and compared the resulting multiples of selected valuation data to multiples for Perclose derived from the implied consideration payable in the merger.

                                                            PERCLOSE(1)            COMPARABLE TRANSACTIONS
                                                            -----------  --------------------------------------------
                                                                            LOW       MEAN       MEDIAN       HIGH
                                                                         ---------  ---------  -----------  ---------
Company value to latest twelve months revenue.............       15.0x        6.4x       9.5x        8.8x       13.1x
Company value to latest twelve months operating income....      152.7x       16.6x      40.2x       39.3x       64.0x
Equity value to latest twelve months net income...........      194.0x       22.8x      65.1x       60.2x      126.1x

--------------------------

(1) Based on a Perclose stock price of $54.00.

    PREMIUMS PAID ANALYSIS. U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed and pending transactions since January 1, 1995 where a change of control of the target occurred and that fulfill the criteria used for the Comparable Transaction Analysis. U.S. Bancorp Piper Jaffray again evaluated two separate groups:

    - 58 transactions in the medical technology market in general; and

    - 7 of the franchise medical technology group transactions analyzed in the Comparable Transaction Analysis.

    U.S. Bancorp Piper Jaffray performed the analysis of the medical technology transactions, and the table below shows a comparison of those premiums (discounts) to the premium that would be paid to Perclose stockholders based on the implied merger consideration of $54.00. The premium calculations for Perclose common stock are based upon an assumed announcement date of July 7, 1999.

                                                                             IMPLIED PREMIUM (DISCOUNT)
                                                          ----------------------------------------------------------------
                                                            PERCLOSE                 COMPARABLE TRANSACTIONS
                                                          ------------  --------------------------------------------------
                                                                            LOW         MEAN        MEDIAN        HIGH
                                                                        -----------  -----------  -----------  -----------
One week before announcement(1).........................        12.5%       (11.8%)       34.3%        30.0%       150.9%
Four weeks before announcement(2).......................        23.6%        (9.3%)       44.8%        39.2%       130.0%

--------------------------

(1) Based on a Perclose stock price of $48.00 per share on June 29, 1999.

(2) Based on a Perclose stock price of $43.6875 on June 8, 1999.

    U.S. Bancorp Piper Jaffray performed the analysis of the franchise medical technology transactions, and the table below shows a comparison of those premiums to the premium that would be paid to Perclose stockholders based on the implied merger consideration of $54.00.

                                                                               IMPLIED PREMIUM (DISCOUNT)
                                                            ----------------------------------------------------------------
                                                              PERCLOSE                 COMPARABLE TRANSACTIONS
                                                            ------------  --------------------------------------------------
                                                                              LOW         MEAN        MEDIAN        HIGH
                                                                          -----------  -----------  -----------  -----------
One week before announcement(1)...........................        12.5%         4.3%        35.7%        26.7%        71.1%
Four weeks before announcement(2).........................        23.6%        26.8%        46.9%        36.6%        75.6%

--------------------------

(1) Based on a Perclose stock price of $48.00 per share on June 29, 1999.

(2) Based on a Perclose stock price of $43.6875 on June 8, 1999.

    PERCLOSE DISCOUNTED CASH FLOW ANALYSIS. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Perclose in which it calculated the present value of the projected future cash flows of Perclose using internal financial planning data prepared by Perclose management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Perclose based on the net present value of its implied annual cash flows and a terminal value for Perclose in 2004 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 25% and a range of terminal value multiples of 11.0x to 13.0x of forecasted 2004 operating income, which correspond to implied latest twelve month revenue multiples of 3.6x to 4.3x in 2004. This analysis yielded the following results:

    - A per share equity value of Perclose ranging from $42.36--$56.96.

    - An aggregate equity value of Perclose ranging from approximately $525 million to $718 million.

    CONTRIBUTION ANALYSIS. U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma contribution of Perclose to the combined company, without giving effect to the proposed ALZA Corporation merger, for the years ending December 31, 1999, 2000 and 2001. For these periods, U.S. Bancorp Piper Jaffray analyzed Perclose's expected contribution to revenue, operating income and pre-tax income of the combined company and compared it to the estimated 1.0% of the combined company that would be owned by current Perclose stockholders after the merger based on the implied exchange ratio of 1.2396.

                                                          ESTIMATED PRO FORMA CONTRIBUTION OF
                                                           PERCLOSE TO THE COMBINED COMPANY
                                             -------------------------------------------------------------
                                              1999 ESTIMATE(1)     2000 ESTIMATE(1)     2001 ESTIMATE(1)
                                             -------------------  -------------------  -------------------
Revenue....................................           0.50%                0.76%                1.01%
Operating Income...........................           0.41%                0.85%                1.15%
Pre-Tax Income.............................           0.44%                0.84%                1.11%

--------------------------

(1) Estimated financial data for Perclose is based on internal Perclose management estimates. Estimated financial data for Abbott is based on analyst estimates.

    TRADING MARKET ANALYSIS OF ABBOTT. U.S. Bancorp Piper Jaffray reviewed general background information concerning Abbott, including publicly available analyst estimates and ratings of Abbott common stock, the price performance of Abbott common stock over the previous twelve months relative to the S&P 500 and to a group of companies deemed comparable to Abbott, and the stock price and volume over the previous twelve months. U.S. Bancorp Piper Jaffray reviewed the recent operating performance of Abbott and projected operating financial data based upon analyst estimates. The comparable company group consisted of American Home Products, Bristol Myers Squibb, Johnson & Johnson, Eli Lilly, Merck, Pfizer, Pharmacia Upjohn, Schering Plough and Warner-Lambert.

U.S. Bancorp Piper Jaffray also reviewed the recent stock trading history of Abbott common stock. In addition, U.S. Bancorp Piper Jaffray compared selected financial data and ratios for Abbott to the corresponding data and ratios for the same comparable company group described above.

    In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Perclose, Abbott or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Perclose and Abbott were compared and other factors that could affect the public trading value of the companies.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Perclose and Abbott and otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the managements of Perclose and Abbott that the information provided to it by Perclose and Abbott was prepared on a reasonable basis, the financial planning data and other business outlook information reflect the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed, without modification or waiver of material terms or conditions by Perclose or Abbott. In addition, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code and that it would be accounted for as a pooling of interests under generally accepted accounting principles. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals for the merger transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the merger.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Perclose or Abbott, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed Perclose as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Perclose or Abbott common stock have traded or at which the shares of Perclose, Abbott or the combined company may trade at any future time, or the effect that changes in the Abbott stock price may have on the merger consideration. U.S. Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, other persons regarding a business combination with Perclose. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Perclose board of directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the medical technology industry in general and with Perclose in particular. U.S. Bancorp Piper Jaffray acted as manager for the initial public offering of Perclose common stock on November 6, 1995 and for a secondary public offering of Perclose common stock on November 20, 1997. U.S. Bancorp Piper Jaffray writes research on and maintains a market in the Perclose common stock. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Perclose or Abbott for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

    Under the terms of the engagement letter dated March 17, 1999, Perclose has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 1% of the aggregate consideration paid to Perclose or its stockholders in connection with the merger for its financial advisory services rendered in connection with the merger, and the minimum fee payable is $500,000. Perclose has agreed to pay U.S. Bancorp Piper Jaffray $500,000 for rendering its opinion, which will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that Perclose would be unlikely to consummate the transaction unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the transaction is consummated, Perclose has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Perclose board of directors.

INTERESTS OF PERCLOSE DIRECTORS AND MANAGEMENT IN THE MERGER

    In considering the recommendation of the board of directors of Perclose with respect to the merger, Perclose's stockholders should be aware of, and should carefully consider that, the Perclose board of directors and some members of Perclose's management may have interests in the merger that are in addition to their interests as stockholders of Perclose generally and that may create potential conflicts of interest. The following summarizes potential conflicts of interest with respect to the merger:

    - Kenneth Ludlum, Perclose's Vice President of Finance and Administration and Chief Financial Officer, has an employment agreement with Perclose that provides that all of Mr. Ludlum's unvested options will become fully vested upon the closing of the merger. As of August 16, 1999, Mr. Ludlum held options to purchase 130,500 shares of Perclose common stock, 81,715 of which were vested. In addition, if Mr. Ludlum's employment is terminated within 12 months of the closing of the merger, he will be entitled to receive 12 months severance pay if his termination is involuntary and six months severance pay if his termination is voluntary;

    - As of August 16, 1999, directors and executive officers of Perclose owned
      (1) 2,161,013 shares of Perclose common stock for which they will receive the same consideration as other Perclose stockholders and (2) unexercised options to purchase 787,830 shares of Perclose common stock. For a description of how stock options will be treated in the merger, see "The Merger--Effect on Awards Outstanding under Perclose Stock Plans;" and

    - Abbott has agreed to fulfill and honor in all respects the obligations of Perclose pursuant to indemnification agreements currently in effect between Perclose and its directors and executive officers.

    Finally, under the terms of the merger agreement, Abbott has agreed to cause the surviving corporation to indemnify the directors and officers of Perclose after the effective time. Abbott will also maintain for six years after the effective date of the merger directors' and officers' liability insurance for those persons who are currently covered by Perclose's directors' and officers' liability insurance policy.

EXPECTED ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for accounting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Abbott and Perclose will be carried forward to the operations of the combined company at their historical recorded amounts. Results of operations of the combined company will include income of Abbott and Perclose for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the unaudited pro forma financial information of Abbott and Perclose to conform the accounting policies of the combined company as the nature and amounts of these adjustments are not expected to be significant.

    Completion of the merger is conditioned upon receipt by each of Abbott and Perclose of a letter from its respective independent public accountants stating that, in their respective opinions, they concur with the conclusions of the management of Abbott and Perclose as to the appropriateness of pooling of interests accounting treatment for the merger under APB No. 16, if completed in accordance with the merger agreement. See "The Merger Agreement, the Stock Option Agreement and the Stockholders Agreement--The Merger Agreement--Conditions to the Completion of the Merger" and "--Termination." Some of the conditions to be met to qualify for pooling of interests accounting treatment, however, cannot be fully assessed until the passage of specified periods of time after the effective time of the merger, as certain of the conditions for pooling of interests accounting treatment address transactions occurring within such specified periods of time. Certain events, including certain transactions with respect to Abbott common stock or Perclose common stock by affiliates of Abbott and Perclose, respectively, could prevent the merger from qualifying as pooling of interests for accounting purposes. For information concerning certain restrictions to be imposed on the transferability of Abbott common stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Resale of Abbott Common Stock."

    If, after completion of the merger, events occur that cause the merger to no longer qualify for pooling of interests accounting treatment, the purchase method of accounting would be applied. The purchase method of accounting could have a material adverse effect on the reported operating results of Abbott as compared to pooling of interests accounting treatment. See "Risk Factors--Failure to Qualify for Pooling of Interests Accounting Treatment May Impact Reported Operating Results."

FORM OF THE MERGER

    Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, AL Acquisition Corp., a wholly-owned subsidiary of Abbott and a party to the merger agreement, will merge with and into Perclose. Perclose will survive the merger as a wholly-owned Delaware subsidiary of Abbott and will continue under the name "Perclose, Inc."

MERGER CONSIDERATION

    At the effective time of the merger, each outstanding share of Perclose common stock will be converted into the right to receive between 1.10 and 1.35 shares of Abbott common stock for each share of Perclose common stock, other than shares held by Perclose, its subsidiaries or Abbott or its subsidiaries. The exact number will be calculated by dividing (1) $54.00 by (2) the average closing price of Abbott common stock on the New York Stock Exchange for the twenty full trading days preceding the date of the last full trading day before the special meeting of stockholders. If the average closing price of Abbott common stock is $49.00 or greater, then each share of Perclose common stock will be exchanged for 1.10 shares of Abbott common stock and the value of the Abbott common stock received in the merger may be more than $54.00 per share of Perclose common stock. If the average closing price of Abbott common stock is $40.00 or less, then each share of Perclose common stock will be exchanged for
1.35 shares of Abbott common stock and the value of the Abbott common stock received in the merger may be less than $54.00 per share of Perclose common stock. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

    As of the effective time of the merger, shares of Perclose common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of Perclose common stock will cease to have any rights as a stockholder except the right to receive shares of Abbott common stock, and cash instead of a fractional share, in the merger. The exchange ratio was determined through arm's-length negotiations between Abbott and Perclose.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    The conversion of Perclose common stock into the right to receive Abbott common stock will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, BankBoston N.A., the exchange agent, will send a transmittal letter to each holder of Perclose common stock as of the effective time of the merger. The transmittal letter will contain instructions for obtaining shares of Abbott common stock in exchange for shares of Perclose common stock. PERCLOSE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    After the effective time of the merger, each certificate that previously represented shares of Perclose common stock will represent only the right to receive the Abbott common stock into which such shares were converted in the merger and the right to receive cash for any fractional shares of Abbott common stock.

    Until holders of certificates previously representing Perclose common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Abbott common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Abbott common stock. When holders surrender such certificates, they will receive any unpaid dividends and any cash for fractional shares of Abbott common stock without interest.

    In the event of a transfer of ownership of Perclose common stock which is not registered in the records of Perclose's transfer agent, a certificate representing the proper number of shares of Abbott common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

    - such certificate is properly endorsed or otherwise is in proper form for transfer; and

    - the person requesting such issuance will (1) pay any transfer or other taxes resulting from the issuance of shares of Abbott common stock to a person other than the registered holder of such certificate or (2) establish to Abbott that such tax has been paid or is not applicable.

    All shares of Abbott common stock issued upon conversion of shares of Perclose common stock, including any cash paid instead of any fractional shares of Abbott common stock, will be issued in full satisfaction of all rights relating to such shares of Perclose common stock. Abbott will remain obligated, however, to pay any dividends or make any other distributions declared or made by Perclose with a record date prior to the effective time of the merger and which remain unpaid at the effective time of the merger.

    No fractional shares of Abbott common stock will be issued to any Perclose stockholder upon surrender of certificates previously representing Perclose common stock. Promptly after the effective time of the merger, the exchange agent will determine the excess of (1) the number of whole shares of Abbott common stock delivered to the exchange agent by Abbott over (2) the aggregate number of whole shares of Abbott common stock to be distributed to stockholders of Perclose common stock as of the effective time of the merger. The exchange agent will sell such excess shares on the New York Stock Exchange and will hold the proceeds in trust for the stockholders of Perclose common stock as of the effective time of the merger. The exchange agent will determine the portion of such proceeds to which each stockholder of Perclose common stock as of the effective time of the merger is entitled, if any, by multiplying (1) the amount of net aggregate proceeds held in trust by (2) a fraction, the numerator of which is the amount of the fractional share interest to which such stockholder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all stockholders of Perclose common stock as of the effective time of the merger are entitled.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Abbott and Perclose and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable, but no later than the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, unless another date is agreed to in writing by Abbott and Perclose.

STOCK EXCHANGE LISTING OF ABBOTT COMMON STOCK

    It is a condition to the completion of the merger that Abbott common stock issuable to Perclose stockholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF PERCLOSE COMMON STOCK

    If the merger is completed, Perclose common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material United States federal income tax consequences of the merger. Tax consequences under state, local and foreign laws are not addressed. The discussion does not address all aspects of United States federal taxation that may be relevant to you in light of your particular circumstances. Further, this discussion may not be applicable to certain Perclose stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, persons who hold shares of Perclose common stock as part of a constructive sale, conversion or straddle transaction, or who acquired their Perclose common stock pursuant to the exercise of Perclose stock options or otherwise as compensation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

    This discussion is based on the Internal Revenue Code, regulations thereunder, current administrative rulings and practice, and judicial precedent in effect as of the date of this proxy statement/prospectus, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as discussed in this proxy statement/prospectus. This discussion assumes that you hold your Perclose common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

    Neither Abbott nor its wholly-owned subsidiary, AL Acquisition Corp., is required to complete the merger unless Abbott receives an opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Abbott, and Perclose is not required to complete the merger unless Perclose receives an opinion of Wilson Sonsini Goodrich & Rosati, special counsel to Perclose, in both cases based upon certain customary assumptions and representations made by Abbott, AL Acquisition Corp. and Perclose, and to the effect that (1) under currently applicable law for United States federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Abbott, AL Acquisition Corp. and Perclose will be a party to that reorganization. No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. Opinions of counsel are not binding on the Internal Revenue Service or the courts.

    Assuming that the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code, the following will be the material federal income tax consequences of the merger:

    - You will recognize no gain or loss if you receive solely Abbott common stock in exchange for shares of Perclose common stock you hold, except with respect to cash received instead of fractional shares of Abbott common stock.

    - The aggregate adjusted tax basis of the Abbott common stock you receive in the merger (including any fractional share of Abbott common stock deemed to be received by you, as described below), will be equal to the aggregate adjusted tax basis of the shares of Perclose common stock surrendered by you for the Abbott common stock.

    - The holding period of the Abbott common stock you receive in the merger (including any fractional share of Abbott common stock deemed to be received by you, as described below), will include the holding period of the shares of Perclose common stock you exchange for the Abbott common stock.

    - If you receive cash in the merger instead of a fractional share of Abbott common stock, you will be treated as if you received the fractional share in the merger and then Abbott redeemed the fractional share in exchange for the cash. You will generally be required to recognize gain or loss equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the Abbott common stock that is allocable to the fractional share.

    - Neither Abbott, AL Acquisition Corp., nor Perclose will recognize material amounts of gain solely as a result of the merger.

    THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR TAX STATUS AND TAX ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU,

INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THESE TAX LAWS.

REGULATORY MATTERS

    Under the Hart-Scott-Rodino Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On July 26, 1999, Abbott filed its Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On July 26, 1999, Perclose filed its Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The Federal Trade Commission granted Abbott and Perclose early termination of the waiting period on August 16, 1999. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

    The German Act Against Restraints of Competition prohibits Abbott and Perclose from completing the merger until the Federal Cartel Office has been notified of the transaction and the Cartel Office has cleared the transaction. Upon receipt of the notification, the Cartel Office conducts a preliminary review with a maximum duration of one month. Upon conclusion of the preliminary review, the Cartel Office may either approve the transaction or initiate an in-depth review with a maximum four month duration if further examination is necessary to determine whether the transaction is compatible with the Act Against Restraints of Competition. Abbott and Perclose jointly filed the notification with the Cartel Office on August 6, 1999. Abbott and Perclose believe that the transaction will be approved during the preliminary review phase. The possibility cannot, however, be ruled out that the Cartel Office might open an in-depth review to further examine the transaction under the Act Against Restraints of Competition.

    See "The Merger Agreement, the Stock Option Agreement and the Stockholders Agreement-- Conditions to the Completion of the Merger."

RESALE OF ABBOTT COMMON STOCK

    This proxy statement/prospectus does not cover resales of the Abbott common stock to be received by the stockholders of Perclose upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

    All Abbott common stock received by Perclose stockholders in the merger will be freely transferable, except that Abbott common stock received by persons who are deemed to be "affiliates," as such term is defined under the Securities Act of 1933, of Perclose may be resold by them only in transactions permitted by the resale provisions of Rule 145, or Rule 144 in the case of such persons who become affiliates of Abbott, promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Abbott or Perclose generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Abbott or Perclose as well as significant stockholders.

    Securities and Exchange Commission guidelines regarding qualification for the use of the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired companies in a business combination. Securities and Exchange Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of combined operations have been published. See "--Expected Accounting Treatment."

    The merger agreement requires Perclose to use its reasonable best efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of the Abbott common stock to be received by such affiliate in the merger. It also requires Abbott to use its reasonable best efforts to cause each of its affiliates to comply with such disposition restrictions.

APPRAISAL RIGHTS

    Under Delaware corporate law, holders of Perclose common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Perclose common stock was designated and quoted for trading on The Nasdaq National Market and will be converted into shares of Abbott common stock, which at the effective time of the merger will be listed on the New York Stock Exchange.

EFFECT ON AWARDS OUTSTANDING UNDER PERCLOSE STOCK PLANS

    Under the merger agreement, at the effective time of the merger, Abbott will assume each stock option plan of Perclose and all outstanding equity-based awards. Each option to acquire shares of Perclose common stock under such plans will be converted into an option to acquire Abbott common stock on the same terms and conditions. The number of shares of Abbott common stock to be subject to any such option will be equal to the number of shares of Perclose common stock subject to such Perclose option multiplied by the applicable exchange ratio and rounded down to the nearest whole share. The exercise price per share of Abbott common stock under any such option will be equal to the aggregate exercise price for the shares of Perclose common stock subject to such Perclose option divided by the total number of shares of Abbott common stock to be subject to such option. At the close of business on August 16, 1999, 2,053,421 shares of Perclose common stock were subject to outstanding options under such plans.

                                 THE COMPANIES

PERCLOSE, INC.

    Perclose, founded in 1992, designs, manufactures and markets less invasive medical devices that automate the surgical closure or connection of blood vessels. The Company's first product family, the Prostar-Registered Trademark- and Techstar-Registered Trademark- products, which are marketed in major countries worldwide, surgically close the arterial access site in the femoral artery after catheterizaton procedures such as angioplasty, stenting, atherectomy and diagnostic angiography. A second group of products, The Heartflo-TM- System, is under development and is designed to automate the surgical connection of blood vessels in conventional and minimally invasive coronary artery bypass surgery.

ABBOTT LABORATORIES

    Abbott Laboratories is an Illinois corporation incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    Abbott has six revenue segments:

    (1) Pharmaceutical Products--includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

    (2) Diagnostic Products--includes diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers.

    (3) Hospital Products--includes drugs and drug delivery systems, perioperative and intensive care products, cardiovascular products, renal products, oncology products, intravenous and irrigation solutions, related manual and electronic administration equipment and diagnostic imaging products for hospitals and alternate-care sites.

    (4) Ross Products--includes a broad line of adult and pediatric nutritionals. These products are sold primarily on the recommendation of physicians or health care professionals. The segment also includes specialty pharmaceuticals and consumer products.

    (5) International--includes a broad line of hospital, pharmaceutical and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segments also includes consumer products.

    (6) Chemical and Agricultural Products--includes agricultural and chemical products, bulk pharmaceuticals and animal health products.

    Abbott also has a 50% owned joint venture, TAP Holdings Inc. TAP and its subsidiary develop and market pharmaceutical products in the United States. TAP's products are generally sold directly to physicians, retailers, wholesalers, health care facilities and government agencies.

    Abbott purchases, in the ordinary course of business, necessary raw materials and supplies essential to Abbott's operations from numerous suppliers worldwide. Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in the United States and internationally. Abbott employs approximately 56,000 persons in its various offices, plants and facilities located throughout North America, South America, Europe, Africa, Asia and Australia. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (847) 937-6100.

ACQUISITION OF ALZA CORPORATION

    On June 21, 1999, Abbott announced that it had signed a definitive agreement to acquire ALZA Corporation, a research-based pharmaceutical products company with leading drug delivery technologies, for approximately $7.3 billion in Abbott common stock. For the year ended December 31, 1998, ALZA reported net revenue of $646.9 million and net income of $108.3 million. ALZA stockholders will receive a fixed exchange ratio of 1.20 shares of Abbott common stock for each share of ALZA common stock. The completion of the transaction is subject to a number of conditions, including regulatory approval and the approval of ALZA's stockholders. The transaction is intended to receive pooling of interests accounting treatment and is expected to be completed by the end of 1999; however, there can be no guarantee that the transaction will be completed by that time.

SECOND QUARTER RESULTS

    On July 9, 1999, Abbott reported net sales of $3.243 billion for the second quarter of 1999, compared to $3.067 billion for the second quarter of 1998. For the second quarter of 1999, Abbott reported net earnings of $642.7 million, or $0.42 per diluted share, compared to $585.6 million, or $0.38 per diluted share, for the second quarter of 1998.

            THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE
                             STOCKHOLDERS AGREEMENT

    THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT. STOCKHOLDERS SHOULD READ CAREFULLY THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT WHICH ARE ATTACHED, RESPECTIVELY, AS ANNEXES 1,2 AND 3 TO THIS PROXY STATEMENT/PROSPECTUS.

THE MERGER AGREEMENT

    CONDITIONS TO THE COMPLETION OF THE MERGER. The closing of the merger will take place no later than the first business day following satisfaction of the conditions described in the merger agreement or such other date as is agreed to in writing by the parties. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

    - the adoption of the merger agreement by the holders of a majority of all outstanding shares of Perclose common stock;

    - approval of the shares of Abbott common stock issuable to Perclose stockholders in the merger for listing on the New York Stock Exchange, subject to official notice of issuance;

    - no judgment, order, statute, law or regulation being entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition in effect, and no suit, action or proceeding by any governmental entity pending that would prevent the completion of the merger;

    - the expiration or termination of the waiting period required under the Hart-Scott-Rodino Act;

    - the expiration of any applicable period for action under the German antitrust laws; and

    - the effectiveness of the registration statement on Form S-4 under the Securities Act.

    In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of the other party set forth in the merger agreement being true and correct as of the effective time of the merger except where the failure to be true and correct would not have a material adverse effect;

    - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date on which the merger is to be completed;

    - the absence of any material adverse change in the other party from July 8, 1999 until the date on which the merger is to be completed or, if one has occurred, it has been cured;

    - Abbott and Perclose must receive letters, respectively, from Arthur Andersen LLP and Ernst & Young LLP regarding those firms' concurrence with Abbott management's and Perclose management's conclusions, respectively, that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement; and

    - Perclose having received from Wilson Sonsini Goodrich & Rosati, its special counsel, and Abbott having received from Skadden, Arps, Slate, Meagher & Flom (Illinois), its special counsel, an opinion in each case dated as of the closing date stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    Finally, Abbott's obligation to effect the merger is subject to receipt of executed affiliate agreements from Perclose affiliates. The form of affiliate agreement is attached as Annex A to the merger agreement.

    The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in connection with a party, any change or effect that is, or is reasonable likely to be within three months, materially adverse to the business, properties, assets, prospects or financial condition of that party and its subsidiaries taken as a whole, other than any adverse change or effect: (1) proximately caused by conditions affecting the economy or the securities markets generally, (2) resulting from the announcement or pendency of the merger, except for the loss of the services of a key group of employees of Perclose and (3) any litigation brought or threatened against Perclose or any member of its board of directors relating to the merger.

    Perclose cannot assure that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Perclose cannot, at this point, determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to Perclose's decision to complete the merger and whether Perclose believes there has been a material change in the terms of the merger and its effect on Perclose stockholders. In making its determination, Perclose would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of Perclose as an independent entity. If Perclose determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

    NO SOLICITATION. The merger agreement provides that Perclose will not, nor will it authorize or permit any of its directors, officers or employees or any investment banker, attorney, or other representative or agent of it or any of its subsidiaries to, directly or indirectly:

    - solicit, initiate or encourage any inquiries or takeover proposals, as described below;

    - engage in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, a takeover proposal; or

    - agree to, approve or recommend any takeover proposal, or otherwise facilitate any effort or attempt to make or implement a takeover proposal;

provided, that if the Perclose board of directors determines in good faith, after consultation with its legal advisors, that such action is necessary in order to comply with its fiduciary duties under applicable law, Perclose may, in response to a superior proposal, as described below, which was not solicited by it, subject to providing prior oral and written notice of its decision to do so to Abbott:

    - furnish under a customary and reasonable confidentiality agreement information about Perclose to any person making a superior proposal; and

    - participate in negotiations regarding such superior proposal.

    The merger agreement provides that:

    - the term "takeover proposal" means any offer or proposal for, any direct or indirect acquisition or purchase of a substantial amount of assets of Perclose or at least a 20% interest in Perclose's total voting securities or any tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of any class of equity securities of Perclose or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Perclose; and

    - the term "superior proposal" means any bona fide written takeover proposal, for which financing, to the extent required, is then committed, made by a third party to acquire, directly or indirectly, more than 50% of the voting power of the Perclose common stock or all or substantially all of Perclose's assets and otherwise on terms which the Perclose board of directors of the Company determines, in good faith, after consultation with a financial advisor of nationally recognized reputation, to be more favorable to Perclose stockholders than the merger with Abbott.

    Except as expressly permitted by the merger agreement, neither the Perclose board of directors nor any committee of the board will:

    - withdraw or modify, or propose to withdraw or modify, in a manner adverse to Abbott, the approval or recommendation by the Perclose board of directors or such committee of the merger or the merger agreement;

    - approve or recommend, or propose to approve or recommend, any takeover proposal; or

    - cause Perclose to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal, other than any such agreement entered into concurrently with a termination as described in the next sentence in order to facilitate such action.

    Notwithstanding the foregoing, in response to a superior proposal which was not solicited by Perclose and which did not otherwise result from a breach of the provisions of the merger agreement described above, the Perclose board of directors may terminate the merger agreement, but only if (1) the Perclose board of directors determines in good faith, after consultation with its legal advisors, that it is necessary to comply with its fiduciary duties to its stockholders and (2) the Perclose board of directors has delivered written notice to Abbott advising Abbott that the Perclose board of directors is prepared to accept a superior proposal. Perclose must pay a fee in the amount of $20 million in immediately available funds to Abbott upon such termination. See "--Termination" and "--Termination Fees."

    TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of Perclose as follows:

    - Abbott and Perclose may jointly agree to terminate the merger agreement at any time without completing the merger.

    - Either Abbott or Perclose may terminate the merger agreement if:

       -- Abbott and Perclose do not complete the merger by December 31, 1999;

       -- the holders of a majority of the outstanding shares of Perclose common stock do not adopt the merger agreement;

       -- a statute, rule, regulation or executive order has been enacted, entered or promulgated, which prohibits the completion of the merger;

       -- an order, decree, ruling or injunction has been entered, and is final and non-appealable, permanently restraining, enjoining or otherwise prohibiting the merger;

       -- the Perclose board of directors receives an unsolicited proposal by a third party to acquire Perclose on terms determined by the Perclose board of directors to be more favorable to its stockholders than the terms of the merger with Abbott, and the board in good faith determines, after consultation with its legal advisors, that failure to accept that superior proposal would create a substantial risk of liability for breach of its fiduciary duties to its stockholders, and Perclose (1) notifies Abbott of such proposal and (2) pays the termination fee described below; or

       -- the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 45 days of receipt of notice.

    - Abbott may also terminate the merger agreement if:

       -- the Perclose board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reconfirm its recommendation upon request by Abbott; or

       -- Perclose breaches the stock option agreement in any material respect.

    TERMINATION FEES. Perclose must pay Abbott a termination fee of $20 million in immediately available funds in connection with the merger agreement and the merger if:

    - (1) Perclose receives a takeover proposal or a takeover proposal otherwise is publicly announced and the Perclose stockholders fail to approve the merger agreement or (2) the Perclose board of directors withdraws or adversely modifies its recommendation;

    - Perclose terminates the merger agreement because a superior proposal has been received and entered into, and (1) Perclose has provided notice of that proposal to Abbott and (2) the Perclose board has determined that failure to accept that superior proposal would create a substantial risk of liability for breach of its fiduciary duty to its stockholders;

    - Perclose intentionally or in bad faith materially breaches any of its covenants or agreements;

    - Perclose refuses to permit Abbott to exercise the option provided for in the stock option agreement; or

    - Perclose is acquired by another entity or enters into an acquisition agreement with another entity within twelve months of a termination of the merger agreement for any other reason, except a willful and material breach by Abbott of the merger agreement not cured within 45 days notice.

    The merger agreement further provides that if Perclose fails to pay any termination fee due, Perclose must pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of the termination fee.

    CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, Perclose has agreed that, prior to the effective time of the merger, it will use commercially reasonable efforts to preserve in all material respects its business organization intact and will conduct its operations in the ordinary and usual course of business consistent with past practice, including retaining the services of employees and conducting business with customers, suppliers, licensors, licensees, distributors, regulators, creditors and others having business relationships with it. In addition, Perclose has agreed that until the completion of the merger or unless Abbott consents, Perclose and its subsidiary will conduct their business in accordance with specific restrictions relating to the following:

    - the issuance of dividends and other distributions;

    - the issuance and redemption of securities;

    - amendment of the certificate of incorporation or bylaws of Perclose;

    - the acquisition of assets or other entities;

    - the disposition of properties or assets;

    - the incurrence of indebtedness;

    - capital expenditures;

    - settlement of litigation or claims;

    - modification or termination of significant contracts or agreements;

    - entering into or extending agreements relating to the distribution, sale, license, promotion or marketing by third parties of Perclose's products;

    - modification of any Perclose product registration or license;

    - maintenance of insurance policies;

    - employees or employee benefits;

    - licenses and intellectual property; or

    - accounting principles or practices.

    AMENDMENT; EXTENSION AND WAIVER. The merger agreement may, by mutual agreement, be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of Perclose, no amendment may be entered into which requires further approval by the stockholders without the consent of the stockholders. In addition, at any time prior to the completion of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and, except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

    EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement and except that Abbott and Perclose will share equally the expenses incurred in connection with printing and mailing this proxy statement/prospectus and the registration statement of which it is a part.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

    - corporate organization and similar corporate matters of Abbott and Perclose;

    - the capital structure of Perclose;

    - authorization of the merger agreement, the stock option agreement and the stockholders agreement and related matters of Abbott and Perclose;

    - absence of material changes or events concerning Abbott or Perclose not previously disclosed in documents filed by Abbott or Perclose, as the case may be, with the SEC;

    - the accuracy of information contained in documents filed by each of Abbott and Perclose with the SEC and the absence of undisclosed liabilities of Perclose;

    - the accuracy of information supplied by each of Abbott and Perclose in connection with this proxy statement/prospectus and the related registration statement;

    - the treatment of the merger as a pooling of interests and a tax-free reorganization;

    - compliance with applicable laws by Perclose;

    - litigation of Perclose;

    - existing benefit plans of Perclose;

    - matters relating to compliance with the Employee Retirement Income Security Act by Perclose;

    - title to properties of Perclose;

    - filing of tax returns and payment of taxes by Perclose;

    - required stockholder vote of Perclose;

    - satisfaction or inapplicability of certain state takeover statutes' requirements for Perclose;

    - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Perclose;

    - receipt of a fairness opinion by Perclose from its financial advisor;

    - intangible assets of Perclose;

    - the possession of and compliance with permits necessary to conduct Perclose's business;

    - the inapplicability of Perclose's rights agreement or "poison pill" to the merger;

    - intellectual property and year 2000 matters of Perclose;

    - product registrations of Perclose;

    - insurance policies of Perclose;

    - products of Perclose;

    - performance of contracts of Perclose; and

    - interim operations of AL Acquisition Corp.

    The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Representations and Warranties."

    CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of AL Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving corporation following the merger, except that the name of the surviving corporation will be changed to "Perclose, Inc."

THE STOCK OPTION AGREEMENT

    Abbott required Perclose to enter into the stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants Abbott the option to buy up to 2,223,818 shares of Perclose common stock at an exercise price of $54.00 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Perclose common stock outstanding on July 8, 1998, the option would be exercisable for approximately 19.9% of the outstanding shares of Perclose common stock, or 16.6% after issuance of the shares of Perclose common stock subject to the option.

    The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Perclose or its assets before completion of the merger.

    Abbott may exercise the option, in whole or part, up to one year from the date on which Abbott first has the right to receive the termination fee.

    The option will terminate and not become exercisable upon any of the following:

    - completion of the merger;

    - the termination of the merger agreement other than under circumstances which cause the option to become exercisable or in which it is still possible that the option would become exercisable; or

    - twelve months after termination of the merger agreement if the option has not become exercisable.

    Upon the occurrence of events set forth in the stock option agreement, Perclose is required to repurchase the option or the shares issued upon exercise of the option. In addition, the stock option agreement grants registration rights to Abbott with respect to the shares of Perclose common stock represented by the option.

THE STOCKHOLDERS AGREEMENT

    As a condition to entering into the merger agreement, Abbott required all of the directors and executive officers of Perclose to enter into a stockholders agreement pursuant to which they agreed to vote all of their Perclose shares "FOR" adoption of the merger agreement.

    As of the record date, the Perclose stockholders who entered into the stockholders agreement collectively held approximately 2,161,013 shares of Perclose common stock which represented approximately 19.3% of the outstanding Perclose common stock. None of these stockholders was paid additional consideration in connection with the stockholders agreement.

    Each party to the stockholders agreement agreed not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to, the Perclose stock and options owned, controlled or acquired, either directly or indirectly, by that person.

    The stockholders agreement will terminate upon the earliest to occur of (1) the completion of the merger, (2) the termination of the merger agreement and
(3) March 31, 2000.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Abbott common stock is listed on the New York Stock Exchange under the trading symbol "ABT." Perclose common stock is quoted on The Nasdaq National Market under the trading symbol "PERC." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Abbott common stock on the New York Stock Exchange Composite Transaction Tape and of Perclose common stock on The Nasdaq National Market. For current price information, stockholders are urged to consult publicly available sources.

                                                                            ABBOTT                              PERCLOSE
                                                                         COMMON STOCK                         COMMON STOCK
                                                              -----------------------------------   --------------------------------
                                                                                        DIVIDENDS                          DIVIDENDS
CALENDAR PERIOD                                                 HIGH         LOW        DECLARED      HIGH       LOW       DECLARED
------------------------------------------------------------  --------       ---        ---------   --------     ----      ---------
1997
  First Quarter.............................................  $30 1/4      $24 7/8        $.135     $28 1/2      $19        N/A
  Second Quarter............................................   34 7/16      26 7/16        .135      27 1/4       20        N/A
  Third Quarter.............................................   34 1/4       29 3/8         .135      27 3/8       20 3/4    N/A
  Fourth Quarter............................................   34 5/8       28 1/2         .135      27 1/2       18        N/A

1998
  First Quarter.............................................   39 7/16      32 1/2          .15      32 3/8       17 3/4    N/A
  Second Quarter............................................   42 11/16     34 7/8          .15      31 15/16     22 21/32  N/A
  Third Quarter.............................................   45 11/16     36 5/8          .15      30 1/4        9 3/8    N/A
  Fourth Quarter............................................   50 1/16      39              .15      38 1/16      13 3/8    N/A

1999
  First Quarter.............................................   51 7/16      43              .17      50           29 1/8    N/A
  Second Quarter............................................   53 5/16      41 15/16        .17      49 3/8       24 1/8    N/A
  Third Quarter (through August 24, 1999)...................   45 11/16     40 11/16        .17      52           38 7/8     NA

N/A--Not applicable

    The following table sets forth the high and low sales prices per share of Abbott common stock on the New York Stock Exchange Composite Transaction Tape and of Perclose common stock on The Nasdaq National Market on July 7, 1999, the last full trading day before the public announcement of the merger agreement, and on August 24, 1999, the last day for which that information could be calculated prior to the date of this proxy statement/prospectus:

                                                               ABBOTT                         PERCLOSE
                                                            COMMON STOCK                    COMMON STOCK
                                                    -----------------------------   -----------------------------
                                                        HIGH             LOW            HIGH             LOW
                                                        -----            ---            -----            ---
July 7, 1999......................................      $44 7/16        $43 7/16        $52             $48
August 24, 1999...................................      $44 5/16        $43 5/16        $51 11/16       $51

                  COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                 OF ABBOTT AND COMMON STOCKHOLDERS OF PERCLOSE

    The rights of Perclose stockholders are currently governed by the Delaware General Corporation Law, Perclose's restated certificate of incorporation and Perclose's bylaws. After completion of the merger, a Perclose stockholder will become a shareholder of Abbott, and, accordingly, his or her rights will be governed by the Illinois Business Corporation Act, Abbott's restated articles of incorporation and Abbott's bylaws.

    The following description summarizes some differences between the rights of holders of Abbott common stock and Perclose common stock. While we believe the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read the entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Perclose and a shareholder of Abbott.

CAPITALIZATION

    ABBOTT.  The total authorized shares of capital stock of Abbott consist of
(1) 2.4 billion common shares, without par value, and (2) one million preferred shares, $1.00 par value per share. At the close of business on August 20, 1999, approximately 1.5 billion Abbott common shares were issued and outstanding, and no Abbott preferred shares were issued and outstanding. Abbott is not prohibited under the merger agreement or otherwise from issuing additional Abbott common shares or preferred shares.

    PERCLOSE. The total authorized shares of capital stock of Perclose consists of (1) 30 million shares of common stock, $0.001 par value per share, and (2) 5 million shares of preferred stock, $0.001 par value per share. The board of directors has designated 30,000 shares of preferred stock as Series A Participating Preferred Stock. At the close of business on August 16, 1999, there were approximately 11.2 million shares of Perclose common stock outstanding, and no shares of Perclose preferred stock outstanding. Perclose's restated certificate of incorporation and bylaws do not prohibit Perclose from issuing additional shares of Perclose common stock or Perclose preferred stock. Under the merger agreement, however, Perclose is prohibited from issuing additional Perclose common stock or Perclose preferred stock, except for Perclose common stock issued pursuant to options and other awards outstanding as of July 8, 1999 under Perclose's stock option plans or as is otherwise permitted under the merger agreement.

VOTING RIGHTS

    ABBOTT. Each holder of Abbott common shares is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Abbott's restated articles of incorporation provide that each shareholder may cumulate votes in the election of directors and give one candidate the number of votes equal to the number of directors multiplied by the number of the shareholder's shares or to distribute those cumulative votes in any proportion among the candidates.

    PERCLOSE. Each holder of Perclose common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and may not cumulate votes for the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors to be selected at that meeting, thereby precluding minority stockholder representation on Perclose's board of directors.

BOARD OF DIRECTORS

    ABBOTT. Abbott's bylaws provide that Abbott's entire board of directors is elected each year.

    PERCLOSE. Perclose's bylaws provide that Perclose's board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of Perclose's board of directors is elected each year.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

    ABBOTT. Abbott's board of directors currently has 13 members. The number of directors may be changed by a resolution adopted by Abbott's board of directors and also by Abbott's shareholders under Illinois law. The term of each director expires at the next annual meeting of shareholders following his or her election.

    Abbott's bylaws further provide that vacancies and newly created directorships shall be filled by a majority of directors then in office, even if less than a quorum. According to Abbott's bylaws, not more than one-third of the directors of Abbott may be selected to fill vacancies in this manner during any period between shareholder meetings.

    Abbott's restated articles of incorporation do not address removal of directors. As such, Illinois law provides that the holders of a majority of the outstanding shares entitled to vote at an election of directors may remove any director, with or without cause, at a meeting of shareholders. However, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

    PERCLOSE. Perclose's board of directors currently has 7 members. Perclose's bylaws provide that the number of directors may be changed by an amendment to the bylaws, duly adopted by the board of directors or a majority of the stockholders, or by a duly adopted amendment to the certificate of incorporation.

    Under Perclose's restated certificate of incorporation, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors, even if less than a quorum or by a sole director; however, a vacancy created by the removal of a director by the vote of the stockholders or by a court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held stockholder meeting at which a quorum is present.

    Perclose's bylaws provide that unless otherwise specified by statute, directors may be removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors. Delaware law states that, with a staggered board, directors may only be removed for cause unless the certificate of incorporation, not bylaws, provides otherwise. Thus, removal of Perclose's directors may be done only for cause.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

    ABBOTT. Under Illinois law, amendments to a corporation's articles of incorporation must be adopted by the action of the board of directors and approved by two-thirds of all votes entitled to vote on that amendment. Additionally, if any class or series of shares is entitled to vote as a class, the proposed amendment must be approved by at least two-thirds of the votes of the shares of each class or series of shares entitled to vote as a class. Illinois law permits a corporation to decrease the voting requirement. Abbott's restated articles of incorporation do not provide for a decrease of the voting requirement. Illinois law permits certain non-economic changes to be made to a corporation's articles of incorporation with the approval of a majority of the entire board of directors, without shareholder approval.

    PERCLOSE. Under Delaware law, amendments to a corporation's certificate of incorporation must be approved by the board of directors, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Perclose's restated certificate of incorporation requires the affirmative vote of two-thirds of the then outstanding voting securities of the corporation, voting together as a single class, to amend the provisions relating to cumulative voting, the number and election of directors, and stockholder action.

AMENDMENTS TO BYLAWS

    ABBOTT. Abbott's bylaws provide that the bylaws may be made, altered, amended or repealed by the shareholders or the board of directors.

    PERCLOSE. Perclose's restated certificate of incorporation and bylaws give the stockholders entitled to vote and the board of directors each the power to adopt, amend or repeal Perclose's bylaws by a vote of a majority of the total number of directors or at any regular or special meeting of the stockholders by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares entitled to vote thereon. The fact that such power has been conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

STOCKHOLDER ACTION

    ABBOTT. Under Illinois law, unless otherwise provided in a corporation's articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting and without a vote, if a consent in writing is signed by holders of shares having at least the number of votes necessary to authorize or take such action at a shareholder meeting. Abbott's restated articles of incorporation are silent on this matter so Abbott's shareholders may act by written consent.

    PERCLOSE. Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken by a corporation's stockholders may be effected by less than unanimous consent without prior notice and without a vote. Perclose's restated certificate of incorporation states that no action can be taken by the stockholders except at an annual or special meeting of the stockholders, and no action can be taken by the stockholders' written consent.

SPECIAL STOCKHOLDER MEETINGS

    ABBOTT. Abbott's bylaws provide that a special meeting of Abbott's shareholders may be called only by:

    - the chairman of the board of directors;

    - the chief executive officer;

    - the president;

    - the board of directors; or

    - the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called.

    PERCLOSE. Perclose's bylaws provide that special meetings of the stockholders may be called only by:

    - the chairman of the board of directors;

    - the president;

    - the board of directors; or

    - one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS OTHER THAN ELECTION OF
  DIRECTORS

    ABBOTT. Abbott's bylaws provide that a shareholder must give advance written notice to bring business properly before an annual meeting of shareholders. Abbott's bylaws provide that a shareholder's written notice must be delivered to or mailed and received:

    - not earlier than October 1 nor later than the first business day of January prior to the annual meeting; or

    - if the annual meeting is not in April and less than 65 days' notice or prior public disclosure of the date of an annual meeting is given or made to shareholders, a shareholder's notice must be received not later than the close of business on the fifteenth day following the date on which Abbott mailed its annual meeting notice or such public disclosure was made, whichever first occurs.

    Abbott's bylaws require that, to be in proper form, a shareholder's notice must contain:

    - a brief description of the business the shareholder desires to bring before the annual meeting and the reasons for conducting the business at the annual meeting;

    - the shareholder's name and address;

    - the class and number of shares of capital stock that the shareholder beneficially owns; and

    - any material interest the shareholder has in the proposal.

    PERCLOSE. Perclose's bylaws provide that a stockholder must deliver advance written notice to propose business to be brought before a meeting. Perclose's bylaws provide that a stockholder's notice must be delivered to or mailed and received:

    - not less than 120 calendar days in advance of the date specified in Perclose's prior year proxy statement; or

    - if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received by Perclose a reasonable time before the solicitation is made.

    Perclose's bylaws require that, to be in proper form, a stockholder's notice to the secretary shall set forth:

    - the name and address of the stockholder who intends to propose the business and the business to be proposed; and

    - a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

    ABBOTT. Abbott's bylaws also require advance notice from shareholders who want to nominate candidates for election as directors. Abbott's bylaws provide that a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Abbott:

    - not earlier than October 1 nor later than the first business day of January prior to the annual meeting; or

    - if the annual meeting is not in April and less than 65 days' notice or prior public disclosure of the date of an annual meeting is given or made to shareholders, a shareholder's notice must be received not later than the close of business on the fifteenth day following the day on which Abbott mailed its annual meeting notice or such public disclosure was made, whichever first occurs.

    Abbott's bylaws require that, to be in proper form, a shareholder's notice must contain:

    - as to each person whom the shareholder proposes to nominate for election or re-election as a director:

       --  the nominee's name, age, business address and residence address;

       --  the nominee's principal occupation or employment;

       -- the class and number of shares of capital stock that the nominee beneficially owns;

       -- the nominee's signed consent to serve as a director of the corporation if elected;

       -- any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of director pursuant to Securities and Exchange Commission rules; and

       -- any other information as Abbott may reasonably require to determine the nominee's eligibility to serve as a director; and

    - as to the shareholder giving notice:

       --  the shareholder's name and record address; and

       -- the class and number of shares of capital stock that the shareholder beneficially owns.

    PERCLOSE. Perclose's bylaws also require advance notice from stockholders who want to nominate candidates for election as directors. Perclose's bylaws provide that a stockholder's notice must be delivered to or mailed and received:

    - not less than 120 calendar days in advance of the date specified in Perclose's prior year proxy statement; or

    - if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received by Perclose a reasonable time before the solicitation is made.

    Perclose's bylaws require that, to be in proper form, a stockholder's notice to the secretary shall set forth:

    - the name and address of the stockholder who intends to make the nominations and of the person or persons to be nominated;

    - a representation that the stockholder is a holder of record of stock of Perclose entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

    - if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

    - such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

    - if applicable, the consent of each nominee to serve as director of the corporation if so elected.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    ABBOTT. Illinois law permits a corporation to include in its articles of incorporation a provision limiting the liability of its directors to the corporation and its shareholders for money damages for breach of fiduciary duty as a director, except:

    - for any breach of the director's duty of loyalty to the corporation or its shareholders;

    - for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or other unlawful acts after the dissolution of the corporation; or

    - for any transaction from which the director derived an improper personal benefit.

    The provision does not eliminate or limit the liability of a director for any act or omission occurring before the date the provision became effective. Abbott's restated articles of incorporation contain such a provision which limits director's liability, except for the exceptions listed above.

    PERCLOSE. Delaware law permits a corporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for damages for any breach of fiduciary duty in such capacity. However, no such provision can eliminate or limit the liability of any director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or other unlawful acts after the dissolution of the corporation; or

    - for any transaction from which the director derived an improper personal benefit.

    The provision does not eliminate or limit the liability of a director for any act or omission occurring before the date the provision became effective. Perclose's restated certificate of incorporation contains a provision eliminating the personal liability of directors to the corporation and the stockholders for damages for any breach of fiduciary duty in such capacity to the fullest extent permitted under Delaware law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    ABBOTT. Generally, Illinois law provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is a director, officer, employee or agent of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her actions were unlawful.

    Abbott's restated articles of incorporation provide that any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, must, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, be indemnified, and the corporation must, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, advance expenses incurred in defending such actions, suits or proceedings, to the fullest extent permitted by law.

    PERCLOSE. Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

    Perclose's restated certificate of incorporation states that Perclose may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of Perclose or serves or served at any other enterprise as a director, officer or employee at the request of Perclose or any predecessor to Perclose.

DIVIDENDS

    ABBOTT. Under Illinois law, no distribution to shareholders may be made if, after giving it effect: (1) the corporation would be insolvent; or (2) the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

    Abbott's restated articles of incorporation provide that before any dividends on the common shares or on any other class or classes of shares ranking junior to the preferred shares with respect to payment of dividends can be paid or declared or set apart for payment, the holders of preferred shares are entitled to receive when and as declared by Abbott's board of directors, cumulative cash dividends, out of any funds legally available for the declaration of dividends. No dividends will be paid on any series of the preferred shares in respect of any dividend period unless all cumulative dividends accrued prior to that dividend period with respect to all preferred shares of each other series have been paid or declared and set aside for payment. Subject to any preferential rights of any other class or series of shares, holders of Abbott common shares are entitled to receive dividends if, as and when Abbott's board of directors declares dividends payable out of funds legally available for distribution.

    PERCLOSE. Under Delaware law, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Perclose's restated certificate of incorporation is silent on this issue.

BUSINESS COMBINATIONS

    ABBOTT. Abbott is governed by the provisions of section 11.75 of the Illinois Business Corporation Act. Section 11.75 provides that a merger, consolidation or disposition of assets or securities involving an "interested shareholder" defined as a person beneficially owning 15% or more of a corporation's voting stock, would be prohibited for three years following the date such person became an interested shareholder unless:

    - before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder;

    - upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or

    - following the transaction in which such person became an interested shareholder, the transaction is approved by the board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting shares not owned by the interested shareholder.

    Illinois law provides an extra protection for Illinois interested shareholder transactions in Section 7.85 of the Illinois Business Corporation Act by requiring any business combination to be approved by at least 80% of the combined voting power of outstanding shares of all classes and two-thirds of the disinterested shares. The higher voting requirements of this provision do not apply to a transaction if (1) two-thirds of the disinterested directors approve the transaction or (2) certain price and procedure requirements of Section 7.85 are satisfied.

    Sections 7.85 and 11.75 only apply to Illinois corporations, such as Abbott, which have a class of voting shares that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq or is held of record by more than 2,000 shareholders. An Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 in its original articles of incorporation or an amendment thereto or in its bylaws, which amendment must be approved by majority shareholder vote and may not be further amended by the board of directors. Abbott is governed by Sections 7.85 and 11.75.

    PERCLOSE. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is also prohibited from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder unless certain conditions are satisfied. The definition of "interested stockholder" and the conditions to be satisfied are the same as under Section 11.75 of the Illinois Business Corporation Act.

MERGER OR SALE OF ASSETS

    ABBOTT. Abbott's articles of incorporation contain no provisions governing a merger or the sale of all or substantially all of its property and assets, but Illinois corporate law requires such transactions to be approved by holders of two-thirds of the outstanding stock entitled to vote thereon.

    PERCLOSE. Perclose's restated certificate of incorporation contains no provisions governing a merger or the sale of all or substantially all of its property and assets, but Delaware corporate law, unlike Illinois corporate law, requires such transactions to be approved by holders of a simple majority of the outstanding stock entitled to vote thereon.

DISSENTERS OR APPRAISAL RIGHTS

    ABBOTT. Under Illinois law, shareholders are entitled to dissent from and obtain payment for his or her shares in the event of any of the following corporate actions:

    - mergers and share exchanges if shareholder authorization is required for the transaction by the Illinois Business Corporation Act or the corporation's articles of incorporation;

    - the sale, lease or exchange of all or substantially all of the corporate assets; or

    - amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares.

    PERCLOSE. Under Delaware law, appraisal rights may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger or consolidation. In addition, no appraisal rights are available to holders of shares of any class of stock which is either: (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities

Dealers, Inc. or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger or consolidation to accept anything other than:

    - shares of the surviving corporation;

    - shares of stock that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

    - cash in lieu of fractional shares; or

    - any combination of the foregoing.

Stockholders do not have dissenters' appraisal rights with respect to any transaction involving the sale, lease or exchange of all or substantially all of the assets of the corporation.

    Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing the appraisal rights in any merger or consolidation in which the corporation is a constituent corporation. Perclose's restated certificate of incorporation does not enlarge these rights.

RIGHTS PLAN

    ABBOTT.  Abbott does not currently have a rights plan.

    PERCLOSE. Perclose has a rights plan that effectively limits ownership of common stock by any person or group to 20%. The rights plan generally contains the following provisions:

    The board of directors declared a dividend of one right for each share of common stock outstanding on December 31, 1997. Prior to the distribution date referred to below, the rights are evidenced by and trade with the certificates for the common stock. After the distribution date, Perclose will mail rights certificates to its stockholders, and the rights will become transferable apart from the common stock.

    Rights will separate from the common stock and become exercisable following
(1) the tenth day (or such later date as may be determined by a majority of the board not affiliated with the acquiring person or group) after a person or group acquires beneficial ownership of 20% or more of the common stock or (2) the tenth business day (or such later date as may be determined by a majority of the board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the Perclose common stock.

    After the distribution date, each right will entitle the holder to purchase for $100.00, one one-thousandth of a share of the Series A Participating Preferred Stock of Perclose with economic terms similar to that of one share of Perclose common stock.

    If an acquiror obtains 20% or more of the Perclose common stock (other than pursuant to a tender offer deemed adequate and in the best interests of Perclose and its stockholders by the board of directors), then each right (other than rights owned by an acquiring person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Perclose common stock having a then current market value of twice the exercise price.

    If, after an acquiring person obtains 20% or more of the Perclose common stock, (1) Perclose merges into another entity, (2) an acquiring entity merges into Perclose or (3) Perclose sells more than 50% of its assets or earning power, then each right (other than rights owned by an acquiring person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the exercise price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a permitted offer, in which case the rights will expire).

    At any time after the date an acquiring person obtains 20% or more of Perclose common stock and prior to the acquisition by the acquiring person of 50% of the outstanding shares of Perclose common stock, a majority of the Perclose board of directors may exchange the rights (other than rights owned by the acquiring person or its affiliates), in whole or in part, for shares of Perclose common stock at an exchange ratio of one share of Perclose common stock per right (subject to adjustment).

    Rights will be redeemable at Perclose's option for $0.01 per right at any time on or prior to the tenth day (or such later date as may be determined by a majority of the Perclose board of directors) after public announcement that a person has acquired beneficial ownership of 20% or more of the Perclose common stock.

    The rights expire on the earliest of (1) November 26, 2006, (2) exchange or redemption of the rights as described above or (3) consummation of a merger, consolidation or asset sale resulting in expiration of the rights as described above.

    The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date; thereafter, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders (other than the acquiring person).

                       OWNERSHIP OF PERCLOSE COMMON STOCK

    The following table sets forth certain information known to Perclose with respect to the beneficial ownership of the Perclose common stock as of August 16, 1999, by (1) each person who is known to Perclose to beneficially own more than five percent of the outstanding shares of the Perclose common stock, (2) each director of Perclose, (3) each executive officer of Perclose and (4) all Perclose directors and executive officers as a group. Unless otherwise indicated, the address of each Perclose director and executive officer is the address of Perclose's principal executive offices. A total of 11,197,814 shares of the Perclose common stock was issued and outstanding as of August 16, 1999.

                                                                                      COMMON STOCK
                                                                                      BENEFICIALLY         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    OWNED(1)         OF CLASS(2)
--------------------------------------------------------------------------------  --------------------  -------------
John B. Simpson, Ph.D., M.D.(3).................................................         1,653,885             14.7
Putnam Investment Management, Inc. .............................................         1,197,697             10.7
  One Post Office Square
  Boston, MA 02109
TCW Asset Management ...........................................................           759,993              6.8
  865 South Figueroa Street
  Suite 1800
  Los Angeles, CA 90017
Deerfield Management ...........................................................           600,000              5.4
  450 Lexington Avenue
  Suite 1450
  New York, NY 10017
Henry A. Plain, Jr.(4)..........................................................           245,778              2.2
James W. Vetter(5)..............................................................           229,053              2.0
Vaughn D. Bryson(6) ............................................................            79,716                *
  800 Pembroke Court
  Vero Beach, FL 32963
Serge Lashutka(7) ..............................................................            22,000                *
  Unocal Corporation
  2141 Rosecrans Avenue, Suite 4000
  El Segundo, CA 90245
Michael L. Eagle(8) ............................................................            20,000                *
  Eli Lilly and Company
  Lilly Corporate Center
  Indianapolis, IN 46285
Mark A. Wan(9) .................................................................             8,436                *
  Three Arch Partners
  2800 Sand Hill Road, Suite 270
  Menlo Park, CA 94025
Ronald W. Songer(10)............................................................           101,391                *
Coy F. Blevins(11)..............................................................            58,875                *
John G. McCutcheon(12)..........................................................            49,235                *
Kenneth E. Ludlum(13)...........................................................            85,902                *
Randolph E. Campbell(14)........................................................            52,296                *
All directors and executive officers as a group                                          2,607,150             22.4%
  (includes 12 persons)(15).....................................................

------------------------

*   Less than 1%.

 (1) Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Perclose common stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Percent of the outstanding shares of Perclose common stock, treating as outstanding all shares issuable on exercise of options held by the particular beneficial owner that are included in the first column.

 (3) Includes (a) 1,202,143 shares held by the Simpson Family Trust over which Dr. Simpson and his wife hold voting and dispositive control, (b) 49,200 shares held by the John David Simpson Trust over which Dr. Simpson and his wife hold voting and dispositive control and (c) 356,294 shares held by Fox Hollow, Ltd. Also includes 46,248 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (4) Includes (a) 95,349 shares held by the Plain Family Trust over which Mr. Plain and his wife hold voting and dispositive control, (b) 20,000 shares held by the Alexandra Marie Plain Trust, (c) 20,000 shares held by the Henry Albert Plain III Trust. Also includes 52,643 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (5) Includes 34,061 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (6) Includes 30,000 shares held by the Vaughn D. Bryson Irrevocable Trust. Also includes 49,716 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (7) Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (8) Consists of 20,000 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (9) Includes 8,436 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (10) Includes 34,563 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (11) Includes 30,475 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (12) Includes 41,837 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (13) Consists of 85,902 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (14) Includes 22,256 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

 (15) Includes 446,137 shares issuable upon exercise of stock options exercisable within 60 days after August 16, 1999.

                                 LEGAL MATTERS

    The validity of the shares of Abbott common stock to be issued in connection with the merger will be passed upon for Abbott by Skadden, Arps, Slate, Meagher & Flom (Illinois). The support for the discussion set forth under "The Merger--Material United States Federal Income Tax Consequences of the Merger" in this proxy statement/prospectus and the federal income tax consequences of the merger to Perclose and its stockholders will be passed upon for Perclose by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    Arthur Andersen LLP, independent public accountants, has audited Abbott's consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 1998, as indicated in its reports, which is incorporated by reference in this registration statement. The consolidated financial statements and schedule are incorporated by reference in reliance on Arthur Andersen LLP's report, which is given on its authority as an expert in accounting and auditing.

    The consolidated financial statements and financial statement schedule of Perclose at March 31, 1999 and March 31, 1998 and for each of the three years in the period ended March 31, 1999 appearing in Perclose's 1999 Annual Report (Form 10-K) have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference in the proxy statement of Perclose, which is referred to and made part of this prospectus and registration statement of Abbott. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    If the merger is not consummated, it is currently anticipated that the 1999 Annual Meeting of stockholders of Perclose will be held on or about November 30, 1999. The period during which stockholder proposals could be submitted in order to be considered for inclusion in the proxy materials for the 1999 Annual Meeting, should such meeting occur, has already expired.

                      WHERE YOU CAN FIND MORE INFORMATION

    Abbott and Perclose file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Abbott and Perclose file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room     New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center      Citicorp Center
Room 1024                 Suite 1300                500 West Madison Street
Washington, D.C. 20549    New York, NY 10048        Suite 1400
                                                    Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Abbott may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to Abbott are also available for inspection at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104 and the Chicago Stock Exchange at One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605. Reports, proxy statements and other information pertaining to Perclose are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    Abbott filed a registration statement on Form S-4 on August 25, 1999 to register with the SEC the Abbott common stock to be issued to Perclose stockholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Abbott in addition to being a proxy statement of Perclose. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Abbott's registration statement or the exhibits to the registration statement.

    The SEC allows Abbott and Perclose to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that Abbott and Perclose have previously filed with the SEC. These documents contain important business and financial information about Abbott and Perclose that is not included in or delivered with this proxy statement/prospectus.

ABBOTT FILINGS (FILE NO. 001-02189):

1.  Annual Report on Form 10-K for the year ended December 31, 1998;

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

3.  Current Report on Form 8-K filed on June 30, 1999;

4.  Definitive Proxy Statement filed on March 9, 1999; and

5. The description of Abbott common stock set forth in Abbott's registration statement filed on Form S-3 on July 23, 1999.

PERCLOSE FILINGS (FILE NO. 000-26890)

1.  Annual Report on Form 10-K for the year ended March 31, 1999;

2.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

3.  Definitive Proxy Statement filed on June 18, 1998; and

4. The description of Perclose common stock filed under Section 12 of the Exchange Act on September 29, 1995 and Perclose's rights to acquire junior participating preferred stock set forth in the Perclose Registration Statement on Form 8/A, as amended, filed on January 28, 1997 and as subsequently amended, filed on August 9, 1999.

    Abbott and Perclose also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Abbott has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Abbott, and Perclose has supplied all such information contained or incorporated by reference in this proxy statement/prospectus relating to Perclose.

    Perclose stockholders should not send in their Perclose certificates until they receive the transmittal materials from the exchange agent. Perclose stockholders of record who have further questions about their share certificates or the exchange of their Perclose common stock for Abbott common stock should call the exchange agent.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Abbott Laboratories                    Perclose, Inc.
100 Abbott Park Road                   400 Saginaw Drive
Abbott Park, Illinois 60064-6400       Redwood City, California 94063
Attention: Shareholder Services        Attention: Investor Relations
Telephone: (847) 937-6100              Telephone: (650) 473-3100

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date set forth on the cover page. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Abbott common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Abbott and Perclose and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Abbott and Perclose, wherever they occur in this proxy statement/ prospectus, are necessarily estimates reflecting the best judgment of the senior management of Abbott and Perclose, as the case may be, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

    - competitive pressures among health care products manufacturers and service providers may increase significantly;

    - costs or difficulties related to the integration of the business of Abbott and Perclose may be greater than expected;

    - general economic or business conditions, either internationally, nationally or in the states in which Abbott or Perclose is doing business, may be less favorable than expected resulting in, among other things, a reduced demand for health care products and services;

    - legislative or regulatory changes may adversely affect the business in which Abbott and Perclose are engaged;

    - technological changes, including "Year 2000" data systems compliance issues, may be more difficult or expensive than anticipated; and

    - changes may occur in the securities markets.

    Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1998 of Abbott, including any amendments, and the Annual Report on Form 10-K for the year ended March 31, 1999 of Perclose, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Abbott nor Perclose undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                                                         ANNEX 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JULY 8, 1999
                                     AMONG
                              ABBOTT LABORATORIES,
                              AL ACQUISITION CORP.
                                      AND
                                 PERCLOSE, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
ARTICLE I
    The Merger..........................................................................................        1-1
                       Section 1.1  The Merger..........................................................        1-1
                       Section 1.2  Closing.............................................................        1-1
                       Section 1.3  Effective Time......................................................        1-2
                       Section 1.4  Effects of the Merger...............................................        1-2
                       Section 1.5  Certificate of Incorporation and By-Laws............................        1-2
                       Section 1.6  Directors...........................................................        1-2
                       Section 1.7  Officers............................................................        1-2

ARTICLE II
    Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
     Certificates.......................................................................................        1-2
                       Section 2.1  Effect on Capital Stock.............................................        1-2
                       Section 2.2  Exchange of Certificates............................................        1-3

ARTICLE III
    Representations and Warranties......................................................................        1-5
                       Section 3.1  Representations and Warranties of the Company.......................        1-5
                       Section 3.2  Representations and Warranties of Parent and Sub....................       1-19

ARTICLE IV
    Covenants Relating to Conduct of Business...........................................................       1-22
                       Section 4.1  Conduct of Business.................................................       1-22
                       Section 4.2  No Solicitation.....................................................       1-24

ARTICLE V
    Additional Agreements...............................................................................       1-26
                       Section 5.1  Preparation of the Form S-4 and the Proxy Statement; Stockholders
                                    Meeting.............................................................       1-26
                       Section 5.2  Letters of the Company's Accountants................................       1-26
                       Section 5.3  Letters of Parent's Accountants.....................................       1-27
                       Section 5.4  Access to Information; Confidentiality..............................       1-27
                       Section 5.5  Reasonable Efforts; Notification....................................       1-27
                       Section 5.6  Stock Options.......................................................       1-28
                       Section 5.7  Indemnification and Insurance.......................................       1-29
                       Section 5.8  Fees and Expenses...................................................       1-30
                       Section 5.9  Public Announcements................................................       1-31
                      Section 5.10  Affiliates..........................................................       1-31
                      Section 5.11  Stock Exchange Listing..............................................       1-31
                      Section 5.12  Pooling of Interests................................................       1-32
                      Section 5.13  Service Credit......................................................       1-32

                                                                                                            PAGE
                                                                                                          ---------
ARTICLE VI
    Conditions Precedent................................................................................       1-32
                       Section 6.1  Conditions to Each Party's Obligation to Effect the Merger..........       1-32
                       Section 6.2  Conditions to Obligations of Parent and Sub.........................       1-32
                       Section 6.3  Conditions to Obligation of the Company.............................       1-33
                       Section 6.4  Frustration of Closing Conditions...................................       1-34

ARTICLE VII......
    Termination, Amendment and Waiver...................................................................       1-34
                       Section 7.1  Termination.........................................................       1-34
                       Section 7.2  Effect of Termination...............................................       1-35
                       Section 7.3  Amendment...........................................................       1-35
                       Section 7.4  Extension; Waiver...................................................       1-36

ARTICLE VIII
    General Provisions..................................................................................       1-36
                       Section 8.1  Nonsurvival of Representations and Warranties.......................       1-36
                       Section 8.2  Notices.............................................................       1-36
                       Section 8.3  Definitions.........................................................       1-37
                       Section 8.4  Interpretation......................................................       1-37
                       Section 8.5  Counterparts........................................................       1-37
                       Section 8.6  Entire Agreement; No Third-Party Beneficiaries......................       1-38
                       Section 8.7  Governing Law.......................................................       1-38
                       Section 8.8  Assignment..........................................................       1-38
                       Section 8.9  Enforcement.........................................................       1-38
                      Section 8.10  Severability........................................................       1-38

    AGREEMENT AND PLAN OF MERGER dated as of July 8, 1999, among Abbott Laboratories, an Illinois corporation ("Parent"), AL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Perclose, Inc., a Delaware corporation (the "Company").

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent, acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company, together with the associated right (a "Right") to purchase, pursuant to the Company's January 27, 1997 Preferred Shares Rights Agreement, as amended effective July 2, 1999 (the "Rights Agreement"), one one-thousandth of a share of the Company's Series A Participating Preferred Stock, par value $.001 per share (such common stock, together with the Rights, "Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common shares, no par value per share, of Parent ("Parent Common Stock");

    WHEREAS, concurrently herewith, the Company has entered into a Stock Option Agreement (the "Option Agreement") with Parent granting Parent an irrevocable option to purchase from the Company up to a number of authorized but unissued shares representing 19.9% of the outstanding shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

    WHEREAS, substantially concurrently herewith and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain affiliate stockholders of the Company have entered into a Stockholders Agreement (the "Stockholders Agreement");

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct wholly owned subsidiary (as defined in Section 8.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

    Section 1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

                                     1 - 1

    Section 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

    Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.5  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation shall be changed to "Perclose, Inc."

    (b) The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    Section 1.6 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 1.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    Section 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

    (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration") equal to the amount obtained by dividing the Per Share Price (as hereinafter defined) by the Average Price (as hereinafter defined); provided, however, that in no event shall the Exchange Ratio exceed 1.35 or be less than 1.10. The "Per Share Price" shall mean $54.00. The "Average Price" shall mean the average per share closing price of Parent Common Stock during the 20 full trading days preceding the date of

                                     1 - 2
the last full trading day prior to the Stockholders Meeting (as defined in Section 5.1) or any adjournment or postponement at which the Stockholder Approval (as defined in Section 3.1(q)) is obtained, as such prices are reported on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays or declares an extraordinary dividend with a record date prior to the Effective Date, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

    Section 2.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with BankBoston N.A. (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, but in any event within 10 business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax

                                     1 - 3
has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c). No interest shall be paid or shall accrue on any cash payable pursuant to Sections 2.2(c) or 2.2(e). Holders of unsurrendered Certificates shall not be entitled to vote at any meeting of shareholders of Parent.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

    (e)  NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source).

                                     1 - 4

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for, and Parent shall remain liable for, payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, without interest thereon.

    (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date immediately prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any governmental body or authority, any such Merger Consideration, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

    (i) AFFILIATES OF THE COMPANY. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any "affiliate" (as set forth on Section 3.1(u) of the Company Disclosure Schedule (as defined in Section 3.1)) of the Company shall not be exchanged until the Parent has received a written agreement from such person as provided in Section 5.10(a) hereof.

    (j) WITHHOLDING OF TAX. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the disclosure schedule delivered by the Company to Parent contemporaneous with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its

                                     1 - 5
properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on the Company. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-Laws, in each case as amended to the date hereof. The Company is not in violation of any of the provisions of its Restated Certificate of Incorporation and By-Laws.

    (b) SUBSIDIARIES. The Company has no subsidiaries other than Perclose GmbH (the "Company Sub"). The Company Sub is a corporation duly organized, validly existing and in good standing under the laws of Germany and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted. The Company Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of the Company Sub's organizational documents, as amended to the date hereof. The Company Sub is not in violation of any of the provisions of its organizational documents. All of the outstanding shares of capital stock or other ownership interests in the Company Sub are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, free and clear of all Liens (as defined in Section 3.1(d)). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, other than the Company Sub, there are no other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (including contingent rights) to acquire the same.

    (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on June 30, 1999, (i) 11,174,966 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,060,871 shares of Company Common Stock were subject to outstanding Stock Options (as defined in Section 5.6(a)), (iv) 150,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP") and (v) 30,000 shares of the Company's Series A Participating Preferred Stock were reserved for issuance in connection with the Rights Agreement. Except as set forth above, at the close of business on June 30, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Option Plans (as defined in Section 5.6(a)) and the ESPP shall be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for the Option Agreement, there are no securities, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, subscriptions or other rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Company Sub is a party, or by which either is bound, obligating the Company or the Company Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or assets of the Company or the Company Sub or obligating the Company or the Company Sub to issue, grant, extend or enter into any such security, option, warrant, call, conversion right, stock appreciation right, redemption right, repurchase right, preemptive right, subscription or other right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. None of the outstanding shares of the Company's capital stock is owned by a subsidiary of the

                                     1 - 6

Company. The Company has not repurchased any shares of the Company Common Stock since October 10, 1998.

    (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and the Option Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement and the Option Agreement. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement and the Option Agreement have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement shall not, and the execution, delivery and performance of the Stockholders Agreement by the parties thereto shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company or the Company Sub under any provision of (i) the Restated Certificate of Incorporation or By-Laws of the Company or the organizational documents of the Company Sub,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise or license applicable to the Company or the Company Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or the Company Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Option Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement, except that in the case of clause (iii)(B), such representation shall be made only as the date hereof. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or the Company Sub in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the Merger, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing by the Company Sub of any pre-merger notification required to be filed with the German Federal Cartel Office, (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notifications, the failure of which to be obtained or made would

                                     1 - 7
not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (e) SEC DOCUMENTS. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since March 31, 1996 (the "SEC Documents") in a timely manner. As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to usual and recurring year-end audit adjustments that have not been and are not expected to be material in amount and the absence of footnotes). Since the date of the most recent audited financial statements included in the Filed SEC Documents (as defined in Section 3.1(g)) and except as described in Section 3.1(e) of the Company Disclosure Schedule, the Company has not incurred any liabilities or obligations of any nature which would be required under GAAP to be recorded or disclosed in the Company's financial statements or footnotes thereto or contingent or other liabilities required to be recorded or disclosed in the Company's financial statements or footnotes thereto and which, individually or in the aggregate, would have a material adverse effect on the Company.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described in Section 3.1(g) of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change in the Company,
(ii) any

                                     1 - 8
declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (other than the Rights issued or to be issued pursuant to the Rights Agreement), (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (the "Filed SEC Documents"), (B) any granting by the Company to any officer of the Company of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (C) any entry by the Company into any employment, severance or termination agreement with any officer of the Company, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP,
(vii) any tax election that individually or in the aggregate would have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability claim, (viii) the discovery of any environmental, FDA or other regulatory conditions or events which could reasonably be expected to have a material adverse effect on the Company, or (ix) any other action, which if taken after the date hereof would constitute a breach of any provision set forth in Section 4.1 hereof.

    (h)  LITIGATION.

        (i) Except as described in Section 3.1(h) of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company after consultation with the Company's outside legal counsel, threatened against or affecting the Company or the Company Sub that, if concluded adversely to the Company or the Company Sub, individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule, order or citation of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company after consultation with the Company's outside legal counsel, investigation by any Governmental Entity involving, the Company or the Company Sub that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

        (ii) There is no outstanding order, judgment, injunction, award or decree of any Governmental Entity against the Company or the Company Sub, any of their properties, assets or businesses, or, to the knowledge of the Company, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify that individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

    (i)  CONTRACTS.

        (i) Set forth in Section 3.1(i)(i) of the Company Disclosure Schedule is a list of (A) all written agreements between the Company or the Company Sub and any customer, supplier or distributor currently in effect, (B) a description of the terms of any on-going oral agreements, arrangements or understandings between the Company or the Company Sub and any customer, supplier or distributor or reseller of the Company's Products (as defined in Section 3.1(y)(i)), the terms of which are not in the ordinary course and consistent with past practice or are material and (C) a list of all contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Significant Agreements"). The Company has made available to Parent prior to the date of this

                                     1 - 9

    Agreement complete and correct copies of each of the written Significant Agreements, each as amended or modified to the date hereof (including any waivers currently in effect with respect thereto). Each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, except in each case where the failure to be in full force and effect and enforceable would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Company. Neither the Company or the Company Sub has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements except in each case for those that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Company.

        (ii) The Company is not in violation of or in default under or, to the knowledge of the Company, is any other party in violation of or in default under (or does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, sublease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

       (iii) The Company has not entered into any contract, agreement arrangement or understanding with any affiliate of the Company that is currently in effect other than agreements that are described in Sections 3.1(i)(iii), 3.1(l)(vii) and 5.7(a) of the Company Disclosure Schedule. The Company is not subject to the terms of any non-competition, right of first refusal, option or other agreement (including any area restrictions) which may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or the use of the Company's Intellectual Property (as defined in Section 3.1(p)).

    (j)  COMPLIANCE WITH LAWS.

        (i) The Company and the Company Sub are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to their business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and the Company Sub have in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as hereinafter defined) ("Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company.

        (ii) The term "Environmental Laws" means any Federal, state or local statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material or (C) the health or safety of employees in the workplace environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) PCBs or materials containing PCBs and (6) any material regulated as a medical waste or infectious waste.

                                     1 - 10

       (iii) During the period of ownership or operation by the Company of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and the Company has not disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company, and except as described in Section 3.1(j)(iii) of the Company Disclosure Schedule. Prior to the period of ownership or operation by the Company of any of its current or previously owned or leased properties, to the knowledge of the Company after consultation with the Company's outside legal counsel, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material and Releases which individually or in the aggregate would not have a material adverse effect on the Company, and except as described in Section 3.1(j)(iii) of the Company Disclosure Schedule. The Company has not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any other properties or (C) payment for, response to or remediation of Hazardous Material at or arising from any of the Company's properties or any other properties, except in each case for any such notices, orders, settlements or decrees which individually or in the aggregate would not have a material adverse effect on the Company.

        (iv) Set forth in Section 3.1(j)(iv) of the Company Disclosure Schedule is a true and complete list of all chemicals used by the Company that are subject to the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"). With respect to such products, the Company has either (A) made a determination that there is no violation of Proposition 65 or (B) provided the warning required under Proposition 65.

    (k) ABSENCE OF CHANGES IN BENEFIT PLANS; LABOR RELATIONS. Except as described in Section 3.1(k) of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither the Company nor the Company Sub has become liable under, adopted or amended in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive or equity compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance or termination pay, disability, death benefit, hospitalization, medical, insurance or other material plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, consultant, officer or director of the Company (collectively, "Benefit Plans"). Except as described in Section 3.1(k) of the Company Disclosure Schedule, as of the date hereof, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or the Company Sub, any current or former employee, officer or director of the Company or the Company Sub. There are no collective bargaining or other labor union agreements to which the Company or the Company Sub is a party or by which it is bound. Since April 1, 1997, the Company or the Company Sub has not encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                                     1 - 11

    (l)  ERISA COMPLIANCE.

        (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company. The Company has made available to Parent true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, both a statement on Section 3.1(l)(i) of the Company Disclosure
    Schedule identifying the Benefit Plan as being an unwritten Benefit Plan and a description thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and
    (D) each trust agreement or funding vehicle relating to any Benefit Plan. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

        (ii) Other than routine claims for benefits, there are no pending or, to the Company's knowledge, threatened or anticipated, claims with respect to any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan.

       (iii) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked or has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs.

        (iv) Neither the Company nor any Commonly Controlled Entity has ever maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

        (v) There are no understandings, agreements or undertakings, written or oral, that would prevent any Benefit Plan maintained by the Company or any Commonly Controlled Entity (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

        (vi) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) insured death benefits or
    (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

       (vii) Section 3.1(l)(vii) of the Company Disclosure Schedule lists all outstanding Stock Options as of June 30, 1999, showing for each Stock
    Option: (A) the number of shares issuable, (B) the number of vested shares,
    (C) the date of expiration and (D) the exercise price.

      (viii) Except as expressly set forth in Section 3.1(l)(viii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Option Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of the Company or any Commonly Controlled Entity to severance pay, unemployment compensation or any other payment, except as expressly provided in this

                                     1 - 12

    Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

        (ix) Except as described in Section 3.1(l)(ix) of the Company Disclosure Schedule, the deduction of any amount payable pursuant to the terms of the Benefit Plans shall not be subject to disallowances under Section 162(m) of the Code.

        (x) Except as described in Section 3.1(l)(x) of the Company Disclosure Schedule, there are no suits, claim, actions, audits, investigations, voluntary compliance requests or proceedings pending or, to the knowledge of the Company after consultation with the Company's independent accountants, threatened against or affecting any Benefit Plans.

    (m)  TAXES.

        (i) The Company has timely and properly filed, and shall through the Effective Time timely and properly file, all Federal, and material state, local and foreign Tax Returns (as hereinafter defined) which were or will be required to be filed through the Effective Time (taking into account any applicable extensions), and all such Tax Returns are complete and accurate in all material respects. The Company has duly and timely paid all Taxes (as hereinafter defined). No material Tax deficiencies have been proposed or assessed against the Company. To the knowledge of the Company, no issue has been raised in any Tax audit of the Company which, by application of the same or similar principles, could reasonably be expected upon a future Tax audit of the Company to result in a proposed material deficiency for any period. The Company is not liable for any Taxes attributable to any other person, whether by reason of being a member at any time of any affiliated group, being a party to a Tax sharing, Tax indemnity or other agreement relating to Taxes, as a transferee or successor, or otherwise.

        (ii) The Company has not consented to any extension of the statute of limitations on assessment or collection with respect to any open Tax Returns.

       (iii) There are no Tax liens upon any property or assets of the Company except for liens for current Taxes not yet due and payable.

        (iv) The Company has delivered to Parent correct and complete copies of all material Tax Returns of the Company filed for all periods not barred by the applicable statute of limitations through the Effective Time. No examination or audit of any Tax Return for any period not barred by the applicable statute of limitations has occurred, no such examination or audit is in progress and, to the knowledge of the Company (after consultation with the Company's outside tax counsel), no such examination or audit is planned.

        (v) The Company has properly withheld and timely paid to the appropriate taxing authority all withholding or employment Taxes which it was required to withhold and pay relating to salaries, compensation and other amounts paid to its employees or other persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

        (vi) The Company has not made any elections under Section 341(f) of the Code.

       (vii) The Company has not made any payment and is not obligated and will not become obligated under any contract entered into before the Effective Time, to make any payment that will or would reasonably be expected, as a result of the Merger or otherwise, to be non-deductible under Sections 280G or 162(m) of the Code (or any similar provision of state, local or foreign law);

      (viii) The Company does not have any knowledge (after consultation with the Company's outside tax counsel) of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                     1 - 13

        (ix) As used in this Agreement, (A) "Taxes" shall mean all Federal, state, local and foreign taxes and other assessments of a similar nature, tariffs, duties and governmental charges of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and (B) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing that are filed or required to be filed relating to Taxes.

    (n) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (whether solely or in combination with another event) by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of
Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

    (o)  TITLE TO PROPERTIES.

        (i) Set forth in Section 3.1(o) of the Company Disclosure Schedule is a list of all of the real property leased or subleased by the Company or the Company Sub. The Company has good and valid title to, or valid leasehold interests in, all its properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a material adverse effect on the Company. All such assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not have a material adverse effect on the Company. Except as described in Section 3.1(o) of the Disclosure Schedule, the Company or the Company Sub does not currently own and has not owned in the past any real property.

        (ii) The Company and the Company Sub have complied in all material respects with the terms of all leases and subleases to which it is a party and under which it is in occupancy, and all such leases and subleases are in full force and effect in all material respects. The Company enjoys peaceful and undisturbed possession in all material respects under all such leases.

    (p)  INTELLECTUAL PROPERTY.

        (i) Section 3.1(p)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign (A) patents and patents applications; (B) Trademark registrations (including material internet domain registrations) and applications and material unregistered Trademarks; and (C) copyright registrations and applications; indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) owned, licensed or sublicensed by the Company. For purposes of this Agreement, the term "Intellectual Property" means the trademarks, service marks, trade names, URLs and Internet domain names, databases, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor); Software (as defined in Section 3.1(p)(ix)); technology, trade secrets and other confidential information, know-how, proprietary processes, customer lists, inventions, methodologies and, with respect to all of the foregoing, related confidential documentation (collectively, "Trade Secrets").

                                     1 - 14

        (ii) Section 3.1(p)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property licensed for use in or in connection with the Company's Products and excluding licenses to Intellectual Property which is used for infrastructural and general business purposes and is commercially available on reasonable terms (collectively, the "License Agreements"), indicating for each the title and the parties thereto.

       (iii) Except as set forth in Section 3.1(p)(iii) of the Company Disclosure Schedule and except as would not be materially adverse to the Company, the Company owns or has licensed or sublicensed, free and clear of Liens, orders and arbitration awards, all owned, licensed or sublicensed Intellectual Property used in the Company's business, and has a valid and enforceable right to use all of the Intellectual Property licensed and sublicensed to the Company or the Company Sub and used in the Company's business.

        (iv) The Company has used its reasonable best efforts to protect the Intellectual Property owned or licensed or sublicensed by the Company and the Company Sub.

        (v) Except as would not be materially adverse to the Company and except as set forth in Section 3.1(p)(v) of the Company Disclosure Schedule, the conduct of the Company's business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party.

        (vi) Except as described in Section 3.1(p)(vi) of the Company Disclosure Schedule, there is no action, suit, claim or proceeding pending or, to the Company's knowledge, threatened or any written claim from any person (A) alleging that the Company's activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property of the Company.

       (vii) To the knowledge of the Company, after consultation with its outside legal counsel, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by, or licensed to or sublicensed to, the Company, and no such claims have been brought against any third party by the Company; provided, however, that with respect to Intellectual Property licensed or sublicensed to the Company or the Company Sub, such representation shall be deemed to be made only with respect to the field(s) covered in the license or sublicense agreement relating to such Intellectual Property.

      (viii) The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's rights to own, license or sublicense any of its Intellectual Property or its respective rights under the License Agreements, or require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

        (ix) The Software owned or purported to be owned by the Company was either (A) developed by employees of the Company within the scope of their employment; (B) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (C) otherwise acquired by the Company from a third party. For purposes of this Section 3.1(p), "Software" means any and all (1) computer programs, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (4) all documentation, including user manuals and training materials, relating to any of the foregoing.

                                     1 - 15

        (x) All Trademarks registered in the United States and in any foreign country have been in continuous use by the Company or the Company Sub. To the knowledge of the Company, (A) there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; (B) the Company has taken reasonable measures to police the Trademarks against third party infringement; (C) and the Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

        (xi) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and Trade Secrets of the Company. Without limiting the foregoing, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and, to the Company's knowledge, except under confidentiality obligations, there has been no disclosure by the Company of material confidential information of the Company or Trade Secrets.

       (xii) The Company has instituted processes and controls to attain Year 2000 Compliance (as defined below), and the reasonably foreseeable expenses or other liabilities associated with the process of securing full Year 2000 Compliance are not reasonably expected to have a material adverse effect on the Company. "Year 2000 Compliance" means, except for any noncompliance that would not be reasonably expected to cause a material adverse effect on the Company, that hardware or Software used by the Company or the Company Sub including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") shall: (A) process date data from at least the years 1900 through 2101 without error or interruption; (B) maintain functionality with respect to the introduction, processing or output of records containing dates falling on or after January 1, 2000; and (C) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such Computer Systems in the course of conducting the business of the Company, including processing data and manufacturing the Products of the Company.

    (q) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Stockholders Meeting or any adjournment or postponement thereof to approve this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    (r) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger, this Agreement, the Option Agreement and the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement. To the Company's knowledge after consultation with the Company's outside legal counsel, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Option Agreement, the Stockholders Agreement or the transactions contemplated by this Agreement, the Option Agreement or the Stockholders Agreement.

    (s) RIGHTS AGREEMENT. The Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement, (ii) ensure that (A) none of Parent, Sub, Parent's other subsidiaries or their permitted assignees or transferees under the Option Agreement or the Stockholders Agreement is an Acquiring Person (as defined in the Rights Agreement) pursuant to the

                                     1 - 16

Rights Agreement solely by virtue of the execution of this Agreement, the Option Agreement and the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by the Option Agreement or the Stockholders Agreement and (B) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement, the Option Agreement and the Stockholders Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement or the Stockholders Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time, and such amendment may not be further amended by the Company without the prior written consent of Parent.

    (t) POOLING; TAX MATTERS. As of the date hereof, to the knowledge of the Company, after consultation with its outside legal counsel and accountants, neither the Company nor any of its affiliates has taken or agreed to take any action or failed to take any action that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

    (u) AFFILIATE LETTERS. Section 3.1(u) of the Company Disclosure Schedule contains a true and complete list of all persons who, as of the date hereof, to the knowledge of the Company, may be deemed to be affiliates of the Company, including all directors and executive officers of the Company.

    (v) CERTAIN BUSINESS PRACTICES. Neither the Company nor any director, officer, employee or agent of the Company acting on behalf of the Company has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

    (w) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, finder, investment banker, financial advisor or other person, other than U.S. Bancorp Piper Jaffray Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 3.1(w) of the Company Disclosure Schedule sets forth the total fee payable to U.S. Bancorp Piper Jaffray Inc. in connection with the transactions contemplated by this Agreement.

    (x) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of U.S. Bancorp Piper Jaffray Inc., the Company's financial advisor, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which has been, or promptly shall be, provided to Parent.

    (y)  REGULATORY COMPLIANCE.

        (i) (A) With respect to each of the Company's products and, to the extent applicable, products under development (collectively, "Products"),
    (1) the Company or the Company Sub has obtained, unless otherwise exempt, all applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit any manufacturing, distribution, sales, marketing or human research activities of the Company (the "Activities to Date") with respect to each Product (collectively, "Licenses"); (2) the Company and the Company Sub are in compliance in all material respects with all terms and conditions of each License and with all requirements pertaining to the Activities to Date with respect to each Product which is not required to be the subject of a License; (3) the Company and the Company Sub are

                                     1 - 17
    in compliance in all material respects with all applicable statutes and regulations regarding registration, licensure or notification for each site (in any country) at which each Product is manufactured, processed, packed, held for distribution or from which and into which it is distributed; and
    (4) to the extent any Product has been exported from the United States, the Company has exported the Product in compliance in all material respects with 21 U.S.C. Section381(e) or Section382; (B) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with current good manufacturing practices, and Quality System regulations issued by the FDA and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (C) all nonclinical laboratory studies of Products under development, as described in 21 C.F.R. Section58.3(d), sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the good laboratory practice regulations set forth in 21 C.F.R. Part 58 and applicable counterpart regulations in the European Union and all other countries; (D) the Company and the Company Sub are in compliance in all material respects with all applicable reporting requirements for all licenses or plant registrations described in clause (A) above, including, but not limited to, the applicable adverse event reporting requirements of 21 C.F.R. Section 803; except, in the case of the preceding clauses (A) through (D), for any such failures to obtain or noncompliance which, individually or in the aggregate, would not have a material adverse effect on the Company. For purposes of this Section 3.1(y)(i), the term "Licenses" shall specifically include, with respect to the United States, product license applications, premarket approval applications, premarket notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended and investigational device exemptions, and product export applications issued by the FDA.

        (ii) To the knowledge of the Company, no filing or submission to the FDA or any other Governmental Entity with regard to the Products that is the basis for any approval or clearance contains any material omission or material false information.

       (iii) The Company is in compliance with all FDA and non-United States equivalent agencies and similar state and local governmental agency requirements concerning the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products, except where such non-compliance would not reasonably be expected to result in a material adverse effect.

        (iv) Except as disclosed in Section 3.1(y)(iv) of the Company Disclosure Schedule, the Company has not received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Products or (B) otherwise alleging any violation of any laws or regulations by the Company.

        (v) Except as set forth in Section 3.1(y)(v) of the Company Disclosure Schedule, there have been no recalls, field notifications or seizures ordered (or to the Company's knowledge threatened) by the FDA or the Company or any other United States or foreign governmental or regulatory body, agency or office or any other governmental or regulatory body, agency or office outside the United States, with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored.

                                     1 - 18

    (z) PRODUCT REGISTRATIONS. Except as set forth in Section 3.1(z) of the Company Disclosure Schedule, the Company and the Company Sub own and hold all Product registrations, licenses, pricing approvals, marketing authorizations and all other approvals ("Registrations") necessary to manufacture, market, sell and distribute the Products in each country where the Products are currently marketed, sold and distributed. For each Registration not owned or held by the Company or Company Sub, Section 3.1(z) of the Company Disclosure Schedule sets forth the following: the full corporate name and address of the owner and holder, contact information, country and date of each Registration by product. Except as set forth in Section 3.1(z) of the Company Disclosure Schedule, for each Registration not owned or held by the Company or Company Sub, the owner or holder of the Registration is obligated to transfer the Registration to the Company.

    (aa) INSURANCE. Section 3.1(aa) of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies in effect as of the date hereof (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or Company Sub thereunder) providing coverage in favor of the Company or Company Sub or any of their respective properties. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, to the knowledge of the Company there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. The coverage provided by such policies is reasonable in scope and amount, in light of the risks attendant to the business and activities of the Company and Company Sub except for such absences of coverage which would not, individually or in the aggregate, have a material adverse effect.

    (bb) PRODUCTS. The Company (i) has taken all commercially reasonable steps to identify all manufacturing problems or variations among Products, (ii) has taken all commercially reasonable steps to identify a solution for all such manufacturing problems or variations among Products and has implemented or will implement such solution, (iii) has in inventory sufficient quantities of Products to fill customer orders, (iv) has maintained substantially all of its customer base existing as of June 30, 1999, and (v) has not been required by the FDA to re-file any Registrations or Licenses for a Product or has not experienced a disruption in its manufacture or supply of Products, the failure of which to be true, individually or in the aggregate, would not have a material adverse effect on the Company.

    Section 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to the Company as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Articles of Incorporation and By-Laws and the Certificate of Incorporation and By-Laws of Sub, in each case as amended to the date hereof.

    (b) AUTHORITY; NONCONTRAVENTION. Parent and Sub have the requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Option Agreement and the Stockholders Agreement), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholders Agreement).

                                     1 - 19

The execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement and the Stockholders Agreement) and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholders Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement (and, in the case of Parent, the Option Agreement and the Stockholders Agreement) has been duly executed and delivered by Parent and Sub, and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement, the Option Agreement and the Stockholders Agreement do not, and the consummation of the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement and compliance with the provisions of this Agreement, the Option Agreement and the Stockholders Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, any provision of (i) the Articles of Incorporation or By-Laws of Parent or Certificate of Incorporation or By-Laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, except that in the case of clause
(iii)(B), such representation shall be made only as the date hereof. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement and the Stockholders Agreement) by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholders Agreement), except for (1) the filing of a premerger notification and report form under the HSR Act and the filing of any pre-merger notification required to be filed with the German Federal Cartel Office, (2) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement, the Option Agreement or the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement or the Stockholders Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent and Sub are qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement shall, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of

                                     1 - 20
a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference in the Form S-4.

    (d) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents (as defined in Section 3.2(h)) filed with the SEC by Parent prior to the date of this Agreement ("Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, there has not been (i) any material adverse change in Parent or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock (except for regular quarterly cash dividends not in excess of 150% of the most recent quarterly dividend).

    (e) BROKERS. No broker, finder, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    (f) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (g) POOLING; TAX MATTERS. As of the date hereof, assuming the disposition by the Parent of any "tainted shares" required to be disposed of prior to the Effective Time, to the knowledge of Parent, after consultation with its outside legal counsel and accountants, neither Parent nor any of its affiliates has taken or agreed to take any action or failed to take any action that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

    (h) PARENT SEC DOCUMENTS. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to usual and recurring year-end audit adjustments that have not been and are not expected to be material in amount and the absence of footnotes).

                                     1 - 21

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1  CONDUCT OF BUSINESS.

    (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Sub to, carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, distributors, regulators, creditors, employees and others having business dealings with it. Without limiting the generality of the foregoing, other than as set forth in Section 4.1 of the Company Disclosure Schedule or with respect to the amendment of the Rights Agreement (as described in Section 3.1(s)), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause the Company Sub not to, without Parent's prior written consent:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms or as contemplated by Section 5.6 or as provided for in the Option Agreement) or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or the Company Sub or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants, options, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, subscriptions or other rights, commitments, agreements, arrangement or undertakings of any kind to acquire, any securities (other than (A) the issuance of Stock Options to newly hired employees, consistent in amount and terms with past practice, in an amount not in excess of Stock Options for 5,000 shares of Company Common Stock to any individual new hire and an amount not in excess of Stock Options for 100,000 shares of Company Common Stock in the aggregate, (B) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (C) the issuance of shares of Company Common Stock pursuant to the ESPP in accordance with its present terms or (D) as set forth on Section 4.1(a)(ii) of the Company Disclosure Schedule;

       (iii) amend its Restated Certificate of Incorporation, Bylaws or other comparable charter or organizational documents;

        (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, except purchases of inventory, materials and supplies in the ordinary course of business and except for capital expenditures (which are covered in clause (vii) below);

        (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory, products or used equipment in the ordinary course of business consistent with past practice;

        (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt

                                     1 - 22
    securities of the Company or the Company Sub, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice;

       (vii) except for the items listed on Section 4.1(a)(vii) of the Company Disclosure Schedule or in the Company's fiscal 2000 operating budget (a copy of which has been provided to Parent), make or agree to make any new capital expenditure or expenditures;

      (viii) discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $50,000 individually or $250,000 in the aggregate, or waive any material benefits of, or agree to modify in any respect adverse to the Company, any confidentiality, standstill or similar agreements to which the Company or the Company Sub is a party;

        (ix) except in the ordinary course of business, consistent with past practice, modify, amend or terminate any contract or agreement to which the Company or the Company Sub is a party or waive, release or assign any rights or claims thereunder, in any such case in a manner adverse to the Company;

        (x) enter into or extend any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license, promotion or marketing by third parties of the Products (including Products under development), other than pursuant to any such agreements currently in place in accordance with their terms as of the date hereof;

        (xi) transfer, assign, terminate, cancel, abandon or modify all Registrations and Licenses or fail to maintain such Registrations and Licenses as currently in effect;

       (xii) fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

      (xiii) except as required to comply with applicable law or as expressly contemplated by this Agreement, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Benefit Plan for the benefit or welfare of any current or former employee, officer or director, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation to employees other than executive officers consistent with past practice both in amount and timing), (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company, (D) increase in any manner the severance or termination pay of or obligation to any employee, (E) enter into any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) except as permitted in clause (B) and clause 4.1(a)(ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

       (xiv) waive, amend or otherwise alter the Rights Agreement or redeem the Rights or take any action to render Section 203 of the DGCL inapplicable to any transaction other than the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement;

                                     1 - 23

       (xv) transfer or license to any person or entity or otherwise extend, amend or modify any right to Intellectual Property of the Company;

       (xvi) take any action that would cause the representations and warranties set forth in Section 3.1(t) to no longer be true and correct;

      (xvii) form any direct or indirect subsidiaries of the Company;

      (xviii) except as required by GAAP, make any change in accounting methods, principles or practices;

       (xix) except as described in Section 4.1(a)(xix) of the Company Disclosure Schedule, enter into any license agreement with any person or entity to obtain any right to Intellectual Property; or

       (xx) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b)  CERTAIN TAX MATTERS.  From the date hereof until the Effective Time,
(i) the Company will file all Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions); (ii) the Company will timely pay all Taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) the Company will accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company's Tax liabilities or Tax attributes and will not settle or compromise any such Action without Parent's consent; and (v) the Company will not make any material Tax election or file any amended Tax Return without Parent's prior written consent.

    Section 4.2  NO SOLICITATION.

    (a) The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time prior to the Effective Time the Board of Directors of the Company determines in good faith, (i) after consultation with outside legal counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law and (ii) that such Takeover Proposal constitutes a Superior Proposal (as hereinafter defined), the Company may, in response to a written Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c),
(x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement no less favorable to the Company, and no less onerous to such person, than the Confidentiality Agreement (as defined in Section 5.4) and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of the Company, shall be deemed to be a breach of this Section 4.2(a) by the Company. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Takeover Proposal and request the return of all information provided to third parties pursuant to one or more confidentiality agreements. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect

                                     1 - 24
acquisition or purchase of a substantial amount of assets of the Company (other than Products of the Company) or at least a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement.

    (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger or recommend any Superior Proposal (as hereinafter defined), in each case at any time after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the identity of the person making the Takeover Proposal and the material terms and conditions of the Superior Proposal (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law). In addition, prior to the Effective Time, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, may cause the Company to terminate this Agreement in accordance with Section 7.1(b)(iv) (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal). For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed.

    (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.2, the Company shall, within twenty-four hours after receipt, advise Parent orally and in writing of any request for nonpublic information which the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal, or any inquiry with respect to or which the Company reasonably believes could lead to any Takeover Proposal, the identity of the person making the Takeover Proposal and the material terms and conditions of such request, Takeover Proposal or inquiry. The Company will keep Parent promptly informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

    (d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders required by applicable law; provided that the Company shall not, except in accordance with the provisions of Section 4.2(b), withdraw or modify, or propose to withdraw or modify, its

                                     1 - 25
recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS MEETING.

    (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, including responding reasonably promptly to the SEC. No amendment to the Proxy Statement or Form S-4 shall be made by the Company or Parent, respectively, without consultation with the other party. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

    (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that they approve and adopt this Agreement and the Merger and include such recommendation in the Proxy Statement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.2(b). Unless the Board of Directors has withdrawn or modified its recommendation in compliance with this Agreement, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the Stockholder Approval.

    Section 5.2  LETTERS OF THE COMPANY'S ACCOUNTANTS.

    (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent two comfort letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within five business days before the date on which the Form S-4 shall become effective and one dated a date within five business days before the Closing Date, each addressed to Parent, in form and substance customary for transactions effected pursuant to a registration statement on Form S-4.

                                     1 - 26

    (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from Ernst & Young LLP, addressed to the Company, dated as of the Closing Date, stating that (i) Ernst & Young concurs with management's conclusion that, as of such date, no conditions exist with respect to the Company which would preclude accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is Ernst & Young LLP's belief that the criteria for such accounting treatment specified by APB 16, relative to the Company which can be asserted at that time, have been met.

    Section 5.3  LETTERS OF PARENT'S ACCOUNTANTS.

    (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company two comfort letters from Arthur Andersen LLP, Parent's independent public accountants, one dated a date within five business days before the date on which the Form S-4 shall become effective and one dated a date within five business days before the Closing Date, each addressed to the Company, in form and substance customary for transactions effected pursuant to a registration statement on Form S-4.

    (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter from Arthur Andersen LLP, addressed to Parent, dated as of the Closing Date, stating that (i) Arthur Andersen LLP concurs with management's conclusion that, as of such date, no conditions exist which would preclude accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and
(ii) the basis for such a concurrence is Arthur Andersen LLP's belief that the criteria for such accounting treatment specified by APB 16, relative to Parent which can be asserted at that time, have been met.

    Section 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall afford to Parent, and to Parent's officers, employees, accountants, legal counsel, financial advisors and other representatives, full and complete access upon reasonable notice during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent shall hold, and shall cause its officers, employees, accountants, legal counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of April 13, 1999 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") and shall agree to be bound thereby as if Parent had been a party thereto. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    Section 5.5  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities pursuant to the HSR Act, German antitrust laws or otherwise, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this

                                     1 - 27

Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholders Agreement, the Option Agreement or any other transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Stockholders Agreement, the Option Agreement and the other transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement. Nothing in this Agreement shall be deemed to require Parent to dispose of any asset or collection of assets. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than the HSR Act pre-merger notification and report form), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

    (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent, the Sub or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

    (e) The Company and Parent each shall exercise reasonable efforts to cure any breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, as the case may be, or any inaccuracy of any representation or warranty on the part of the Company or Parent, as the case may be.

    Section 5.6  STOCK OPTIONS.

    (a) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") under the Company's 1992 Stock Plan, 1997 Stock Plan and 1995 Director Option Plan (the "Stock Option Plans"), whether vested or unvested, shall be converted to an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the same number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (ii) the number of full shares of Parent Common Stock deemed purchasable

                                     1 - 28
pursuant to such Stock Option in accordance with the foregoing. Notwithstanding the foregoing, each purchase right granted under the ESPP that is outstanding at the Effective Time shall be converted to a right to acquire upon the same terms and conditions as were applicable to such right immediately before the Effective Time, that number of shares (rounded down to the nearest whole share) of Parent Common Stock equal to the Exchange Ratio multiplied by the number of Company Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the ESPP at a purchase price per share equal to 85% of the lower of (A) the fair market value of a share of Company Common Stock on the relevant grant date divided by the Exchange Ratio or
(B) the fair market value of a share of Parent Common Stock on the relevant purchase date.

    (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall deliver to the participants in the Stock Option Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

    (c) All Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 5.6(a).

    (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Option Plans and the agreements evidencing the grants of such Stock Options shall continue in effect on the same terms and conditions (including the continuation of vesting without interruption, and subject to adjustments required by this Section 5.6 after giving effect to the Merger). Except as otherwise provided in this Section 5.6, Parent shall comply with the terms of the Stock Option Plans and use all reasonable efforts to ensure, to the extent required by, and subject to the provisions of such Stock Option Plans, that the Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (e) Parent agrees to use all commercially reasonable efforts to take such actions as are necessary for the conversion of the Stock Options of the Company in accordance with this Section 5.6, including (i) the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by Section 5.6(a) and (ii) the filing of a registration statement on Form S-8, if necessary, to facilitate the public sale of stock issuable upon the exercise of such Stock Options.

    (f) A holder of a Stock Option adjusted in accordance with this Section 5.6 may exercise such adjusted Stock Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Option Plan.

    Section 5.7  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.7(a) shall be referred to as, collectively, the "Indemnified Parties"). Section 5.7(a) of the Company Disclosure Schedule sets forth a list of all indemnification agreements between the Company and its directors and officers. In addition to the foregoing, Parent shall guarantee the Surviving Corporation's performance of its obligations pursuant to this Section 5.7(a).

                                     1 - 29

    (b) For six years after the Effective Time, Parent shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a true and complete copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for such six-year period for a cost not exceeding such amount.

    (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 5.7; provided, however, that Parent and the Surviving Corporation shall be responsible for such expenses only to the extent that an Indemnified Party is successful on the merits of a proceeding seeking indemnification.

    (d) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    Section 5.8  FEES AND EXPENSES.

    (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

    (b) In the event that this Agreement is terminated (i) by any party hereto
(A) pursuant to Section 7.1(b)(iii) and at or prior to the time of the Stockholders Meeting a Takeover Proposal shall have been publicly announced or
(B) pursuant to Section 7.1(b)(iv), (ii) by Parent pursuant to Section 7.1(c) or
(iii) by Parent pursuant to Section 7.1(e) in respect of a willful and material breach of a covenant or agreement by the Company, then in any such case the Company shall immediately prior to such termination by the Company or, in the event of a termination by Parent, promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $20 million in immediately available funds by wire transfer (the "Termination Fee"). If this Agreement is terminated by any party hereto pursuant to Section 7.1(b)(i) (to the extent the Company has theretofore failed to hold the Stockholders Meeting in breach of its obligations under Section 5.1(b)) and, prior to the date 12 months following the date of the termination of this Agreement, the Company shall either (x) consummate a Company Acquisition (as hereinafter defined) or
(y) enter into a written Acquisition Agreement providing for a Company Acquisition, then the Company shall pay the Termination Fee in the case of clause (x) concurrently with the consummation of such Company Acquisition or in the case of clause (y) concurrently with the consummation of the transaction subject to such Acquisition Agreement (whether or not such transaction is consummated prior to the date 12 months following the date of the termination of this Agreement, but only in the event that such transaction subject to such Acquisition Agreement is in fact consummated). The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.8(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 5.8(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 5.8(b) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. "Company Acquisition" shall mean any transaction or series of related transactions involving (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction

                                     1 - 30
involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (other than the transactions contemplated by this Agreement); (ii) a sale by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of the Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including without limitation by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

    Section 5.9 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, the Option Agreement and the Stockholders' Agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release shall use all reasonable efforts to consult in good faith with the other party before issuing such press release or making any such public announcement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    Section 5.10   AFFILIATES.

    (a) The Company shall use its reasonable best efforts to obtain an executed letter agreement substantially in the form of Annex A hereto from (i) each person identified as an "affiliate" in Section 3.1(u) of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the Company's knowledge, may be deemed to have become an affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

    (b) Parent shall use its reasonable best efforts to cause all persons who are, in Parent's reasonable judgment, "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the paragraphs G and H of Annex A hereto.

    (c) Parent shall not be required to maintain the effectiveness of the Form S-4 for the purpose of resale by stockholders of the Company who may be affiliates of the Company pursuant to Rule 145 under the Securities Act.

    (d) Parent and the Company shall each use its reasonable best efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and shall take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use its reasonable best efforts to obtain executed representation letters described in Section 6.2(g) and Section 6.3(c).

    Section 5.11 STOCK EXCHANGE LISTING. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Stock Option Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                                     1 - 31

    Section 5.12 POOLING OF INTERESTS. Each of the Company and Parent shall use its reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it shall take no action or refrain from taking any action that would cause (to its knowledge after consultation with its independent public accountants) such accounting treatment not to be obtained. If necessary, Parent agrees that it shall dispose of such amount of "tainted" shares as may be required to be disposed of in order to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests. The Company agrees that its Board of Directors shall rescind its stock repurchase program and publicly announce such rescission with the same level of prominence as the authorization of the stock repurchase program was first announced. The Company's announcement of its rescission of its stock repurchase program shall be subject to Parent's prior approval.

    Section 5.13 SERVICE CREDIT. In the event that, at or after the Effective Time, employees of the Company become eligible to participate in a vacation pay program of Parent or its affiliates, such employees shall be given credit under that vacation pay program for their service with the Company for periods prior to the Effective Time to the same extent that such service was taken into account for purposes of the vacation pay program for which they were eligible immediately prior to the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

    (b) NYSE LISTING. The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (d) GERMAN CARTEL OFFICE. Parent shall have received any necessary approvals, or any applicable period for action shall have expired, under the German antitrust laws.

    (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no law or regulation shall be in effect (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

    (f) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    Section 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct (other than the representations in Sections 3.1(c), which shall be true and correct in all material respects) on and as of the Closing Date except for

                                     1 - 32
changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct (other than the representations in Sections 3.1(c), which shall be true and correct in all material respects) as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the representations in Sections 3.1(c)) where the failure to be so true and correct would not have a material adverse effect on the Company.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) LETTERS FROM COMPANY AFFILIATES. Parent shall have received from each person named in Section 3.1(u) of the Company Disclosure Schedule an executed copy of an agreement substantially in the form of Annex A hereto.

    (d) NO GOVERNMENTAL LITIGATION. There shall not be pending any suit by, action by or proceeding by any Governmental Entity, (i) seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's subsidiaries, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of any business or of any assets of the Company, Parent or any of Parent's subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

    (e) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement, there shall not have occurred any material adverse change in the Company (or, if one shall have occurred, it shall have been cured).

    (f) POOLING LETTERS. Parent and the Company shall have received letters, respectively, from Arthur Andersen LLP and Ernst & Young LLP, dated as of the Closing Date, addressed to Parent and the Company, stating in substance the matters to be stated by Arthur Andersen LLP and Ernst & Young LLP pursuant to Sections 5.3(b) and 5.2(b), respectively.

    (g) TAX OPINION. Parent shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Parent, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts expected to exist at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Sub, Company and others.

    Section 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not have a material adverse effect on Parent.

                                     1 - 33

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) TAX OPINION. The Company shall have received an opinion dated the Closing Date from Wilson Sonsini Goodrich & Rosati, special counsel to the Company, shall be delivered to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts expected to exist at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wilson Sonsini Goodrich & Rosati may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Sub, Company and others.

    (d) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement, there shall not have occurred any material adverse change in Parent (or, if one shall have occurred, it shall have been cured).

    Section 6.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    (a) by mutual written consent of Parent, Sub and the Company;

    (b) by either Parent or the Company if:

        (i) the Merger shall not have been consummated by December 31, 1999 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

        (ii) any Restraint having any of the effects set forth in Section 6.1(e) shall be in effect and shall have become final and nonappealable;

       (iii) the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

        (iv) prior to the Effective Time, the Board of Directors of the Company has made the determination referred to in the penultimate sentence of
    Section 4.2(b); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(iv) unless and until three business days have elapsed following delivery to Parent of a Notice of Superior Proposal with respect to a Superior Proposal by the Board of Directors of the Company, and immediately thereafter (but in no event later than the next business day) the Company pays to Parent the amounts specified under Section 5.8(b) pursuant to the terms of such Section 5.8(b).

                                     1 - 34

    (c) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Takeover Proposal, (ii) the Company breaches in any material respect the Option Agreement, provided, however, that for purposes hereof, the Company shall be deemed to have committed a material breach of the Option Agreement only if the Company refuses to permit Parent to exercise the option provided for in the Option Agreement in accordance with the provisions of the Option Agreement, or (iii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

    (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty or Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its reasonable efforts, then
(i) the Company may not terminate this Agreement under this Section 7.1(d) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by the Company of written notice to Parent describing such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) the Company may not, in any event, terminate this Agreement under this Section 7.1(d) if such inaccuracy or breach shall have been cured in all material respects during such 45-day period; and, provided further that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have willfully and materially breached this Agreement; or

    (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its reasonable efforts, then (i) Parent may not terminate this Agreement under this Section 7.1(e) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Parent of written notice to the Company describing such breach or inaccuracy, provided the Company continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) Parent may not, in any event, terminate this Agreement under this Section 7.1(e) if such inaccuracy or breach shall have been cured in all material respects during such 45-day period; and, provided further that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have willfully and materially breached this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the penultimate sentence of Section 5.4, Section 5.8, this Section
7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                     1 - 35

    Section 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Parent or Sub, to:

      Abbott Laboratories
      200 Abbott Park Road
      D-960, AP30
      Abbott Park, IL 60064-6149
      Attention:  Senior Vice President
                 Hospital Products Division

    with a copy to:

      Abbott Laboratories
      100 Abbott Park Road
      D-364, AP6D
      Abbott Park, IL 60064-6020
      Attention:  Senior Vice President,
                 Secretary and General Counsel

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom (Illinois)
      333 West Wacker Drive
      Chicago, Illinois 60606
      Attention:  Charles W. Mulaney, Jr.

    if to the Company, to:

      Perclose, Inc.
      400 Saginaw Drive
      Redwood City, CA 94063
      Attention:  President and Chief Executive Officer

                                     1 - 36
    with a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, CA 94304
      Attention:  Casey McGlynn, Esq.
                 Christopher D. Mitchell, Esq.

    Section 8.3  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) as it relates to the Company, "knowledge" means, with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Financial Officer, Vice President of U.S. Sales, Vice President of Operations, Vice President of Marketing and Vice President of Product Development, has actual knowledge of such matter, and as it relates to Parent, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent has actual knowledge of such matter;

    (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is, or is reasonable likely to be within three months, materially adverse to the business, properties, assets, prospects or financial condition of either the Company or Parent and its subsidiaries, taken as a whole, as the case may be; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to such entity; (ii) any adverse change or effect resulting from the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the Company, provided, however, that the loss of the services of a key group of employees of the Company, which such loss would otherwise represent a material adverse change of effect, shall not be excluded from the definition of material adverse changes or material adverse effect by virtue of this clause (ii); and (iii) any adverse change or effect resulting from those items set forth on Schedule 8.3 of the Company Disclosure Schedule shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the Company;

    (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

    (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    Section 8.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Annex or Schedule, such reference shall be to a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.5 COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall

                                     1 - 37
become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Option Agreement, the Stockholders Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Option Agreement, the Stockholders Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 5.6 and Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

    Section 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    Section 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

    Section 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                     1 - 38

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                ABBOTT LABORATORIES

                                By:
                                     -----------------------------------------
                                     Miles D. White
                                     Chairman of the Board and Chief Executive
                                     Officer

                                AL ACQUISITION CORP.

                                By:
                                     -----------------------------------------
                                     Richard A. Gonzalez
                                     President

                                PERCLOSE, INC.

                                By:
                                     -----------------------------------------
                                     Henry A. Plain, Jr.
                                     President and Chief Executive Officer

                                     1 - 39

                                                                         ANNEX A

                            FORM OF AFFILIATE LETTER

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064

Perclose, Inc.
400 Saginaw Drive
Redwood City, California 94063
Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Perclose, Inc., a Delaware corporation (the "COMPANY"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 1999 (the "Agreement"), among Abbott Laboratories, an Illinois corporation ("PARENT"), the Company and AL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), Sub shall be merged with and into the Company (the "MERGER"), and the stockholders of the Company shall receive cash or common shares, without par value, of Parent ("PARENT COMMON STOCK"), in exchange for shares of common stock, par value $.001 per share, of the Company ("COMPANY COMMON STOCK").

    As a result of the Merger, I may receive shares of Parent Common Stock in exchange for shares (or upon exercise of options for shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger) owned by me of Company Common Stock ("PARENT SECURITIES").

    I represent, warrant and covenant to Parent that in the event I receive any shares of Parent Securities as a result of the Merger:

I. I shall not make any sale, transfer or other disposition of Parent Securities in violation of the Act or the Rules and Regulations.

J. I acknowledge and understand that the representations, warranties and covenants I have made in this letter will be relied upon by the Company, Parent and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if I breach my representations, warranties or covenants. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities to the extent I felt necessary, with my counsel or counsel for the Company.

K. I have been advised that the issuance of Parent Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Securities issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

L. I understand that, except as provided in the Agreement, Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

M. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to Parent Securities issued to me and that there will be placed on the certificates for Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
                   , 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND ABBOTT LABORATORIES, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ABBOTT LABORATORIES."

N. I also understand that, unless the sale or transfer by me of Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

O. During the period beginning on the date 30 days prior to the Closing Date (as defined in the Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations of the Company and Parent (the "Restricted Period"), I will not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly of reducing its risk relative to any shares of Parent Common Stock that I own. The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk.

P. Notwithstanding anything to the contrary contained in paragraph G, I will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock that I own (a

    "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock that I own and (B) my pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by me and all other stockholders of Parent (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; PROVIDED, HOWEVER, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in paragraph G.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,
                                          -------------------------
                                          Name:

Accepted this       day of
      , 1999 by:

ABBOTT LABORATORIES

By:
--------------------------------------
   Name:
   Title:

PERCLOSE, INC.

By:
--------------------------------------
   Name:
   Title:

                                                                         ANNEX 2

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT (this "Agreement"), dated as of July 8, 1999, between Perclose, Inc., a Delaware corporation (the "Company"), and Abbott Laboratories, an Illinois corporation ("Grantee").

    WHEREAS, the Company, Grantee and AL Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Grantee ("Sub"), have concurrently with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Sub shall be merged with and into the Company pursuant to the terms and conditions thereof; and

    WHEREAS, the Company has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

    1. GRANT OF OPTION. The Company hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,223,818 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable common stock, par value $0.001 per share, of the Company ("Company Common Stock"), equal to approximately nineteen and nine-tenths percent (19.9%) of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) as of the date hereof, including the associated stock purchase rights (the "Rights") at a purchase price of $54.00 per share, as adjusted in accordance with the provisions of Section 7 of this Agreement (such price, as adjusted if applicable, the "Option Price"). All references in this Agreement to shares of Company Common Stock issued to Grantee hereunder shall be deemed to include the Rights.

    2. (a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on or prior to the last date of the one (1) year period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

       (b) TRIGGERING EVENTS. The term "Triggering Event" shall mean the occurrence of an event, circumstance or condition pursuant to which Parent's right, pursuant to Section 5.8(b) of the Merger Agreement, to receive the Termination Fee first arises.

       (c) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events:

        (i) the Effective Time;

        (ii) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to payment of the Termination Fee set forth in Section 5.8(b) of the Merger Agreement would constitute) a Triggering Event under this Agreement; or

       (iii) the occurrence of the date which is twelve (12) months after termination of the Merger Agreement under circumstances which, if the conditions to payment of the Termination Fee set forth in
             Section 5.8(b) of the Merger Agreement were satisfied, would constitute a Triggering Event under this Agreement, provided no such Triggering Event resulting from the satisfaction of such conditions has occurred prior to the occurrence of such date.

                                     2 - 1

       (d) NOTICE OF TRIGGERING EVENT. The Company shall notify Grantee in writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

       (e) NOTICE OF EXERCISE; CLOSING. In the event that Grantee is entitled to and desires to exercise the Option, it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares (or other Option Securities (as hereinafter defined)) it shall purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than forty
(40) business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this Section shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

       (f) PURCHASE PRICE. At the Option Closing, Grantee shall pay to the Company the aggregate Option Price in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to designate such a bank account shall not preclude Grantee from exercising the Option.

       (g) ISSUANCE OF COMPANY COMMON STOCK. At the Option Closing, simultaneously with the delivery of immediately available funds as provided in
Section 2(f) hereof, the Company shall deliver to Grantee a certificate or certificates representing the number of shares of Company Common Stock (or other Option Securities) purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

       (h) LEGEND. Certificates for Company Common Stock (or other Option Securities) delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

       (i) RECORD GRANTEE; EXPENSES. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company

                                     2 - 2
shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. The Grantee shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

       (j) CONSENTS. The obligation of the Company to issue Option Shares to Grantee hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated and any approval required by the German antitrust laws shall have been obtained; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties shall use their respective best efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof shall be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    3. EVALUATION OF INVESTMENTS. Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively the "Option Securities.")

    4. INVESTMENT INTENT. Grantee represents and warrants that it is entering into this Agreement and is acquiring and/or shall acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable Law.

    5. RESERVATION OF SHARES. The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (ii) that it shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (iii) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto.

    6. LOST OPTIONS. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company shall execute and deliver a new Agreement of like tenor and date.

    7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 7.

                                     2 - 3

       (a) TRANSACTION ADJUSTMENT. In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then purchasable upon exercise of the Option shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

       (b) OPTION PRICE ADJUSTMENT. Whenever the number of shares of Company Common Stock subject to this Option are adjusted pursuant to Section 7(a) the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

    8. REGISTRATION RIGHTS. The Company shall, if requested by the Grantee at any time and from time to time within two (2) years of a Triggering Event (the "Registration Period"), as expeditiously as possible prepare and file up to two registration statements under the Securities Act, in order to permit the sale or other disposition of shares of Company Common Stock that have been acquired by or are issuable to the Grantee upon exercise of the Option ("Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the outstanding Company Common Stock on a fully diluted basis and in no event shall any person or group purchase through such offering shares representing more than 4.9% of the outstanding Company Common Stock on a fully diluted basis (a "Permitted Offering"); provided, however, that any such registration must relate to a number of shares equal to at least 2% of the outstanding shares of Company Common Stock on a fully diluted basis. The Company shall use all reasonable efforts to qualify such shares or other Option Securities under any applicable state securities Laws; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of ninety (90) days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 8 and any sale covered thereby (excluding any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect of shares of Company Common Stock to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal the

                                     2 - 4

Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration. The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the Registration Period, the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting (other than a Registration Statement on Form S-4), it shall, in addition to the Company's other obligations under this Section 8, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that, in its opinion, the number of shares of Company Common Stock requested to be included in such registration exceeds the number which it would be in the best interests of the Company to sell in such offering, the Company shall, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Company Common Stock intended to be included therein) with the shares of Company Common Stock intended to be included therein by Persons other than the Company and Persons to whom the Company owes a contractual obligation not to make such a cut-back. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 8, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 8, only requests relating to a registration statement that has become effective under the Securities Act shall be counted.

    9.  REPURCHASE OF OPTION AND OPTION SHARES.

       (a) REPURCHASE OFFER. Within fifteen (15) business days following the occurrence of a Repurchase Event (as defined herein), the Company shall (i) deliver an offer (an "Option Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Competing Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of shares for which the Option may then be exercised by the Grantee, and (ii) deliver an offer (an "Option Share Repurchase Offer") to repurchase any Option Shares held by Grantee at a price (the "Option Share Repurchase Price") equal to the amount of the Competing Transaction Price multiplied by the number of Option Shares then held by Grantee. The term "Competing Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the consummation of any Competing Transaction or, in the event of a Competing Transaction by way of a sale of assets of the Company, the last per share sale price of Company Common Stock on the fourth trading day following the announcement of such sale. For purposes of this Agreement, "Competing Transaction" shall mean any of the following, other than the transactions with Grantee contemplated by the Merger Agreement: (a) a merger, consolidation, recapitalization, liquidation or other business combination to which the Company or its subsidiary is a party pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction, (b) the acquisition or purchase from the Company of 50% or more of the total outstanding voting securities of the Company, or (c) the acquisition or purchase of all or substantially all of the assets of the Company. If the consideration paid or received in the Competing Transaction shall be other than in cash, the per share value of such consideration (on a fully diluted basis) shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

                                     2 - 5

       (b) REPURCHASE REQUEST. Upon the occurrence of a Repurchase Event and whether or not the Company shall have made an Option Repurchase Offer or Option Share Repurchase Offer under Section 9(a), at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, the Company (i) shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) shall repurchase such number of the Option Shares (to the extent clearly identifiable as such) from the Grantee as the Grantee shall designate at the Option Share Repurchase Price.

       (c) REPURCHASE PROCEDURES. Grantee may (i) accept the Company's Option Repurchase Offer or Option Share Repurchase Offer under Section 9(a) or (ii) exercise its right to require the Company to repurchase the Option or any Option Shares, as the case may be, pursuant to Section 9(b) by a written notice or notices stating that Grantee elects to accept such offer or to require the Company to repurchase the Option or the Option Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five (5) business days, after the surrender to the Company of this Agreement or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 9(c), the Company shall deliver or cause to be delivered to Grantee by wire transfer the Option Repurchase Price or the Option Share Repurchase Price, as the case may be.

       (d) REGULATORY APPROVALS. The Company hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 9. Nonetheless, to the extent that the Company is prohibited under applicable Law from repurchasing the Option or any Option Shares in full, the Company shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is required to deliver pursuant hereto and that it is no longer prohibited from delivering, within five (5) business days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to Section 9(b) hereof is prohibited under applicable Law, from delivering to Grantee the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee may revoke its notice of repurchase of the Option or the Option Shares, respectively, either in whole or in part whereupon, in the case of a revocation in part, the Company shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price or the Option Share Repurchase Price that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Company Common Stock covered by the portion of the Option repurchased or (B) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by the Company described in the second sentence of this
Section 9(d), or shall be scheduled to occur at any time after an Option Repurchase Request Date or valid acceptance of the Company's Option Repurchase Offer but before the expiration of a period ending on the thirtieth day after such notice date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such thirty (30) day period.

       (e) DEFINITION. The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Competing Transaction; provided that the Repurchase Event shall not be deemed to have occurred until the closing of such Competing Transaction.

       (f) REPRESENTATIONS. In connection with any purchase/sale of the Option or the Option Shares pursuant to this Section 9, the Grantee shall be required to represent and warrant to the Company that such Person is the owner of the Option/Option Shares being purchased, free and clear of all adverse claims and that such Person shall deliver good title to such Option/Option Shares to the

                                     2 - 6

Company, free and clear of all adverse claims, upon consummation of any purchase/sale pursuant to this Section 9.

    10. EXTENSION OF TIME FOR REGULATORY APPROVALS. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 9(b) of the Exchange Act by reason of such exercise.

    11. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Grantee as follows:

    AUTHORIZED STOCK. The Company has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act and obtaining any required approval under the German antitrust laws, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Grantee to exercise the Option, and the Company shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other Option Securities which may be issued pursuant to Section 8 upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other Option Securities which may be issuable upon exercise of the Option or any other Option Securities which may be issued pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of the Company.

    12. ASSIGNMENT. The Company may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, other than to a wholly-owned subsidiary of Grantee.

    13. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and the Company shall use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof shall be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    15. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

    16. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage

                                     2 - 7
prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    18. COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    19. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

    20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    22. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by Law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

                                     2 - 8

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                          PERCLOSE, INC.

                                          By:
                                          ---------------------------
                                          Name: Henry A. Plain, Jr.
                                          Title:  President and Chief Executive
                                          Officer

                                          ABBOTT LABORATORIES

                                          By:
                                          ------------------------------
                                          Name: Miles D. White
                                          Title:  Chairman of the Board and
                                          Chief Executive Officer

                                     2 - 9

                                                                         ANNEX 3

                             STOCKHOLDERS AGREEMENT

    STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of July 8, 1999, among Abbott Laboratories, an Illinois corporation ("Parent"), and the stockholders of Perclose, Inc., a Delaware corporation (the "Company"), listed on Schedule A hereto (the "Stockholders").

    WHEREAS, concurrently with the execution of this Agreement, Parent, AL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger (as the same may be further amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement; and

    WHEREAS, the Stockholders own of record and beneficially the shares (the "Shares") of the common stock, par value $0.001 per share, of the Company (the "Company Common Stock") set forth opposite their respective names on Schedule A hereto and wish to enter into this Agreement with respect to the Shares; and

    WHEREAS, in order to induce Parent and Sub to enter into the Merger Agreement, the Stockholders have agreed, upon the terms and subject to the conditions set forth herein, to vote the Shares at a meeting of the Company's stockholders in favor of approval of the Merger.

    NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    1.  AGREEMENT TO VOTE SHARES.

       (a) Subject to Section 1(b) hereof, each of the Stockholders agrees during the term of this Agreement to vote the Shares as to which it has voting power or control, in person or by proxy, in favor of approval of the Merger at the meeting of the stockholders of the Company at which such matter is considered and at any adjournment thereof (the "Stockholder Meeting").

       (b) Notwithstanding anything to the contrary contained herein, the obligations of the Stockholders pursuant to Section 1(a) hereof with respect to such matter to be considered at the Stockholder Meeting are subject to the following conditions:

            (i) Parent shall have performed in all material respects all of its material obligations under the Merger Agreement to have been performed at or prior to the date of such Stockholder Meeting;

            (ii) there shall not be in effect on the date of such Stockholder Meeting any statute, rule, regulation, order or injunction of a court of competent jurisdiction or governmental authority directing that the transactions contemplated by the Merger Agreement not be consummated; and

           (iii) the Form S-4 (as defined in the Merger Agreement) to be filed with the Securities and Exchange Commission (the "Commission") by Parent under the Securities Act of 1933, as amended (the "Act"), to register the common shares, no par value, of Parent to be issued in the Merger shall have become effective under the Act and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order.

    2. NO VOTING TRUSTS. Each of the Stockholders agrees that such Stockholder shall not, nor shall such Stockholder permit any entity UNDER such Stockholder's control to, deposit any of such Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

    3. LIMITATION ON DISPOSITIONS AND PROXIES. During the term of this Agreement, each of the Stockholders agrees not to sell, assign, pledge, transfer or otherwise dispose of (each a "Transfer"), or

                                     3 - 1
grant any proxies with respect to (except for a proxy which is not inconsistent with the terms of this Agreement) any of such Stockholder's Shares.

    4. SPECIFIC PERFORMANCE. Each party hereto acknowledges that it shall be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party shall not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

    5. TERM OF AGREEMENT; Termination. The term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; and (iii) March 31, 2000. Upon such termination, no party shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

    6. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    7. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) business days after deposit in the United States mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

    If to the Stockholders, to the addresses listed on Schedule A hereto.

    With a copy to:

       Wilson Sonsini Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, California 94304
       Attention: Casey McGlynn, Esq.
                Christopher D. Mitchell, Esq.

       Telecopy: (650) 493-6811

    If to Parent:

       Abbott Laboratories
       200 Abbott Park Road
       D-960, AP30
       Abbott Park, IL 60064-6149
       Attention: Senior Vice President
                Hospital Products Division

       Telecopy: (847) 937-2927

                                     3 - 2

    With a copy to:

       Abbott Laboratories
       100 Abbott Park Road
       D-364, AP6D
       Abbott Park, IL 60064-6020
       Attention: Senior Vice President, Secretary and General Counsel
       Telecopy: (847) 938-6277

    With a copy to:

       Skadden, Arps, Slate, Meagher & Flom (Illinois)
       333 West Wacker Drive, Suite 2300
       Chicago, Illinois 60606
       Attention: Charles W. Mulaney, Jr.
       Telecopy: (312) 407-0411

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

    8.  MISCELLANEOUS.

       (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

       (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

       (c) This Agreement may be executed (including by facsimile transmission) in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

       (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

       (e) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Sub.

                                     3 - 3

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          ABBOTT LABORATORIES

                                          By:
                                          -------------------------
                                             Richard A. Gonzalez
                                            Senior Vice President,
                                            Hospital Products

                                          STOCKHOLDERS:

                                          -------------------------
                                          John B. Simpson, M.D.

                                          SIMPSON FAMILY TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          JOHN DAVID SIMPSON TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          FOX HOLLOW, LTD.

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          -------------------------
                                          Henry A. Plain, Jr.

                                     3 - 4

                                          PLAIN FAMILY TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          ALEXANDRA MARIE PLAIN TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          HENRY ALBERT PLAIN III TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          -------------------------
                                          Vaughn D. Bryson

                                          VAUGHN D. BRYSON IRREVOCABLE TRUST

                                          By:
                                          -------------------------
                                             Name:
                                             Title:

                                          -------------------------
                                          James W. Vetter, M.D.

                                          -------------------------
                                          Coy F. Blevins

                                          -------------------------
                                          Serge Lashutka

                                     3 - 5

                                          -------------------------
                                          Randolph E. Campbell

                                          -------------------------
                                          Kenneth E. Ludlum

                                          -------------------------
                                          Mark A. Wan

                                          -------------------------
                                          John G. McCutcheon

                                          -------------------------
                                          Ronald W. Songer

                                          -------------------------
                                          Michael L. Eagle

                                     3 - 6

                                   SCHEDULE A

                                                                                                     NUMBER OF
                                                                                                   OUTSTANDING SH
STOCKHOLDER                                                          C/O MAILING ADDRESS FOR ALL      OWNED(1)
-------------------------------------------------------------------  ----------------------------  --------------
Simpson Family Trust...............................................  400 Saginaw                       1,202,143
                                                                     Redwood City, CA 94063
John B. Simpson....................................................                                           --
John David Simpson Trust...........................................                                       49,200
Fox Hollow, Ltd....................................................                                      356,294
Henry A. Plain, Jr.................................................                                       57,786
Plain Family Trust.................................................                                       95,349
Alexandra Marie Plain Trust........................................                                       20,000
Henry Albert Plain III Trust.......................................                                       20,000
James W. Vetter, M.D...............................................                                      194,992
Vaughn D. Bryson...................................................                                           --
Vaughn D. Bryson Irrevocable Trust.................................                                       30,000
Serge Lashutka.....................................................                                        2,000
Mark A. Wan........................................................                                          633
Ronald W. Songer...................................................                                       66,828
Coy F. Blevins.....................................................                                       28,350
Kenneth E. Ludlum..................................................                                           --
John G. McCutcheon.................................................                                        7,398
Randolph E. Campbell...............................................                                       30,040
Michael L. Eagle...................................................                                           --

------------------------

(1) Ownership shown as of July 6, 1999.

(2) Based on a total of 11,174,966 shares outstanding as of June 30, 1999.

(3) Share holdings as of July 6, 1999.

                                     3 - 7

                                                                         ANNEX 4

        [LOGO]

      222 South Ninth Street
      Minneapolis, MN 55402
      612 342-6000

July 8, 1999

The Board of Directors
Perclose Inc.
199 Jefferson Drive
Menlo Park, CA 94025

Members of the Board:

    In connection with the proposed transaction ("Transaction") in which AL Acquisition Corp., a wholly-owned subsidiary of Abbott Laboratories ("Abbott Labs"), will be merged with and into Perclose Inc. ("Perclose") and Perclose will become a wholly-owned subsidiary of Abbott Labs, you have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Perclose of the proposed consideration to be received by the stockholders of Perclose in the Transaction pursuant to the Agreement referred to below. Under the terms of the Agreement and Plan of Merger (the "Agreement"), at the effective time of the Transaction, each issued and outstanding share of Perclose Common Stock will be converted into shares of Abbott Labs common stock based on an average of the daily closing stock price of Abbott Labs for a specified period ending prior to the stockholders meeting relating to the Transaction. The terms and conditions of the Merger are more fully set forth in the Agreement. The Transaction is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended to be treated as a pooling-of-interests for accounting purposes.

    U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to Perclose in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion, which will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Transaction. Perclose has also agreed to indemnify us against certain liabilities in connection with our services. We acted as a manager of the initial public offering of Perclose Common Stock on November 6, 1995 and secondary public offering of Perclose Common Stock on November 20, 1997. We write research on and make a market in the Common Stock of Perclose. In the ordinary course of our business, we and our affiliates may actively trade securities of Abbott Labs and Perclose for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated July 7, 1999 of the Agreement and Plan of Merger, (ii) certain publicly available financial,

                                     4 - 1
business and operating information related to Abbott Labs, (iii) certain publicly available financial and securities data of Abbott Labs and selected public companies deemed comparable to Abbott Labs, (iv) certain analyst reports on Abbott Labs, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction , (vi) certain publicly available financial, business and operating information relative to Perclose, (vii) certain internal financial information of Perclose on a stand-alone basis prepared for financial planning purposes, and furnished by Perclose management and (viii) certain publicly available financial and securities data of Perclose and selected public companies deemed comparable to Perclose. We had discussions with members of the management of Perclose concerning the financial condition, current operating results and business outlook for Perclose on a stand-alone basis and as a combined company. We also had discussions with members of the management of Abbott Labs concerning the financial condition, current operating results and business outlook for Abbott Labs and as a combined company.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Perclose, Abbott Labs, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Perclose has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurance of the management of Perclose and Abbott Labs that the information provided to us by Perclose and Abbott Labs has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

    We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by Perclose or Abbott Labs. We have also assumed that the Transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the Transaction will be treated as a pooling-of-interests for accounting purposes. In addition, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

    In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Perclose or Abbott Labs, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. We were not authorized to solicit, and did not solicit, other persons regarding a business combination with Perclose.

    This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Perclose or Abbott Labs Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    This opinion is directed to the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

                                     4 - 2

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the stockholders of Perclose in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the stockholders of Perclose as of the date hereof.

                                          Sincerely,

                                          U.S. BANCORP PIPER JAFFRAY INC.

                                     4 - 3

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Restated Article R-VI of Abbott's Restated Articles of Incorporation provides that Abbott shall, in the case of persons who are or were directors or officers of Abbott, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Abbott, or is or was serving at the request of Abbott as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The provisions of Article R-VI are applicable to all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Abbott in advance of the final disposition of such action, suit or proceeding, as authorized by Abbott's Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to indemnification.

    Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person (or his or her personal representatives) who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorney's fees) incurred by such person in connection therewith.

    The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. Abbott's directors and officers are insured under a directors and officers liability insurance policy maintained by Abbott.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        See Index to Exhibits included herewith which is incorporated by reference herein.

    (b) Financial Statement Schedules:

        Not Applicable

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

        (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Abbott Laboratories has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Abbott Park, Illinois, August 25, 1999.

                                              ABBOTT LABORATORIES

                                                                By:

                                                                                     /s/ MILES D. WHITE

                                                                         -----------------------------------------

                                                                                       Miles D. White

                                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jose M. de Lasa and Gary P. Coughlan and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant's Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on August   , 1999.

             /s/ MILES D. WHITE                           /s/ GARY P. COUGHLAN
-------------------------------------------   -------------------------------------------
               Miles D. White                               Gary P. Coughlan
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER AND         SENIOR VICE PRESIDENT, FINANCE AND
                  DIRECTOR                              CHIEF FINANCIAL OFFICER
       (PRINCIPAL EXECUTIVE OFFICER)                 (PRINCIPAL FINANCIAL OFFICER)

        /s/ ROBERT L. PARKINSON, JR.                       /s/ GARY L. FLYNN
-------------------------------------------   -------------------------------------------
          Robert L. Parkinson, Jr.                           Gary L. Flynn
   PRESIDENT, CHIEF OPERATING OFFICER AND            VICE PRESIDENT AND CONTROLLER
                  DIRECTOR                           (PRINCIPAL ACCOUNTING OFFICER)

           /s/ H. LAURANCE FULLER                          /s/ DAVID A. JONES
-------------------------------------------   -------------------------------------------
             H. Laurance Fuller                              David A. Jones
                  DIRECTOR                                      DIRECTOR

     /s/ JEFFREY M. LEIDEN, M.D., PH.D.                   /s/ DAVID A. L. OWEN
-------------------------------------------   -------------------------------------------
       Jeffrey M. Leiden, M.D., Ph.D.                       David A. L. Owen
                  DIRECTOR                                      DIRECTOR

                                                         /s/ ADDISON BARRY RAND
-------------------------------------------   -------------------------------------------
             Boone Powell, Jr.                             Addison Barry Rand
                  DIRECTOR                                      DIRECTOR

                                                           /s/ ROY S. ROBERTS
-------------------------------------------   -------------------------------------------
           W. Ann Reynolds, Ph.D.                            Roy S. Roberts
                  DIRECTOR                                      DIRECTOR

          /s/ WILLIAM D. SMITHBURG                         /s/ JOHN R. WALTER
-------------------------------------------   -------------------------------------------
            William D. Smithburg                             John R. Walter
                  DIRECTOR                                      DIRECTOR

            /s/ WILLIAM L. WEISS
-------------------------------------------
              William L. Weiss
                  DIRECTOR

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                               DOCUMENT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     2.1   Agreement and Plan of Merger, dated as of July 8, 1999, among Abbott Laboratories, AL Acquisition Corp.
           and Perclose, Inc. (Included as Annex 1 to the proxy statement/prospectus included herein.)

     2.2   Stock Option Agreement, dated as of July 8, 1999 between Abbott Laboratories and Perclose, Inc.
           (Included as Annex 2 to the proxy statement/prospectus included herein.)

     3.1   Restated Articles of Incorporation of Abbott Laboratories. (Filed as Exhibit 3.1 to Abbott's Quarterly
           Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 1-2189), and incorporated by reference herein.)

     3.2   Corporate By-laws of Abbott Laboratories. (Filed as Exhibit 3.1 to Abbott's Quarterly Report on Form
           10-Q for the quarter ended March 31, 1999 (File No. 1-2189), and incorporated by reference herein.)

     4.1   Indenture dated as of October 1, 1993, between Abbott Laboratories and Harris Trust and Savings Bank.
           (Filed as Exhibit 4.1 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30,
           1993, on Form 10-Q (File No. 1-2189), and incorporated by reference herein.)

     4.2   Form of 5.6% Note issued pursuant to the Indenture. (Filed as Exhibit 4.2 to Abbott's Quarterly Report
           on Form 10-Q for the quarter ended September 30, 1993 (File No. 1-2189), and incorporated by reference herein.)

     4.3   Form of Medium-Term Note, Series A (Fixed Rate) to be issued pursuant to the Indenture. (Filed as
           Exhibit 4.3 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No.
           1-2189), and incorporated by reference herein.)

     4.4   Form of Medium-Term Note, Series A (Floating Rate) to be issued pursuant to the Indenture. (Filed as
           Exhibit 4.4 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No.
           1-2189), and incorporated by reference herein.)

     4.5   Resolution of Abbott's Board of Directors. (Filed as Exhibit 4.5 to Abbott's Quarterly Report on Form
           10-Q for the quarter ended September 30, 1993 (File No. 1-2189), and incorporated by reference herein.)

     4.6   Actions of the Authorized Officers with respect to Abbott's $200,000,000 5.6% Notes. (Filed as Exhibit
           4.6 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No.
           1-2189), and incorporated by reference herein.)

     4.7   Actions of the Authorized Officers with respect to Abbott's Medium-Term Notes, Series A. (Filed as
           Exhibit 4.7 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No.
           1-2189), and incorporated by reference herein.)

     4.8   Officers' Certificate and Company Order with respect to Abbott's $200,000,000 5.6% Notes. (Filed as
           Exhibit 4.8 to Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No.
           1-2189), and incorporated by reference herein.)

     4.9   Form of 6.8% Note issued pursuant to Indenture. (Filed as Exhibit 4.9 to Abbott's Annual Report on Form
           10-K for the year ended December 31, 1995 (File No. 1-2189), and incorporated by reference herein.)

     4.10  Actions of Authorized Officers with respect to Abbott's $150,000,000 6.8% Notes. (Filed as Exhibit 4.10
           to Abbott's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-2189), and incorporated by reference herein.)

     4.11  Officers' Certificate and Company Order with respect to Abbott's $150,000,000 6.8% Notes. (Filed as
           Exhibit 4.11 to Abbott's Annual Report on Form 10-K for the year ended December 31, 1995 (File No.
           1-2189), and incorporated by reference herein.)

EXHIBIT
NUMBER                                               DOCUMENT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     4.12  Resolution of Abbott's Board of Directors relating to the 6.4% Notes. (Filed as Exhibit 4.12 to Abbott's
           Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-2189), and incorporated by reference herein.)

     4.13  Form of $50,000,000 6.4% Note issued pursuant to Indenture. (Filed as Exhibit 4.13 to Abbott's Annual
           Report on Form 10-K for the year ended December 31, 1996 (File No. 1-2189), and incorporated by reference herein.)

     4.14  Form of $200,000,000 6.4% Note issued pursuant to Indenture. (Filed as Exhibit 4.14 to Abbott's Annual
           Report on Form 10-K for the year ended December 31, 1996 (File No. 1-2189), and incorporated by reference herein.)

     4.15  Actions of Authorized Officers with respect to Abbott's 6.4% Notes. (Filed as Exhibit 4.15 to Abbott's
           Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-2189), and incorporated by reference herein.)

     4.16  Officers' Certificate and Company Order with respect to Abbott's 6.4% Notes. (Filed as Exhibit 4.16 to
           Abbott's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-2189), and incorporated by reference herein.)

     4.17  Form of $200,000,000 6.0% Note issued pursuant to Indenture. (Filed as Exhibit 4.2 to Abbott's Quarterly
           Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

     4.18  Actions of Authorized Officers with respect to Abbott's 6.0% Note. (Filed as Exhibit 4.3 to Abbott's
           Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

     4.19  Officers' Certificate and Company Order with respect to Abbott's 6.0% Note. (Filed as Exhibit 4.4 to
           Abbott's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

     4.20  Form of $200,000,000 5.40% Note issued pursuant to Indenture. (Filed as Exhibit 4.2 to Abbott's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

     4.21  Actions of Authorized Officers with respect to Abbott's 5.40% Note. (Filed as Exhibit 4.3 to Abbott's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

     4.22  Officers' Certificate and Company Order with respect to Abbott's 5.40% Note. (Filed as Exhibit 4.4 to
           Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

           Other debt instruments are omitted in accordance with Item 601(b)(4)(iii)(A) of
           Regulation S-K. Copies of such agreements will be furnished to the Securities and Exchange Commission upon request.

     5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).

     8.1   Tax opinion of Wilson Sonsini Goodrich & Rosati.

    10.1   Supplemental Plan Abbott Laboratories Extended Disability Plan. (Filed as pages 50-51 to Abbott's Annual
           Report on Form 10-K for the year ended December 31, 1992 (File No. 1-2189), and incorporated by reference herein.)

    10.2   The Abbott Laboratories 1986 Incentive Stock Program. (Filed as Exhibit 10.2 to Abbott's Annual Report
           on Form 10-K for the year ended December 31, 1997 (File No. 1-2189), and incorporated by reference herein.)

    10.3   The Abbott Laboratories 1991 Incentive Stock Program. (Filed as Exhibit 10.3 to Abbott's Annual Report
           on Form 10-K for the year ended December 31, 1997 (File No. 1-2189), and incorporated by reference herein.)

EXHIBIT
NUMBER                                               DOCUMENT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
    10.4   Abbott Laboratories 401(k) Supplemental Plan. (Filed as Exhibit 10.7 to Abbott's Annual Report on Form
           10-K for the year ended December 31, 1993 (File No. 1-2189), and incorporated by reference herein.)

    10.5   Abbott Laboratories Supplemental Pension Plan. (Filed as Exhibit 10.1 to Abbott's Quarterly Report on
           Form 10-Q for the quarter ended June 30, 1998 (File No. 1-2189), and incorporated by reference herein.)

    10.6   The 1986 Abbott Laboratories Management Incentive Plan. (Filed as Exhibit 10.7 to Abbott's Quarterly
           Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-2189), and incorporated by reference herein.)

    10.7   Abbott Laboratories Non-Employee Directors' Fee Plan. (Filed as Exhibit 10.9 to Abbott's Annual Report
           on Form 10-K for the year ended December 31, 1998 (File No. 1-2189), and incorporated by reference herein.)

    10.8   The Abbott Laboratories 1996 Incentive Stock Program. (Filed as Exhibit 10.9 to Abbott's Annual Report
           on Form 10-K for the year ended December 31, 1997 (File No. 1-2189), and incorporated by reference herein.)

    10.9   1998 Abbott Performance Incentive Plan. (Filed as Exhibit 10.1 to Abbott's Quarterly Report on Form 10-Q
           for the quarter ended March 31, 1998 (File No. 1-2189), and incorporated by reference herein.)

    23.1   Consent of Arthur Andersen LLP, independent public accountants to Abbott Laboratories.

    23.2   Consent of Ernst & Young LLP, independent auditors of Perclose, Inc.

    23.3   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois). (Included in Exhibit 5.1 hereto.)

    23.4   Consent of Wilson Sonsini Goodrich & Rosati. (Included in Exhibit 8.1 hereto.)

    24.1   Power of Attorney of certain directors and officers of Abbott Laboratories. (Included on the signature page of this registration statement.)

    99.1   Form of Proxy Card.

    99.2   Consent of U.S. Bancorp Piper Jaffray, Inc.